    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1997
                                                 REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        AFFILIATED MANAGERS GROUP, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             6719                            04-32-18510
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)     Classification Code Number)            Identification No.)

                            ------------------------
                      TWO INTERNATIONAL PLACE, 23RD FLOOR
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 747-3300
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                            ------------------------
                                WILLIAM J. NUTT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        AFFILIATED MANAGERS GROUP, INC.
                      TWO INTERNATIONAL PLACE, 23RD FLOOR
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 747-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

            MARTIN CARMICHAEL III, P.C.                             DAVID B. HARMS, ESQ.
            GOODWIN, PROCTER & HOAR LLP                             SULLIVAN & CROMWELL
                   Exchange Place                                     125 Broad Street
            Boston, Massachusetts 02109                           New York, New York 10004
                   (617) 570-1000                                      (212) 558-4000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
================================================================================

        TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM
           SECURITIES TO BE                           AGGREGATE                              AMOUNT OF
             REGISTERED(1)                        OFFERING PRICE(2)                      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                         $10,000,000                              $3,031

================================================================================
(1) The shares of Common Stock are not being registered for the purpose of offers or sales outside the United States.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
     BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1997
                                 ,000,000 SHARES
[LOGO]                  AFFILIATED MANAGERS GROUP, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     Of the   ,000,000 shares of Common Stock offered,   ,000,000 are being
offered hereby in the United States and ,000,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Prior to these offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering
price per share will be between $      and $        . For factors to be
considered in determining the initial public offering price, see "Underwriting".

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Application will be made to list the Common Stock on the New York Stock Exchange under the symbol " ".
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                            INITIAL PUBLIC       UNDERWRITING       PROCEEDS TO
                                            OFFERING PRICE        DISCOUNT(1)        COMPANY(2)
                                            ---------------      -------------      ------------
Per Share................................       $                   $                $
Total(3).................................       $                   $                $

---------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting estimated expenses of $       payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional shares as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the Company will be $ , $ and $ , respectively. See "Underwriting".
                            ------------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about , 1997, against payment therefor in immediately available funds. GOLDMAN, SACHS & CO.
                               ALEX. BROWN & SONS
                                    INCORPORATED

                                                             MERRILL LYNCH & CO.
                            ------------------------

        The date of this Prospectus is                          , 1997.

DESCRIPTION OF GRAPHICS:

                    ASSETS UNDER MANAGEMENT -- AT PERIOD END
      (PRO FORMA AT JUNE 30, 1997 INCLUDING GEOCAPITAL AND TWEEDY, BROWNE)

     [GRAPHICAL DEPICTION OF GROWTH IN ASSETS UNDER MANAGEMENT FROM JUNE 30, 1994 TO JUNE 30, 1997; VERTICAL AXIS OF ASSETS UNDER MANAGEMENT (IN BILLIONS) RANGING FROM $0 TO $45 BILLION; HORIZONTAL AXIS IS CHRONOLOGY OF JUNE 1994 THROUGH JUNE 1997; GRAPH INCLUDES INDICATION OF APPROXIMATE DATE THE COMPANY COMPLETED EACH OF ITS TEN INVESTMENTS; LINE GRAPH BEGINS AT APPROXIMATELY $1 BILLION IN JUNE 1994 AND RISES TO APPROXIMATELY $41 BILLION IN JUNE 1997.]

                        PRO FORMA EBITDA CONTRIBUTION(1)
                         SIX MONTHS ENDED JUNE 30, 1997
                   BY CLIENT TYPE, ASSET CLASS AND GEOGRAPHY

     [PIE CHART DISPLAY OF PRO FORMA EBITDA CONTRIBUTION FOR SIX MONTHS ENDED JUNE 30, 1997 BY CLIENT TYPE, ASSET CLASS AND GEOGRAPHY; FIRST PIE CHART DEPICTING EBITDA CONTRIBUTION BY CLIENT TYPE SHOWING INSTITUTIONAL, MUTUAL FUNDS, HIGH NET WORTH AND OTHER ASSET TYPES REPRESENTING 49%, 29%, 15% AND 7% OF EBITDA CONTRIBUTION, RESPECTIVELY; SECOND PIE CHART DEPICTING ASSET CLASS EBITDA CONTRIBUTION WITH EQUITIES, TACTICAL ASSET ALLOCATION/CURRENCIES AND FIXED INCOME AT 83%, 12% AND 5%, RESPECTIVELY; THIRD PIE CHART DEPICTING EBITDA CONTRIBUTION BY GEOGRAPHY WITH DOMESTIC INVESTMENTS AND GLOBAL INVESTMENTS(2) REPRESENTING 64% AND 36%, RESPECTIVELY.]

(1) EBITDA CONTRIBUTION REPRESENTS THE FREE CASH FLOW OF AN AFFILIATE (AS DEFINED ON PAGES 21 AND 3, RESPECTIVELY) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION OF THAT AFFILIATE ALLOCATED TO AFFILIATED MANAGERS GROUP, INC. ("AMG") BY THAT AFFILIATE. AGGREGATE EBITDA CONTRIBUTIONS FOR ALL AFFILIATES EQUAL AMG'S EBITDA (EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION) BEFORE HOLDING COMPANY EXPENSES. EBITDA CONTRIBUTION ACROSS ALL AFFILIATES BY ASSET CLASS, CLIENT TYPE, AND GEOGRAPHY OF INVESTMENT IS DETERMINED BY EMPLOYING THE FOLLOWING
    CONVENTION: EACH AFFILIATE'S EBITDA CONTRIBUTION FOR THAT PERIOD IS MULTIPLIED BY THE PERCENTAGE OF ITS PERIOD END ASSETS UNDER MANAGEMENT IN THE RELEVANT CATEGORY. THE SUM OF THE EBITDA CONTRIBUTION BY CATEGORY FOR ALL AFFILIATES CONSTITUTES THE EBITDA CONTRIBUTION TO AMG IN THAT CATEGORY FOR THE PERIOD.

(2) GLOBAL INVESTMENTS CONSIST OF ACCOUNTS INVESTED PRIMARILY IN NON-U.S. MARKETABLE SECURITIES.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. In this Prospectus, unless otherwise indicated, the financial information for Affiliated Managers Group, Inc. ("AMG" or the "Company") as of any date or for any period gives pro forma effect to each of the investments the Company has made to date and the related financings as if each such transaction had been completed as of such date or the beginning of such period. Except as otherwise indicated, all references in this Prospectus to "assets under management" include assets directly managed as well as assets underlying overlay strategies which employ futures, options or other derivative securities to achieve a particular investment objective.

                                  THE COMPANY

     AMG is a leading asset management holding company which acquires majority interests in mid-sized investment management firms. The Company's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms. With the completion of its investment in Tweedy, Browne Company LLC ("Tweedy, Browne"), the Company's most recent and largest investment to date, AMG has grown since its founding in December 1993 to ten investment management firms (the "Affiliates") with over $40 billion in assets under management.

     AMG has developed an innovative transaction structure (the "AMG Structure") which it believes is a superior succession planning alternative for growing mid-sized investment management firms. The Company believes that the AMG Structure appeals to target firms for both financial and operational reasons:

     - The AMG Structure allows owners of mid-sized investment management firms to sell a portion of their interest, while ongoing management retains a significant ownership interest, with the opportunity to realize value for that interest in the future.

     - The AMG Structure provides management of each Affiliate with autonomy over the day-to-day operations of their firm, and includes a revenue sharing arrangement which provides that a specified percentage of revenues are retained to pay operating expenses at the discretion of the Affiliate's management.

     The Company believes that the AMG Structure distinguishes AMG from other acquirors of investment management firms which generally seek to own 100% of their target firms and, in many cases, seek to participate in the day-to-day management of such firms. AMG believes that the opportunity for managers of each Affiliate to realize the value of their retained equity interest makes the AMG Structure particularly appealing to managers of firms who anticipate strong future growth and provides those managers with an ongoing incentive to continue to grow their firm.

     AMG's Affiliates have achieved substantial internal growth in assets under management. For the six months ended June 30, 1997, the Affiliates increased their assets under management 49%. Tweedy, Browne, AMG's largest Affiliate (based on EBITDA Contribution, as defined on page 2), achieved growth of 34% in assets under management for the same period. The Affiliates manage assets across a diverse range of investment styles, asset classes and client types, with significant participation in fast-growing segments such as equities, global investments and mutual funds. For the six months ended June 30, 1997, investments in equity securities represented 83% of EBITDA Contribution, while global investments represented 36% of EBITDA Contribution. For the same period, mutual fund assets represented 29% of EBITDA Contribution. The three largest Affiliate mutual funds, Tweedy, Browne American Value, Tweedy, Browne Global Value and Skyline Special Equities, are rated "five," "four" and "five" stars, respectively, by Morningstar, Inc., and these funds' assets increased 70%, 43% and 58%, respectively, for the six months ended June 30, 1997.

     AMG believes that significant opportunities exist for future growth through acquisitions of equity interests in additional mid-sized investment management firms. The Company estimates that there are approximately 1,200 firms in the United States, Canada, and the United Kingdom in this category (which the Company generally defines as firms with assets under management of between $500 million and $10 billion). AMG believes that, in the coming years, a substantial number of investment opportunities will arise as founders of such firms approach retirement age and begin to plan for succession. The Company also anticipates that there will be significant additional investment opportunities among firms which are currently wholly-owned by larger entities. AMG believes that it is well positioned to take advantage of these investment opportunities because it has a management team with substantial industry experience and expertise in structuring and negotiating transactions, as well as a highly organized process for identifying and contacting investment prospects.

                                 AMG AFFILIATES

     AMG's Affiliates are listed below in alphabetical order. Unless otherwise indicated, AMG owns a majority of each Affiliate:

                                                                                               ASSETS UNDER
                                                                                              MANAGEMENT AS
                                                            PRINCIPAL           DATE OF      OF JUNE 30, 1997
                      AFFILIATE                            LOCATION(S)         INVESTMENT    ----------------
-----------------------------------------------------  --------------------  --------------   (IN MILLIONS)
The Burridge Group LLC ("Burridge")..................  Chicago               December 1996       $  1,342
First Quadrant, L.P.; First Quadrant Limited
  (collectively, "First Quadrant")...................  Pasadena, CA;         March 1996            24,397(1)
                                                       London
GeoCapital, LLC ("GeoCapital").......................  New York              1997                   2,140
Gofen and Glossberg, L.L.C. ("Gofen and Glossberg")..  Chicago               May 1997               3,481
J.M. Hartwell Limited Partnership ("Hartwell").......  New York              May 1994                 403
Paradigm Asset Management Company, LLC
  ("Paradigm")(2)....................................  New York              May 1995               1,627
Renaissance Investment Management ("Renaissance")....  Cincinnati            November 1995          1,387
Skyline Asset Management, L.P. ("Skyline")...........  Chicago               August 1995              977
Systematic Financial Management, L.P.
  ("Systematic").....................................  Fort Lee, NJ          May 1995                 854
Tweedy, Browne Company LLC ("Tweedy, Browne")........  New York;             1997                   4,584
                                                       London
                                                                                             ----------------
    Total............................................                                            $ 41,192
                                                                                             =============

---------------

(1) Includes assets directly managed as well as assets underlying overlay strategies which employ futures, options or other derivative securities to achieve a particular investment objective.

(2) AMG owns less than 50% of Paradigm.

                                 THE OFFERINGS

Common Stock offered(1):
     United States Offering.............  shares
     International Offering.............  shares
          Total.........................  shares
Common Stock to be outstanding after the
  Offerings(1)(2).......................  shares
Use of proceeds.........................  The net proceeds to the Company from the offering made in the United States (the "U.S. Offering") and
                                          the concurrent international offering (the
                                          "International Offering" and, together with the
                                          U.S. Offering, the "Offerings") are estimated to be
                                          $          , substantially all of which are
                                          expected to be used to reduce indebtedness of the
                                          Company. See "Use of Proceeds".
Proposed New York Stock Exchange
  symbol................................  Application will be made to list the Common Stock on the New York Stock Exchange ("NYSE") under the
                                          symbol "       ".

---------------

(1) Does not include shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment options. See "Underwriting".

(2) Excludes           shares of Common Stock reserved for issuance pursuant to
    the Company's 1995 Incentive Stock Plan (the "1995 Plan") and the Company's 1997 Stock Option and Incentive Plan (the "1997 Stock Plan"). See "Management -- Compensation, Benefit and Retirement Plans".

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors" before purchasing shares of the Common Stock offered by this Prospectus.
                            ------------------------

     Unless otherwise indicated, information in this Prospectus assumes no exercise of the Underwriters' over-allotment options and has been adjusted to reflect: (i) exercise of all warrants to purchase shares of the Company's convertible preferred stock (the "Convertible Preferred Stock"), the conversion of all outstanding shares of Convertible Preferred Stock into shares of Common Stock and the issuance of shares of Common Stock to the shareholders of an Affiliate, in each case upon consummation of the Offerings; and (ii) a for 1 stock split of the Common Stock, effected in the form of a stock dividend as of the date of this Prospectus (collectively, the "Recapitalization"). Except as otherwise indicated, all references in this Prospectus to "Common Stock" include the Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock"), which is not being offered in the Offerings, and the Common Stock.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical consolidated statement of operations data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company. The Company's consolidated financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and are included elsewhere in this Prospectus, together with the report of Coopers & Lybrand L.L.P. thereon. The summary historical consolidated income statement data for the six months ended June 30, 1996 and 1997 and balance sheet data at June 30, 1997, presented below, were derived from the Company's unaudited consolidated financial statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended June 30, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for the full year. The unaudited pro forma consolidated financial information is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results. This summary historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements and the notes thereto, the Company's Unaudited Pro Forma Consolidated Financial Information and the notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                                 HISTORICAL
                                           -------------------------------------------------------                    PRO FORMA
                                                                                                      PRO FORMA      AS ADJUSTED
                                              YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED      SIX MONTHS     SIX MONTHS
                                                                                    JUNE 30,            ENDED           ENDED
                                           ------------------------------     --------------------     JUNE 30,       JUNE 30,
                                            1994       1995        1996        1996         1997       1997(1)       1997(1)(2)
                                           ------     -------     -------     -------     --------    ----------    -------------
                                                           (IN THOUSANDS, EXCEPT AS INDICATED AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues................................   $5,374     $14,182     $50,384     $19,495     $ 32,870     $ 65,562        $
Operating expenses:
 Compensation and related expenses......    3,591       6,018      21,113       7,945       11,222       19,259
 Amortization of intangible assets......      741       4,157       7,943       1,611        1,962        7,496
 Depreciation and other amortization....       19         133         932         270          671        1,531
 Other operating expenses...............    1,000       2,567      13,114       5,693       13,232       16,861
                                           ------     -------     -------     -------     --------    ----------    -------------
   Total operating expenses.............    5,351      12,875      43,102      15,519       27,087       45,147
                                           ------     -------     -------     -------     --------    ----------    -------------
Operating income........................       23       1,307       7,282       3,976        5,783       20,415
Non-operating (income) and expenses:
 Investment and other income............     (966)       (265)       (336)       (408)        (438)        (442)
 Interest expense.......................      158       1,245       2,747       1,311        1,707       15,647
                                           ------     -------     -------     -------     --------    ----------    -------------
                                             (808)        980       2,411         903        1,269       15,205
                                           ------     -------     -------     -------     --------    ----------    -------------
Income before minority interest, income
 taxes and extraordinary item...........      831         327       4,871       3,073        4,514        5,210
Minority interest.......................     (305)     (2,541)     (5,969)     (2,305)      (3,632)      (8,563)
                                           ------     -------     -------     -------     --------    ----------    -------------
Income (loss) before income taxes.......      526      (2,214)     (1,098)        768          882       (3,353)
Income taxes (benefit)..................      699         714         181         (22)          95          694
                                           ------     -------     -------     -------     --------    ----------    -------------
Income (loss) before extraordinary
 item...................................     (173)     (2,928)     (1,279)        790          787       (4,047)
Extraordinary item......................       --          --        (983)       (983)          --           --
                                           ------     -------     -------     -------     --------    ----------    -------------
Net income (loss).......................   $ (173)    $(2,928)    $(2,262)    $  (193)    $    787     $ (4,047)       $
                                           ======     =======     =======     =======     ========    ==========    ==============
Net income (loss) per share(3)..........   $          $           $           $           $            $               $
                                           ======     =======     =======     =======     ========    ==========    ==============
OTHER FINANCIAL DATA
Assets under management (at period end,
 in millions)...........................   $  755     $ 4,615     $19,051     $16,048     $ 34,468     $ 41,192        $
EBITDA(4)...............................    1,444       3,321      10,524       3,960        5,222       21,321
Cash net income(5)......................      587       1,362       7,596       2,671        3,420        4,980
BALANCE SHEET DATA (AT PERIOD END)
Current assets.......................................................................     $ 26,027     $ 33,687        $
Intangible assets....................................................................       79,060      398,329
Total assets.........................................................................      114,010      453,065
Current liabilities..................................................................       13,117       21,022
Senior debt..........................................................................       48,900      285,275
Subordinated debt....................................................................           --       59,600
Total liabilities....................................................................       66,044      364,299
Minority interest....................................................................        8,545        8,545
Preferred stock......................................................................       43,976       84,776
Stockholders' equity.................................................................       39,421       80,221

(1) Pro forma data give effect to: (i) the investments made during the year ended December 31, 1996 and the six months ended June 30, 1997 (the "Prior Investments"); (ii) the recent investments in Tweedy, Browne and GeoCapital which occurred subsequent to June 30, 1997, including the issuance of $9.6 million of Class D Convertible Preferred Stock in connection with the investment in GeoCapital (the "Subsequent Investments"); and (iii) cash received from borrowings under the Company's new $300 million senior credit facility, from the issuance of $60 million face amount of subordinated debt and from the issuance of $30 million of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock in connection with the Subsequent Investments (the "Recent Financing"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Consolidated Financial Information and the notes thereto included elsewhere in this Prospectus.

(2) Pro forma as adjusted data give effect to: (i) the Recapitalization; and
    (ii) the sale of      shares of Common Stock in the Offerings (at an assumed
    initial public offering price of $     per share) and the receipt and
    application of the estimated net proceeds therefrom. The Company will record, in the quarter in which the Offerings are consummated, an extraordinary loss on retirement of debt, net of related tax benefit. As of June 30, 1997, the amount of such loss was estimated to be $ million. See "Use of Proceeds" and "Capitalization".

(3) Net income (loss) per share is calculated using the weighted average number of common and common equivalent shares outstanding for the periods indicated and gives effect to the Recapitalization. Using Securities and Exchange Commission (the "Commission") directives for companies contemplating an initial public offering, stock options and restricted stock issued within one year of an initial public offering have been included as outstanding shares using the treasury stock method for all periods presented. In addition, the Company's shares of Convertible Preferred Stock are considered common equivalent shares, since their respective dates of issuance, as they convert to shares of Common Stock immediately prior to the consummation of the Offerings.

(4) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company has included EBITDA data because it is one measure in determining the operating performance of the Company. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

(5) Cash net income represents earnings after income taxes but before depreciation and amortization and extraordinary items. The Company has included cash net income data because it is one measure in determining the operating performance of the Company. Cash net income is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of matters discussed in the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, prospective investors should consider carefully the risk factors listed below in evaluating an investment in the shares of Common Stock offered by this Prospectus.

RISKS ASSOCIATED WITH GROWTH STRATEGY AND INVESTMENTS; CAPITAL REQUIREMENTS

     The Company's growth strategy includes acquiring ownership interests in investment management firms. To date, AMG has invested in ten such firms and intends to continue this investment program in the future, subject to its ability to locate suitable investment management firms in which to invest and its ability to negotiate agreements with such firms on acceptable terms. There can be no assurance that AMG will be successful in locating or investing in such firms or that any of such firms will have favorable operating results. In addition, the Company has an operating history of fewer than four years and during such time has experienced net losses. Although the Company has experienced significant growth in recent periods, such growth has largely been attributable to recent investments and such growth may not be sustainable. There also can be no assurance that as the Company continues its investment strategy it will not experience net losses in the future.

     The Company's acquisitions of interests in investment management firms require substantial capital investments. Although the Company believes that its existing cash resources and cash flow from operations will be sufficient to meet the Company's working capital needs for normal operations for the foreseeable future, these sources of capital are not expected to be sufficient to fund anticipated investments. Therefore, the Company will need to raise capital through the incurrence of additional long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions in order to complete further investments. This could result in dilution of existing equity positions, increased interest expense or decreased net income. In addition, significant capital requirements associated with such investments may impair the Company's ability to pay dividends (although the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future). There can be no assurance that acceptable financing for future investments can be obtained on suitable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

SIGNIFICANT INVESTMENT

     The Company has recently completed its investment in Tweedy, Browne (the "Tweedy, Browne Investment"). The Tweedy, Browne Investment represents the Company's single largest investment to date, with an aggregate purchase price of approximately $300 million. The addition of Tweedy, Browne significantly increases the aggregate size of AMG's revenue base and represents a significant percentage of its overall revenues. Poor financial performance by Tweedy, Browne would have an adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

LIENS ON INTERESTS IN AFFILIATES; LIMITATIONS ON PAYMENT OF DISTRIBUTIONS BY AFFILIATES; CONTINGENT REPURCHASE OBLIGATIONS

     Because AMG is structured as a holding company, substantially all of the cash flow at the parent company level consists of distributions received from the Affiliates. Borrowings under AMG's new $300 million senior credit facility (the "Credit Facility") with a syndicate of banks managed by Chase Manhattan
Bank, of which $     will be outstanding upon completion of the Offerings (at an
assumed initial public offering price of $     per share) and the receipt and
application of the proceeds therefrom, are secured by AMG's interests in the Affiliates.

     While AMG's agreements with the Affiliates contain provisions pursuant to which each Affiliate has agreed to pay to AMG a specified percentage of such Affiliate's gross revenues, there can be no assurance that distributions will always be made by the Affiliates to AMG or as to the amounts of any distributions. See "Business -- AMG Structure and Relationship with Affiliates -- Allocation of Affiliate Revenues and Cash Flows". In the organizational documents of each Affiliate, the distributions to AMG represent only a portion of the cash flow of the Affiliate, with the remainder being retained by the Affiliate or distributed to its management team. In addition, the payment of distributions to AMG may be subject to limitations under the laws of the jurisdiction of organization of each of the Affiliates, regulatory requirements, claims of creditors of each such Affiliate and applicable bankruptcy and insolvency laws.

     In connection with its investments in each of its Affiliates, AMG has agreed to purchase ownership interests retained by the Affiliate's management team in certain amounts, at certain times and at certain prices. Consequently, AMG may be required to pay cash or issue new shares of Common Stock to its Affiliates' managers, and its ownership interests in its Affiliates may change from time to time. See "Business -- AMG Structure and Relationship with Affiliates -- Capitalization of Retained Interest".

RISKS RELATED TO GOODWILL

     On a pro forma basis at June 30, 1997, the Company's total assets were approximately $453 million, of which approximately $398 million was classified as goodwill, net of accumulated amortization. Goodwill is the excess of acquisition cost over the fair value of net assets acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over periods ranging from 13 to 30 years, which, pro forma for all investments in Affiliates to date, would have resulted in a charge to operations of $7.5 million for the six months ended June 30, 1997. The Company evaluates each investment and establishes an appropriate amortization period based on the underlying facts and circumstances. Subsequent to each investment, the Company reevaluates, on a regular basis, such facts and circumstances to determine if the related goodwill continues to be realizable and if the amortization period continues to be appropriate. In 1995 and 1996, such a reevaluation resulted in the write-off of approximately $2.5 million and $4.6 million of unamortized goodwill, respectively. Although at June 30, 1997, the net unamortized balance of goodwill is not considered to be impaired, any such future determination requiring the write-off of a significant portion of unamortized goodwill could adversely affect the Company's results of operations and financial position. In addition, the Company intends to invest in additional investment management firms in the future. The Company expects that such investments will result in the recognition of additional goodwill which will cause further increases in amortization expense.

COMPETITION

     The market for partial or total acquisitions of interests in investment management firms is highly competitive. Numerous companies, both privately and publicly held, including commercial and investment banks, insurance companies, and investment management firms and holding companies, most of which have longer established operating histories and significantly greater resources than the Company, make investments in and acquire investment management firms. Certain of the Company's principal stockholders also pursue investments in, and acquisitions of, investment management firms and the Company may, from time to time, encounter competition from such principal stockholders with respect to certain investments. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market or that such competition will not make it more difficult or impracticable for the Company to make investments in investment management firms. See "Business -- Competition".

     The investment management business is also highly competitive. Each of the Affiliates competes with a broad range of investment managers, including public and private investment advisers as well as affiliates of securities broker-dealers, banks, insurance companies and other entities. From time to time, Affiliates may also compete with each other for clients. Many of the Affiliates' competitors have greater resources than any of the Affiliates and than the Company and the Affiliates on a consolidated basis. The Company believes that each Affiliate's ability to compete effectively with other firms is dependent upon the Affiliate's products, level of investment performance and client service, as well as the marketing and distribution of its investment products. See "Business -- Competition".

DEPENDENCE ON KEY MANAGEMENT

     The Company is highly dependent on its senior management including its President and Chief Executive Officer, Mr. Nutt, and the senior management of its Affiliates. The loss of key management personnel or an inability to attract, retain and motivate sufficient numbers of qualified management personnel on the part of the Company or any of its Affiliates would adversely affect the Company's business. The market for investment managers is extremely competitive and is increasingly characterized by frequent movement by managers among different firms. In addition, relationships at the Affiliate level between individual investment managers and the firm's clients often become personalized and the loss of a key manager of an Affiliate could jeopardize the Affiliate's relationships with its clients and lead to the loss of client accounts at such Affiliate. Losses of such accounts could have a material adverse effect on the results of operations and financial condition of the Affiliate and the Company. Although the Company uses a combination of economic incentives, vesting provisions, non-solicitation agreements and, in some instances, employment agreements as a means of seeking to retain key managers at each of the Affiliates, there can be no assurance that key managers will remain with their respective firms.

SHORT TERM CONTRACTS; CHANGES IN ECONOMIC AND MARKET CONDITIONS

     Substantially all of the Affiliates' revenues are derived from investment management contracts which are typically terminable, without the payment of a penalty, in the case of contracts with mutual fund clients, upon 60 days' notice, and, in the case of institutional contracts, upon 30 days' notice. Because of this, clients of the Affiliates may withdraw funds from accounts under management by the Affiliates generally in their sole discretion. These contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion also provide for the payment of fees based on investment performance. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have a material effect on the Company's consolidated results of operations and financial condition. Changes in the investment patterns of clients will also affect the total assets under management. In addition, in the case of contracts which provide for the payment of performance-based fees, the investment performance of the Affiliates will affect the Company's consolidated results of operations and financial condition.

     The investment management business is highly competitive and fees vary among investment managers. Some of the Affiliates' fees are higher than those of other investment managers for similar types of investment services. Each Affiliate's ability to maintain its fee structure in a competitive environment is dependent on the ability of the Affiliate to provide clients with investment returns and service that will cause clients to be willing to pay those fees. There can be no assurance that any given Affiliate will be able to retain its fee structure or, with such fee structure, retain its clients in the future.

     The financial markets and the investment management industry have experienced record performance and record growth in recent years. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by the Affiliates and may adversely affect assets under management and/or fees at the Affiliate level, which would reduce cash flow distributable to the Company.

REGULATION

     The business of each of the Affiliates is highly regulated at both the federal and state levels and the business of certain of the Affiliates is subject to the authority of non-U.S. regulators. The failure of an Affiliate to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, including revocation of an Affiliate's registration as an investment adviser, commodity trading advisor or broker-dealer. In addition, applicable law provides that the investment management contracts under which Affiliates manage assets for other parties either terminate automatically if assigned, or are not assignable unless the applicable client consents to the assignment. Assignment, as generally defined, includes direct assignments as well as assignments which may be deemed to occur, under certain circumstances, upon the direct or indirect transfer of a "controlling block" of the voting securities of an Affiliate. Moreover, applicable law provides that all investment contracts with mutual fund clients may be terminated by such clients, without penalty, upon no later than 60 days' notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days' notice. Tweedy, Browne is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as a broker-dealer and thus is subject to extensive regulation with respect to sales methods, trading practices, the use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. In addition to the Exchange Act, federal laws applicable to the Company and the Affiliates include the Commodity Exchange Act, the Employee Retirement Income Security Act of 1974 ("ERISA") and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). See "Business -- Government Regulation".

     AMG itself does not manage investments for clients, does not provide any investment management services and, therefore, is not registered as an investment adviser under federal or state law.

AUTONOMY OF AFFILIATES' MANAGEMENT PRACTICES AND POLICIES

     Although AMG retains the authority to prevent certain types of activities by the Affiliates pursuant to its agreements with the Affiliates, the Affiliates are authorized to manage and conduct their own day- to-day operations, including matters relating to personnel, investment management policies and fee structures, product development, client relationships, compensation programs and compliance activities. Accordingly, under these agreements, AMG generally is limited in its ability to alter Affiliate decisions, policies and strategies. Similarly, an Affiliate's non-compliance with regulatory requirements that AMG might detect if it operated the business of the Affiliates itself may not be detected by AMG as quickly, if at all. See "Risk Factors -- Regulation". In addition, because each Affiliate is responsible for its own marketing and client relations, Affiliates may, from time to time, compete with each other for clients. See "Business -- AMG Structure and Relationship with Affiliates".

EXPOSURE TO LIABILITY

     Certain of the Company's existing Affiliates are organized as partnerships that include the Company as a general partner. Consequently, to the extent any such Affiliate incurs liabilities or expenses which exceed its ability to pay or fulfill such liabilities or expenses, the Company would be liable for their payment.

     In addition, in the context of certain liabilities, the Company could be held liable, as a control person, for acts of Affiliates or their employees. The Company and each of its Affiliates maintains errors and omissions and general liability insurance in amounts which the Company and its Affiliates' management consider appropriate. There can be no assurance, however, that a claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide coverage, or that such coverage will continue to be available with sufficient limits or at a reasonable cost. A judgment against any of the Affiliates or the Company in excess of available coverage could have a material adverse effect on the Company. See "Business -- Corporate Liability and Insurance".

INDEBTEDNESS

     Upon completion of the Offerings and assuming the application of all of the net proceeds of the Offerings to repay certain indebtedness, the Company expects
to have approximately $     million of indebtedness outstanding under the Credit
Facility. The Company also anticipates that it will incur additional indebtedness in the future in connection with investments in investment management firms. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. The Credit Facility contains, and future debt instruments may contain, restrictive covenants that could limit the Company's ability to obtain additional debt financing and could adversely affect the Company's ability to make future investments in investment management firms. In addition, the Credit Facility bears interest at variable rates and future indebtedness may also bear interest at variable rates. An increase in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow, and could adversely affect the Company's ability to meet its debt service obligations. Borrowings under the Credit Facility are secured by AMG's interests in the Affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-laws (the "By-laws") and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the Common Stock. The Company also is subject to
Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. See "Description of Capital Stock -- Certain Provisions of the Company's Charter and By-laws" and "-- Statutory Business Combination Provision."

EFFECTIVE CONTROL BY CERTAIN STOCKHOLDERS

     After giving effect to the sale of the shares of Common Stock sold in the Offerings, investors including investment funds associated with TA Associates, Inc. ("TA Associates"), NationsBanc Investment Corporation ("NationsBank"), Hartford Accident and Indemnity Company ("The Hartford"), Chase Equity Associates, L.P. ("Chase Capital"), members of senior management and key employees of the Company, and managers of Affiliates will beneficially own in
the aggregate approximately   %,   %,   %,   %,   % and   %, respectively, of
the outstanding Common Stock. To the knowledge of the Company, upon consummation of the Offerings, there will be no agreements among such persons relating to the voting of the Common Stock or otherwise relating to corporate governance issues (except that the holders of shares of non-voting Class B Common Stock have agreed that, to the extent such shares are entitled to vote as a class on any matter, they will vote such shares in the same proportion as the votes of the holders of the shares of voting Common Stock on such matter). If such persons were to vote their shares together, then these persons would have the ability to exert significant influence over the Company's Board of Directors, and, therefore, the business, policies and affairs of the Company. In addition, by reason of such holdings, these stockholders may have the ability to exert significant influence over the outcome of certain fundamental corporate transactions requiring stockholder approval, including mergers and sales of assets, and the election of the members of the Company's Board of Directors. This influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. See "Certain Transactions", "Principal Stockholders" and "Shares Eligible for Future Sale".

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price will be substantially higher than the net tangible book value per share of the Company which, as of June 30, 1997, was $
 . Purchasers of the shares of Common Stock sold in the Offerings will experience immediate and substantial net tangible book value dilution of $ per share, assuming an initial public offering price of $ per share. See "Dilution".

NO DIVIDENDS

     Following the consummation of the Offerings, the Company intends to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Any declaration of dividends in the future will depend upon, among other things, the Company's results of operations, financial condition and capital requirements as well as general business conditions. The Credit Facility also prohibits the Company from making dividend payments to its stockholders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the U.S. Underwriters and the International Underwriters and may not be indicative of the market price of the Common Stock after the Offerings. See "Underwriting". From time to time after the Offerings, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the financial markets, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market after the Offerings could adversely affect the market price of the Common Stock. In
addition to the   shares of Common Stock offered in the Offerings, up to
shares of Common Stock owned by the current stockholders will be eligible for sale in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), beginning 90 days after the consummation of the
Offerings, and an additional   shares of Common Stock will become eligible for
sale in the public market under Rule 144 at various dates through , 1998. The
remaining   shares of Common Stock are subject to vesting provisions and will become eligible for sale in the public market under Rule 144 at various times as they become vested. However, subject to certain exceptions, the Company and
holders of   shares of Common Stock have agreed not to offer, sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters. See "Shares Eligible For Future Sale".

     The holders of   shares of Common Stock have the right in certain
circumstances to require the Company to register their shares under the Securities Act for resale to the public, as well as the right to include their shares in a registration statement filed by the Company. In addition, certain of the managers of the Affiliates have the right under certain circumstances to exchange portions of their interests in the Affiliate of which they are a manager for shares of Common Stock. See "Business AMG Structure and Relationship with Affiliates -- Capitalization of Retained Interest". Certain of the managers who have these exchange rights have the right to include the shares of Common Stock received by them in such exchange in a registration statement filed by the Company under the Securities Act. The Company also intends to register
approximately   shares of Common Stock reserved for issuance under the Company's stock plans as soon as practicable following the consummation of the Offerings. See "Management -- Compensation, Benefit and Retirement Plans". The sale of a substantial number of shares of Common Stock into the public market following the Offerings, or the availability of such shares for future sale, could adversely affect the market price for the Common Stock and could impair the Company's ability to obtain additional capital in the future through an offering of equity securities should it desire to do so. See "Shares Eligible for Future Sale" and "Underwriting".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the   shares of Common
Stock in the Offerings, after deducting the underwriting discount and expenses payable by the Company in connection with the Offerings, are estimated to be
approximately $          ($          if the Underwriters' over-allotment options
are exercised in full). The Company intends to use such net proceeds to repay outstanding indebtedness, all of which was incurred to finance portions of the Company's investments in certain Affiliates, as follows: (i) approximately
$  million will be used to repay the Subordinated Debt, which bears interest at
LIBOR plus 7.25% and matures on                , and (ii) approximately $
million will be used to repay outstanding borrowings under the Credit Facility, which bears interest at variable rates based on the prime rate or LIBOR, and
matures on      and      . The interest rate on indebtedness under the Credit
Facility at   , 1997, was   % with respect to $  million and   % with respect to
$ million. Upon repayment of such indebtedness, $ million will be available for future borrowings under the Credit Facility.

                                DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock. The Company currently intends to retain earnings to finance the growth and development of its business, including possible investments, and does not anticipate paying cash dividends for the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors the Company's Board of Directors may deem relevant. In addition, the Credit Facility prohibits the Company from making dividend payments to its stockholders. See "Management's Discussion and Analysis of Financial Condition -- Liquidity and Capital Resources".

                                    DILUTION

     The pro forma net tangible book value of the Common Stock at June 30, 1997
before adjustment for the Offerings was $(318.1) million, or $       per share.
After giving effect to the sale of the                shares of Common Stock in
the Offerings at an assumed initial public offering price of $       per share
(after deducting the estimated underwriting discounts and commissions and estimated offering expenses), and applying the estimated net proceeds therefrom as set forth in "Use of Proceeds", the pro forma net tangible book value of the
Company at June 30, 1997 would have been $               , or approximately
$       per share.

    Assumed initial public offering price per share (1)...........               $
                                                                                   -------
         Pro forma net tangible book value per share before the
           Offerings..............................................   $
                                                                       -------
         Increase in pro forma net tangible book value per share
           attributable to the Offerings..........................
                                                                       -------
    As adjusted pro forma net tangible book value per share after the Offerings...............................................
                                                                                   -------
    Dilution in pro forma net tangible book value per share to new investors (2)(3)............................................
                                                                                   =======

---------------

(1) Assumed initial public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offerings to be paid by the Company.

(2) Dilution is determined by subtracting the pro forma net tangible book value per share of Common Stock after the Offerings from the assumed initial public offering price paid by purchasers in the Offerings for a share of Common Stock.

(3) Assumes no exercise of outstanding stock options. As of the date of this Prospectus, there are options outstanding to purchase a total of
                shares of Common Stock at an exercise price of $      per share.
    See "Management -- Compensation, Benefit and Retirement Plans" and Note 12 of the Notes to the Company's Consolidated Financial Statements. If any of these options were exercised, there would be further dilution to purchasers of Common Stock in the Offerings.

     Assuming the Underwriters' over-allotment options are exercised in full, the pro forma net tangible book value at June 30, 1997, would be
$               or        per share, the immediate increase in pro forma net
tangible book value of shares owned by existing stockholders would be $
per share, and the immediate dilution to purchasers of shares of Common Stock in
the Offerings would be $       per share.

     The following table summarizes, at June 30, 1997, after giving effect to the sale of shares of Common Stock in the Offerings at an assumed initial public
offering price of $       per share, (i) the number and percentage of shares of
Common Stock purchased from the Company, (ii) the total cash consideration paid for the Common Stock, and (iii) the average price per share of Common Stock paid by existing stockholders and by purchasers of the Common Stock in the Offerings:

                                                                     TOTAL
                                        SHARES OWNED             CONSIDERATION
                                    ---------------------    ----------------------    AVERAGE PRICE
                                    NUMBER     PERCENTAGE     AMOUNT     PERCENTAGE      PER SHARE
                                    -------    ----------    --------    ----------    -------------
    Existing stockholders........                     %      $                  %        $
    New investors................
                                    -------        ---       --------        ---
         Total...................                     %      $                  %
                                    =======        ===       ========        ===

                                 CAPITALIZATION

     The following table sets forth at June 30, 1997, (i) the historical capitalization of the Company; (ii) the pro forma capitalization reflecting the Subsequent Investments and the Recent Financing; and (iii) the pro forma capitalization described in clause (ii) as adjusted to give effect to the Recapitalization and sale of the shares of Common Stock in the Offerings (at an assumed initial public offering price of $ per share) and the application of the net proceeds therefrom as described under "Use of Proceeds".

                                                                    JUNE 30, 1997
                                                     -------------------------------------------
                                                                                      PRO FORMA
                                                     HISTORICAL       PRO FORMA      AS ADJUSTED
                                                     -----------     -----------     -----------
                                                                   (IN THOUSANDS)
Senior debt, current portion.......................    $    --        $   5,625        $
Senior debt, long-term portion.....................     48,900          279,650
Subordinated debt..................................         --           59,600
                                                     -----------     -----------     -----------
  Total debt.......................................     48,900          344,875
Stockholders' equity:
  Preferred stock, $.01 par value;      shares
     authorized; none issued and outstanding
     historical, pro forma and pro forma as
     adjusted......................................         --               --             --
  Convertible preferred stock, $.01 par value;
     133,731 shares authorized and 115,249 shares
     issued and outstanding historical; 208,602
     shares authorized and 159,249(1) shares issued
     and outstanding pro forma; and none
     authorized, issued or outstanding pro forma as
     adjusted......................................     43,976           84,776             --
  Common Stock, $.01 par value; 346,886 shares
     authorized and 20,750 shares issued and
     outstanding historical; 229,886 shares
     authorized and 20,750(2) shares issued and
     outstanding pro forma; and      shares
     authorized and
     (3) shares issued and outstanding pro forma as
     adjusted......................................         --               --             --
     Class B Common Stock, $.01 par value, non-
       voting; 19,403 shares authorized and none
       issued and outstanding historical; 61,512
       shares authorized and none issued and
       outstanding pro forma; and      (3) shares
       authorized and      shares issued and
       outstanding pro forma as adjusted...........         --               --             --
  Additional paid-in capital on common stock.......         15               15
  Foreign translation adjustment...................          7                7
  Accumulated deficit..............................     (4,577)          (4,577)
                                                     -----------     -----------     -----------
          Total stockholders' equity...............     39,421           80,221
                                                     -----------     -----------     -----------
          Total capitalization.....................    $88,321        $ 425,096        $
                                                     ===========     ===========     ===========

---------------
(1) Includes (i) the issuance of 5,333 shares of Series C-1 Voting Convertible Preferred Stock and assumes the exercise of warrants to purchase 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock subsequent to June 30, 1997, and (ii) the issuance of 10,667 shares of Class D Voting Convertible Preferred Stock subsequent to June 30, 1997.

(2) Excludes 4,250 shares of Common Stock reserved for issuance under options outstanding under the 1995 Plan, of which 308 shares were issuable at June 30, 1997 upon the exercise of outstanding stock options at $455 per share. See "Management--Compensation, Benefit and Retirement Plans".

(3) Includes     shares of Common Stock issuable upon conversion of the
    Convertible Preferred Stock effective immediately upon consummation of the Offerings and shares of Class B Common Stock issuable upon conversion of the Convertible Preferred Stock effective immediately upon consummation of the Offerings.

                       SELECTED PRO FORMA FINANCIAL DATA

     The selected pro forma statement of operations data and balance sheet data set forth below are derived from the unaudited pro forma consolidated statement of operations and balance sheet for the Company as of and for the six months ended June 30, 1997, and the related notes thereto, as set forth in the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus. The selected pro forma data are adjusted to reflect: (i) the Prior Investments (in the case of the selected pro forma statement of operations data) and the Subsequent Investments; (ii) the Recent Financing (as defined below), which was entered into in connection with the Subsequent Investments; and (iii) the Offerings (including the application of the net proceeds therefrom) and the Recapitalization in connection with the Offerings. The selected pro forma statement of operations data for the six months ended June 30, 1997 assume that each of these transactions occurred on January 1, 1996. The selected pro forma balance sheet data assume that each of these transactions occurred on June 30, 1997.

     The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Prior Investments and the Subsequent Investments are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based upon estimates of fair value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Prior Investments were primarily funded with cash received from borrowings under the Company's revolving credit facility and from issuances of the Company's Convertible Preferred Stock. The Subsequent Investments have been funded by: (i) cash received from borrowings ("Senior Debt") under the Company's new $300 million senior credit facility (the "Credit Facility"), (ii) cash received from the issuance of $60 million face amount of subordinated debt (the "Subordinated Debt"), (iii) cash received from the issuance of $30 million of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock (clauses (i) - (iii) collectively, the "Recent Financing") and
(iv) the issuance of 10,667 shares of Class D Convertible Preferred Stock valued at $9.6 million as partial consideration for the investment in GeoCapital (which is reflected as part of the Subsequent Investments). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     The selected pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information and the related notes thereto, and the Consolidated Financial Statements of the Company (including the unaudited information as of and for the six months ended June 30, 1997) and the related notes thereto, included elsewhere in this Prospectus. The pro forma information is based on the historical data with respect to the Company and the acquired businesses comprising the Prior Investments and the Subsequent Investments, is not necessarily indicative of the results that might have occurred had the transactions reflected actually taken place at the beginning of the period specified and is not intended to be a projection of future results.

                       SELECTED PRO FORMA FINANCIAL DATA

                         SIX MONTHS ENDED JUNE 30, 1997

                                                                  FINANCING                          OFFERING         PRO FORMA
                            HISTORICAL      INVESTMENTS(1)     ADJUSTMENTS(2)      PRO FORMA      ADJUSTMENTS(3)     AS ADJUSTED
                            -----------     --------------     ---------------     ----------     --------------     ------------
                                                  (IN THOUSANDS, EXCEPT WHERE INDICATED AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA
Revenues..................   $  32,870         $ 32,692           $      --         $ 65,562         $                 $
Operating expenses:
    Compensation and
      related expenses....      11,222            8,037                  --           19,259
    Amortization of
      intangible assets...       1,962            5,534                  --            7,496
    Depreciation and other
      amortization........         671              190                 670            1,531
    Other operating
      expenses............      13,232            3,629                  --           16,861
                             ---------         --------           ---------         --------         --------          --------
        Total operating
          expenses........      27,087           17,390                 670           45,147
                             ---------         --------           ---------         --------         --------          --------
Operating income (loss)...       5,783           15,302                (670)          20,415
Non-operating (income) and
  expenses:
    Investment and other
      income..............        (438)              (4)                 --             (442)
    Interest expense......       1,707               24              13,916           15,647
                             ---------         --------           ---------         --------         --------          --------
                                 1,269               20              13,916           15,205
                             ---------         --------           ---------         --------         --------          --------
Income (loss) before
  minority interest and
  income taxes............       4,514           15,282             (14,586)           5,210
Minority interest.........      (3,632)          (4,931)                 --           (8,563)
                             ---------         --------           ---------         --------         --------          --------
Income (loss) before
  income taxes............         882           10,351             (14,586)          (3,353)
Income taxes..............          95              599                  --              694
                             ---------         --------           ---------         --------         --------          --------
Net income (loss).........   $     787         $  9,752           $ (14,586)        $ (4,047)        $                 $
                             =========         ========           =========         ========         ========          ========
Net income (loss) per
  share...................   $                                                      $                                  $
                             =========                                              ========                           ========
Number of shares used in
  net income (loss) per
  share...................

OTHER FINANCIAL DATA
Assets under management
  (at period end, in
  millions)...............   $  34,468         $  6,724           $      --         $ 41,192         $                 $

EBITDA (4)................       5,222           16,099                  --           21,321
Cash net income (4).......       3,420           15,476             (13,916)           4,980
BALANCE SHEET DATA
Current assets............   $  26,027         $  5,185           $   2,475         $ 33,687         $                 $
Intangible assets.........      79,060          319,269                  --          398,329
Total assets..............     114,010          327,680              11,375          453,065
Current liabilities.......      13,117            7,905                  --           21,022
Senior debt...............      48,900          225,000              11,375          285,275
Subordinated debt.........          --           59,600                  --           59,600
Total liabilities.........      66,044          286,880              11,375          364,299
Minority interest.........       8,545               --                  --            8,545
Preferred stock...........      43,976           40,800                  --           84,776
Stockholders' equity......      39,421           40,800                  --           80,221

---------------

(1) Gives effect to the recent investments in Tweedy, Browne and GeoCapital, including the issuance of $9.6 million of Class D Convertible Preferred Stock in connection with the investment in GeoCapital (the "Subsequent Investments"), which occurred subsequent to June 30, 1997, and, in the case of the selected statement of operations data, to the investments made during the year ended December 31, 1996 and the six months ended June 30, 1997 (the "Prior Investments"). See notes (B) and (H)-(L) to the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

(2) To adjust for the Recent Financing, which was entered into in connection with the Subsequent Investments. See notes (B), (D) and (E) to the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

(3) To adjust for (i) the sale of Common Stock offered by the Offerings, the application of the net proceeds therefrom, and (ii) the related Recapitalization, consisting of a for 1 stock split of the Common Stock
    effected in the form of a stock dividend and the issuance of         shares
    of Common Stock to shareholders of an Affiliate upon consummation of the Offerings, in each case as of the date of this Prospectus, the exercise of all warrants to purchase Shares of the Company's convertible preferred stock (the "Convertible Preferred Stock") and the conversion of all outstanding shares of the Convertible Preferred Stock into shares of Common Stock, upon consummation of the Offerings. See notes (F) and (G) to the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Prospectus.

(4) See notes (4) and (5) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected consolidated statement of operations data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company. The Company's consolidated financial statements have been audited by Coopers & Lybrand L.L.P., independent accountants, as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and are included elsewhere in this Prospectus, together with the report of Coopers & Lybrand L.L.P. thereon. The selected consolidated statement of operations data for the six months ended June 30, 1996 and 1997 and balance sheet data at June 30, 1997, presented below, were derived from the Company's unaudited consolidated financial statements that are included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended June 30, 1996 and 1997 are not necessarily indicative of the results of operations to be expected for the full year. This selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's consolidated financial statements and the notes thereto, and the other financial information included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                                              --------------------------------      --------------------
                                                               1994        1995         1996         1996         1997
                                                              ------      -------      -------      -------      -------
                                                                (IN THOUSANDS, EXCEPT AS INDICATED AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenues....................................................  $5,374      $14,182      $50,384      $19,495      $32,870
Operating expenses:
    Compensation and related expenses.......................   3,591        6,018       21,113        7,945       11,222
    Amortization of intangible assets.......................     741        4,157        7,943        1,611        1,962
    Depreciation and other amortization.....................      19          133          932          270          671
    Other operating expenses................................   1,000        2,567       13,114        5,693       13,232
                                                              ------      -------      -------      -------      -------
        Total operating expenses............................   5,351       12,875       43,102       15,519       27,087
Operating income............................................      23        1,307        7,282        3,976        5,783
Non-operating (income) and expenses:
    Investment and other income.............................    (966)        (265)        (336)        (408)        (438)
    Interest expense........................................     158        1,245        2,747        1,311        1,707
                                                              ------      -------      -------      -------      -------
                                                                (808)         980        2,411          903        1,269
                                                              ------      -------      -------      -------      -------
Income before minority interest, income taxes and
  extraordinary item........................................     831          327        4,871        3,073        4,514
Minority interest...........................................    (305)      (2,541)      (5,969)      (2,305)      (3,632)
                                                              ------      -------      -------      -------      -------
Income (loss) before income taxes...........................     526       (2,214)      (1,098)         768          882
Income taxes (benefit)......................................     699          714          181          (22)          95
                                                              ------      -------      -------      -------      -------
Income (loss) before extraordinary item.....................    (173)      (2,928)      (1,279)         790          787
Extraordinary item..........................................      --           --         (983)        (983)          --
                                                              ------      -------      -------      -------      -------
Net income (loss)...........................................  $ (173)     $(2,928)     $(2,262)     $  (193)     $   787
                                                              ======      =======      =======      =======      =======
Net income (loss) per share (1).............................  $           $            $            $            $
                                                              ======      =======      =======      =======      =======
OTHER FINANCIAL DATA
Assets under management (at period end, in millions)........  $  755      $ 4,615      $19,051      $16,048      $34,468
EBITDA (2)..................................................   1,444        3,321       10,524        3,960        5,222
Cash net income (2).........................................     587        1,362        7,596        2,671        3,420

                                                                       DECEMBER 31,
                                                            ----------------------------------        JUNE 30,
                                                             1994         1995          1996            1997
                                                            -------      -------      -------- ----------------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA
Current assets...........................................   $ 4,791      $16,847      $ 23,064        $ 26,027
Intangible assets........................................     8,892       44,535        71,632          79,060
Total assets.............................................    13,841       64,749       101,495         114,010
Current liabilities......................................     2,021        4,120        23,600          13,117
Senior debt..............................................        --       18,400        33,400          48,900
Total liabilities........................................     3,925       26,628        60,865          66,044
Minority interest........................................        80        1,212         3,490           8,545
Preferred stock..........................................    10,004       40,008        42,476          43,976
Stockholders' equity.....................................     9,836       36,908        37,140          39,421

(1) Net income (loss) per share is calculated using the weighted average number of common and common equivalent shares outstanding for the periods indicated. Using Commission directives for companies contemplating an initial public offering, stock options and restricted stock issued within one year of an initial public offering have been included as outstanding shares using the treasury stock method for all periods presented. In addition, the Company's shares of Convertible Preferred Stock are considered common equivalent shares, since their respective dates of issuance, as they convert to shares of Common Stock immediately prior to the consummation of the Offering.

(2) See notes (4) and (5) to the Summary Historical and Pro Forma Financial Data included elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company acquires equity positions in mid-sized investment management firms, and derives its revenues from such firms. Each of its Affiliates has entered into an agreement whereby the gross revenues of the Affiliate are allocated to two categories: "Operating Cash Flow" and "Free Cash Flow". Operating Cash Flow is that portion of revenues which the Affiliate retains and uses at its management's discretion to pay compensation and day-to-day operating and overhead expenses. Free Cash Flow, the other portion of revenues, is allocated to AMG and each Affiliate's management owners based on their respective ownership interests in each firm (provided that AMG's distributions have priority). The annual allocation of revenues to Operating Cash Flow and Free Cash Flow is based on fixed percentages agreed to at the time of AMG's investment in each Affiliate. To the extent that an Affiliate's actual operating expenses are less than the percentage of revenues allocated to Operating Cash Flow, management may spend that excess ("Excess Operating Cash Flow") at their own discretion, including for cash bonuses. Since management owners also receive meaningful annual Free Cash Flow distributions (in addition to retaining material equity value in their firm), AMG believes that the management owners' economic incentives are aligned with AMG's.

     The following diagram depicts the allocation of the Affiliates' revenues.


                                                                                             Salary and Bonuses
                                                                                                to Employees;
                                                                                               Other Operating
                                                                                                   Expenses

                                          Operating
                                            Cash
                                            Flow


                                                                   Excess Operating
                                                                    Cash Flow


| Affiliate |     | Revenue Sharing |                                                         |   Affiliate    |
                  |    Agreement    |                                                         |   Management   |
                                                                                              | Equity Holders |


                                                                   Free Cash Flow
                                                                     Allocation
                                      Free Cash Flow to
                                      Affiliate Equity
                                            Holders


                                                                   Free Cash Flow
                                                                     Allocation


                                                                                              |   AMG   |


     The EBITDA Contribution of an Affiliate represents the Free Cash Flow of that Affiliate allocated to AMG before interest, taxes, depreciation and amortization of that Affiliate.

     The percentage of revenues which is allocated to Operating Cash Flow generally ranges from 51% to 70% and, conversely, the percentage of revenues which is allocated to Free Cash Flow generally ranges from 30% to 49%. AMG typically owns 51% to 70% of the Free Cash Flow of an Affiliate, with the remainder being allocated among the Affiliate's management owners. As a result of this structure, an Affiliate's EBITDA Contribution generally will increase or decrease directly in proportion to a rise or fall in revenues. By contrast, while the Free Cash Flow allocation to an Affiliate's management will increase or decrease in the same manner, in the event that higher revenues or lower expenses produce additional Excess Operating Cash Flow, this benefit will accrue entirely to the Affiliate's management in the form of additional compensation. Although AMG does not share in this benefit, it is protected in the event that revenues decline or expenses rise because the organizational documents of each Affiliate provide that any expenses in excess of Operating Cash Flow first reduce the Affiliate's management owners' Free Cash Flow, until it is eliminated, and only then reduce the Affiliate's EBITDA Contribution.

     The Affiliates' revenues are derived from the provision of investment management services for fees. Investment management fees are usually determined as a percentage fee charged on periodic values of a client's assets under management. Certain of the Affiliates, including Tweedy, Browne, bill advisory fees for all or a portion of their clients based upon assets under management valued at the beginning of a billing period ("in advance"). Other Affiliates bill advisory fees for all or a portion of their clients based upon assets under management valued at the end of the billing period ("in arrears"). Advisory fees billed in advance will not reflect subsequent changes in the market value of assets under management for that period. Conversely, advisory fees billed in arrears will reflect changes in the market value of assets under management for that period. In addition, several of the Affiliates charge performance-based fees to certain of their clients; these performance-based fees result in payments to the applicable Affiliate if specified levels of investment performance are achieved. All references to "assets under management" include assets directly managed as well as assets underlying overlay strategies which employ futures, options or other derivative securities to achieve a particular investment objective.

     The Company's level of profitability will depend on a variety of factors including principally: (i) the level of Affiliate revenues, which is dependent on the ability of the Affiliates and future affiliates to maintain or increase assets under management by maintaining their existing investment advisory relationships and fee structures, marketing their services successfully to new clients, and obtaining favorable investment results; (ii) the receipt of Free Cash Flow, which is dependent on the ability of the Affiliates and future affiliates to maintain certain levels of operating profit margins; (iii) the availability and cost of the capital with which AMG finances its investments;
(iv) the Company's success in attracting new investments and the terms upon which such transactions are completed; (v) the level of intangible assets, including goodwill, and the associated amortization resulting from the Company's investments; (vi) the level of expenses incurred by AMG for holding company operations, including compensation for its employees; and (vii) the level of taxation to which the Company is subject, all of which are, to some extent, dependent on factors which are not in the Company's control, such as general market conditions.

     Since its founding in December 1993, the Company has completed ten
investments in Affiliates. In                          , 1997, the Company
completed investments in GeoCapital and Tweedy, Browne. The Company also made investments during 1996 and 1997 in First Quadrant (March 1996), Burridge (December 1996) and Gofen and Glossberg (May 1997). The Tweedy, Browne Investment is the Company's largest to date, representing approximately 53% of the Affiliates' pro forma EBITDA Contribution for the six months ended June 30, 1997.

     In the Tweedy, Browne Investment, AMG paid $300 million in cash for a   %
interest in Tweedy, Browne's Free Cash Flow. In August 1997, when the Tweedy, Browne purchase agreement was executed, AMG's interest represented an estimated $30 million of annualized EBITDA Contribution based on Tweedy, Browne's assets under management as of such date. There can be no assurance that the actual EBITDA Contribution of Tweedy, Browne will equal this estimate. On a pro forma basis for the year ended December 31, 1996 and the six months ended June 30, 1997, Tweedy, Browne's EBITDA Contribution was $22.8 million and $13.6 million, respectively.

     The remaining portion of the firm's Free Cash Flow is owned by the senior management of Tweedy, Browne, including Christopher H. Browne, William H. Browne, and John D. Spears (collectively, the "Original Partners"). In connection with the transaction, the Original Partners signed ten year employment agreements with Tweedy, Browne. In addition, the Original Partners agreed to invest $100 million of the sale proceeds in accounts under Tweedy, Browne's management for a ten year period, bringing the total assets of the Original Partners, former partners and employees of Tweedy, Browne and their respective families under management by the firm to over $300 million (although no fees are paid with respect to most of these assets under management and, other than the $100 million described above, there is no requirement that such funds remain under the management of the firm).

     Pursuant to the Tweedy, Browne Company LLC Limited Liability Company Agreement (the "Tweedy, Browne LLC Agreement"), the management members have certain rights to require the Company to purchase their retained interests in the firm (the "Tweedy, Browne Puts") and AMG has certain rights to require management members to sell their retained interest in the firm (the "Tweedy, Browne Calls"). For the Original Partners, the Tweedy, Browne Puts are exercisable beginning in 2003, with the maximum aggregate percentage of the retained interest which may be sold in any year limited to 2.5% of the firm until 2008, when all of the Original Partners' remaining interests are eligible to be put to AMG. The Tweedy, Browne Calls are exercisable with respect to each management member after they reach a certain defined age, and are limited in any one year to 20% of the maximum interests held by each person. The Tweedy, Browne LLC Agreement provides that, except in limited circumstances (e.g., death or disability), if an Original Partner (or other management member) terminates his employment prior to the agreed upon retirement eligibility date, his interest will be repurchased at a substantial discount to the Fair Value Purchase Price. See "Business -- AMG Structure and Relationship with
Affiliates -- Capitalization of Retained Interest". In a separate provision of the Tweedy, Browne LLC Agreement, the Original Partners agreed to provide for an 8% interest in the firm to be sold to key employees over the five years following AMG's investment (in addition to 2% which was sold to such employees). These employees will be granted Tweedy, Browne Puts with respect to one half of their interest which will be exercisable beginning five years after their issuance subject to annual limitations.

     The Company's investments, including the Tweedy, Browne Investment, have been accounted for under the purchase method of accounting under which goodwill is recorded for the excess of the purchase price for the acquisition of interests in Affiliates over the fair value of the net assets acquired.

     As a result of the series of investments made by the Company, goodwill constitutes a substantial percentage of the assets of the Company and the Company's results of operations have included increased charges for amortization of that goodwill. As of June 30, 1997, the Company's total assets, on a pro forma basis for the inclusion of the Subsequent Investments, were approximately $453.1 million, of which approximately $398.3 million was goodwill. The amortization period for each investment is assessed individually, with amortization periods for the Company's investments ranging from 13 to 30 years. In determining the carrying value and associated amortization periods of goodwill, the Company considers the attributes of each of the businesses in which it acquires an interest. The Company considers factors such as the perceived franchise or brand value of the Affiliate, the stability and longevity of the customer base, the historical operating performance of the Affiliate, the number of years the Affiliate has been in existence, barriers to entry for others wishing to enter the market, product mix, and the relative client loyalty associated with such products, the Affiliate's position in the market and other factors. The Company continuously evaluates all components of goodwill to determine whether there has been any impairment in its carrying value or its useful life. The Company makes such evaluations quarterly on an Affiliate-by-Affiliate basis to assess if facts and circumstances exist which suggest an impairment has occurred in the value of the goodwill or if the amortization period needs to be shortened. If such a condition exists, the Company will evaluate the recoverability of the intangible asset by preparing a projection of the undiscounted future cash flows of the Affiliate. If impairment is indicated, then the carrying amount of the intangible asset will be reduced to its fair market value. See "Risk Factors -- Risks Related to Goodwill".

     While goodwill amortization has been charged to the results of operations and is expected to be a continuing material component of the Company's operating expenses, management believes it is important to distinguish this expense from other operating expenses since such amortization does not require the use of cash. Because of this, and because the Company's distributions from its Affiliates are based on their Free Cash Flow, management has provided additional supplemental information in this Prospectus for "cash" related earnings which it believes will assist the reader's understanding of the Company's operating performance, as an addition to, but not as a substitute for, measures related to net income. Such measures are (i) EBITDA and (ii) cash net income.

RESULTS OF OPERATIONS

  SUPPLEMENTAL PRO FORMA INFORMATION

     Affiliate operations are included in the Company's historical financial statements from their respective dates of acquisition. The Company consolidates Affiliates when it owns a controlling interest and includes in minority interest the portion of capital and Free Cash Flow owned by persons other than the Company. One of the Company's Affiliates, Paradigm, is not controlled by the Company and is accounted for under the equity method.

     Because the Company has made investments in each of the periods for which financial statements are presented, the Company believes that the operating results for these periods are not directly comparable. Substantially all of the changes in the Company's income, expense and balance sheet categories result from the inclusion of the acquired businesses from the dates of their acquisition.

     The Unaudited Pro Forma Consolidated Statements of Operations appearing elsewhere in this Prospectus present the results of operations of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997, as if the Prior Investments, the Subsequent Investments, the Recent Financing, the Recapitalization and the sale of Common Stock offered in the Offerings and the application of the net proceeds therefrom had occurred on January 1, 1996 (without any cumulative effect). The Unaudited Pro Forma Consolidated Balance Sheet reflects the Subsequent Investments and the Recent Financing as if they had occurred on June 30, 1997. Such Pro Forma Consolidated Financial Statements are based on the historical financial information of the Subsequent Investments and have been adjusted to reflect the new cost basis of net assets acquired and such other adjustments as further described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements. The Unaudited Pro Forma Consolidated Financial Statements are not necessarily indicative of the results that would have occurred had the transactions occurred on the dates indicated or which may be realized in the future.

     The following table presents supplemental unaudited pro forma information prepared on the same basis as the pro forma information appearing in the Unaudited Pro Forma Consolidated Financial Statements described above. Such information is provided to enhance the reader's understanding and evaluation of the effects to the Company of the Tweedy, Browne Investment, the Company's largest investment to date.

                  UNAUDITED PRO FORMA SUPPLEMENTAL INFORMATION

                                                 DECEMBER 31, 1996        JUNE 30, 1997
                                                 ------------------    -------------------
                                                   (IN MILLIONS)          (IN MILLIONS)
Pro Forma Assets under Management --
  at period end (1):
  Tweedy, Browne..............................        $  3,422              $   4,584
  Other Affiliates............................          24,204                 36,608
                                                       -------                -------
     Total....................................        $ 27,626              $  41,192
                                                       =======                =======

                                                     YEAR ENDED            SIX MONTHS
                                                 DECEMBER 31, 1996     ENDED JUNE 30, 1997
                                                 ------------------    -------------------
                                                   (IN THOUSANDS)        (IN THOUSANDS)
Pro Forma Revenues (1):
  Tweedy, Browne..............................        $ 39,905              $  23,681
  Other Affiliates............................          81,094                 41,881
                                                       -------                -------
     Total....................................        $120,999              $  65,562
                                                       =======                =======
Pro Forma Free Cash Flow (1):
  Tweedy, Browne..............................        $ 26,703              $  16,006
  Other Affiliates (2)........................          33,078                 16,363
                                                       -------                -------
     Total....................................        $ 59,781              $  32,369
                                                       =======                =======
Pro Forma EBITDA Contribution (1):
  Tweedy, Browne..............................        $ 22,767              $  13,600
  Other Affiliates (3)........................          24,036                 11,855
                                                       -------                -------
     Total....................................        $ 46,803              $  25,455
                                                       =======                =======

---------------

(1) All amounts are pro forma for the inclusion of the Prior Investments and the Subsequent Investments as if such transactions occurred on January 1, 1996. See Notes to Unaudited Pro Forma Consolidated Financial Statements.

(2) No Affiliate other than Tweedy, Browne accounted for more than 11% and 12% of Free Cash Flow for the periods ended December 31, 1996 and June 30, 1997, respectively. No single client relationship accounted for more than 3% of Free Cash Flow for the six months ended June 30, 1997.

(3) No Affiliate other than Tweedy, Browne accounted for more than 15% and 17% of EBITDA Contribution for the periods ended December 31, 1996 and June 30, 1997, respectively. No single client relationship accounted for more than 3% of EBITDA Contribution for the six months ended June 30, 1997.

     On a pro forma basis for the six months ended June 30, 1997, aggregate assets under management increased $13.6 billion, or 49%, to $41.2 billion from $27.6 billion at December 31, 1996.

     Pro forma consolidated revenues were $65.6 million for the six months ended June 30, 1997, while pro forma Free Cash Flow and pro forma EBITDA Contribution were $32.4 million and $25.5 million for the same period, respectively. Of the $25.5 million of EBITDA Contribution, $13.6 million was related to Tweedy, Browne, while the remaining $11.9 million was related to the other Affiliates.

     Tweedy, Browne's EBITDA Contribution was based on revenues of $23.7 million for the six months ended June 30, 1997, which were partially based upon advisory fees billed in advance. For the other Affiliates, the $11.9 million of EBITDA Contribution was based on revenues of $41.9 million for the six months ended June 30, 1997. The consolidated pro forma EBITDA Contribution did not increase proportionately to the increase in assets under management for the same period, in part because the fees for Tweedy, Browne and certain other Affiliates were billed in advance rather than in arrears.

  HISTORICAL

     SIX MONTHS ENDED JUNE 30, 1997 AS COMPARED TO JUNE 30, 1996

     Aggregate assets under management increased by $18.5 billion to $34.5 billion at June 30, 1997 from $16.0 billion at June 30, 1996, in part due to the investments made in Burridge and Gofen and Glossberg which were completed in December 1996 and May 1997, respectively. Excluding the initial assets under management of these Affiliates at their dates of investment, assets under management increased by $13.8 billion, as a result of $3.6 billion market appreciation and $10.2 billion from net new sales.

     Consolidated revenues increased by $13.4 million to $32.9 million for the six months ended June 30, 1997 from $19.5 million for the six months ended June 30, 1996. Since June 30, 1996, the Company invested in Burridge in December 1996 and Gofen and Glossberg in May 1997 and included their results from their respective purchase dates. In addition, the Company invested in First Quadrant in March 1996 and its results were included in the results for the six months ended June 30, 1996 from its purchase date. Revenues from these investments accounted for $15.1 million of the increase in revenues from 1996 to 1997 and were partially offset by a $2.0 million decline in revenues at Systematic following a period during 1996 of net client out flows. Performance-based fees, primarily earned by First Quadrant, increased by $4.5 million to $7.5 million for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

     Compensation and related expenses increased by $3.3 million to $11.2 million for the six months ended June 30, 1997 from $7.9 million for the six months ended June 30, 1996, primarily as a result of the inclusion of the First Quadrant and Burridge investments.

     Amortization of intangible assets increased by $400,000 to $2.0 million for the six months ended June 30, 1997 from $1.6 million for the six months ended June 30, 1996 as a result of the inclusion of the First Quadrant and Burridge investments.

     Other operating expenses increased by $7.5 million to $13.2 million for the six months ended June 30, 1997 from $5.7 million for the six months ended June 30, 1996. The First Quadrant and Burridge investments accounted for $6.4 million of this increase and the remainder was primarily due to increases in other Affiliates' operating expenses.

     Minority interest increased by $1.3 million to $3.6 million for the six months ended June 30, 1997 from $2.3 million for the six months ended June 30, 1996 as a result of the addition of new Affiliates as described above and Free Cash Flow growth at the Company's Affiliates.

     EBITDA increased by $1.2 million to $5.2 million for the six months ended June 30, 1997 from $4.0 million for the six months ended June 30, 1996 as a result of the inclusion of new Affiliates as described above and Free Cash Flow growth.

     Interest expense increased $400,000 to $1.7 million for the six months ended June 30, 1997 from $1.3 million for the six months ended June 30, 1996 as a result of the increased indebtedness incurred in connection with the investments described above.

     The Company wrote off $983,000 of debt issuance costs in the six months ended June 30, 1996 as an extraordinary item upon the early retirement of debt.

     Income tax expense of $95,000 for the six months ended June 30, 1997 related to current state and local income taxes. For the six months ended June 30, 1997, the Company has not accrued federal income taxes as a result of its utilization of historical net operating loss carryforwards. The Company also has significant remaining net operating loss carryforwards resulting from prior periods of net losses from operations and from accelerated amortization for tax purposes of certain intangible assets. The Company has established a valuation allowance against the resulting net deferred tax asset. As a result of the above, the effective tax rate for the six months ended June 30, 1997 was 11%. For the six months ended June 30, 1996, the Company recorded a net tax benefit of

$23,000 related to the reversal of $216,000 of net deferred tax liabilities offset by $193,000 of current state and local taxes.

     As a result of the factors described above, the Company had net income before extraordinary items of $787,000 for the six months ended June 30, 1997 compared to net income before extraordinary items of $790,000 for the six months ended June 30, 1996.

     Cash net income increased by $700,000 to $3.4 million for the six months ended June 30, 1997 from $2.7 million for the six months ended June 30, 1996 as a result of the factors affecting net income as described above, before non-cash charges such as goodwill amortization, depreciation and extraordinary items of $2.6 million for the six months ended June 30, 1997 and $2.9 million for the six months ended June 30, 1996.

     YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Aggregate assets under management increased by $14.5 billion to $19.1 billion at December 31, 1996 from $4.6 billion at December 31, 1995, primarily as a result of the investments made in First Quadrant and Burridge which were completed in March 1996 and December 1996, respectively. Excluding the initial assets under management of these Affiliates at their date of investment, assets under management increased by $2.0 billion as a result of new sales of $495.0 million and $1.5 billion in market appreciation.

     Consolidated revenues increased $36.2 million to $50.4 million for the year ended December 31, 1996 from $14.2 million for the year ended December 31, 1995. Of this increase, $25.5 million was attributable to the investment in First Quadrant in March 1996. In addition, for the year ended December 31, 1996, the results of Systematic, Paradigm, Skyline and Renaissance were included for the full period. Each of those Affiliates was only included for a portion of the year ended December 31, 1995. Performance-based fees, primarily earned by First Quadrant, increased by $11.8 million to $13.2 million for the year ended December 31, 1996 primarily due to the inclusion of First Quadrant which earned performance fees of $11.5 million for the period ended December 31, 1996. The Company completed its investment in Burridge on December 31, 1996.

     Compensation and related expenses increased $15.1 million to $21.1 million for the year ended December 31, 1996 from $6.0 million for the year ended December 31, 1995. Of this increase, $8.1 million was attributable to the inclusion of First Quadrant. As noted above, for the year ended December 31, 1996, the expenses of each of Systematic, Skyline and Renaissance were included for the full period. In addition, $1.1 million was attributable to the increased compensation costs of AMG personnel, including the cost of new hires to support the Company's growth.

     The amortization of intangible assets increased by $3.7 million to $7.9 million for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995. Of this increase, $0.7 million was attributable to the First Quadrant investment and $1.2 million was due to the inclusion of the other recently acquired Affiliates for the full period. In the year ended December 31, 1996, the Company also recognized an impairment loss of $4.6 million in connection with its investment in Systematic which is included in amortization of intangible assets. The loss reflects the write down of the Company's goodwill to its net realizable value following a period of net client asset withdrawals. In the year ended December 31, 1995, AMG also recognized $2.5 million of impairment loss amortization in connection with its Hartwell investment following a loss of client assets.

     Other operating expenses increased from $2.6 million for the year ended December 31, 1995 to $13.1 million for the year ended December 31, 1996 for the reasons stated above related to the periods of inclusion in the results of operations of the new Affiliates and due to $1.8 million of higher selling, general and administrative expenses incurred by AMG relating to its investment activities.

     Minority interest increased by $3.5 million to $6.0 million for the year ended December 31, 1996 from $2.5 million for the year ended December 31, 1995, as a result of the addition of new Affiliates during the year and Free Cash Flow growth at the Company's Affiliates.

     EBITDA increased $7.2 million to $10.5 million for the year ended December 31, 1996 from $3.3 million for the year ended December 31, 1995 as a result of the inclusion of new Affiliates as described above and Free Cash Flow growth.

     Interest expense increased from $1.2 million for the year ended December 31, 1995 to $2.7 million for the year ended December 31, 1996. The increase in the interest expense was due to the incurrence of $16.1 million of average bank borrowings by the Company in connection with the Systematic, Paradigm, Skyline and Renaissance transactions and $16.0 million of average bank borrowings incurred in connection with the 1996 investment in First Quadrant for the nine months ended December 31, 1996.

     Income tax expense was $181,000 for the year ended December 31, 1996 compared to $715,000 for the year ended December 31, 1995. The Company did not accrue a current provision for federal income taxes because of its net operating loss carryforwards. The net operating loss carryforwards resulted from periods of net losses from operations and from the accelerated amortization of certain intangible assets. The Company has established a valuation allowance against the resulting net deferred tax asset. The effective tax rate for the year ended December 31, 1996 was 16% compared to 32% for the year ended December 31, 1995. The 1995 provision for taxes included $445,000 for state and local income taxes and $270,000 of federal income taxes. The federal income tax provision included $210,000 of deferred taxes for the effects of timing differences between the recognition of deductions for book and tax purposes.

     Net loss was $2.3 million for the year ended December 31, 1996 compared to $2.9 million for the year ended December 31, 1995. The change was driven primarily by the higher growth of EBITDA Contribution from Affiliates relative to operating expenses, goodwill amortization and interest expense.

     Cash net income increased by $6.2 million to $7.6 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995, as a result of factors affecting net income as described above before non-cash charges such as goodwill amortization, depreciation and extraordinary items of $9.9 million for the year ended December 31, 1996 and $4.3 million for the year ended December 31, 1995 as well as the inclusion of Affiliates for the whole period which were acquired during the previous year.

     YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO DECEMBER 31, 1994

     Aggregate assets under management increased by $3.8 billion to $4.6 billion at December 31, 1995 from $755.0 million at December 31, 1994, primarily as a result of the investments made in Systematic, Paradigm, Skyline and Renaissance which were completed in May 1995, May 1995, August 1995 and November 1995, respectively. Excluding the assets under management of these Affiliates at the dates of investment, assets under management decreased by $21.6 million as a result of net client out flows of $320.6 million and was partially offset by $299.0 million of market appreciation.

     Consolidated revenues increased $8.8 million to $14.2 million for the year ended December 31, 1995 from $5.4 million for the year ended December 31, 1994. Substantially all of this increase was attributable to investments in Affiliates after December 31, 1994. In addition, for the year ended December 31, 1995, the results of Hartwell were included for the full year. Hartwell, the only Affiliate included in the results of operations for the year ended December 31, 1994, was acquired in a series of transactions in 1994. Performance fees were $1.4 million for the year ended December 31, 1995. There were no performance fees for the year ended December 31, 1994.

     Compensation and related benefits expenses increased $2.4 million to $6.0 million for the year ended December 31, 1995 from $3.6 million for the year ended December 31, 1994 due to the inclusion of the new Affiliates. In addition, for the year ended December 31, 1995, the results of Hartwell were included for the full year.

     The amortization of intangible assets increased by $3.5 million to $4.2 million for the year ended December 31, 1995 from $0.7 million for the year ended December 31, 1994. Of this increase, $0.9 million, or 26%, was attributable to the investments in Affiliates during the year ended December 31, 1995 and $2.5 million was attributable to an accelerated write-off of goodwill for the Hartwell investment following a loss of client assets.

     Minority interest increased $2.2 million to $2.5 million for the year ended December 31, 1995 from $305,000 for the year ended December 31, 1994, as a result of the addition of new Affiliates during the year and Free Cash Flow growth at the Company's Affiliates.

     EBITDA increased by $1.9 million to $3.3 million for the year ended December 31, 1995 from $1.4 million for the year ended December 31, 1994 as a result of the inclusion of new Affiliates as described above and Free Cash Flow growth.

     Interest expense increased $1.0 million to $1.2 million for the year ended December 31, 1995 from $0.2 million for the year ended December 31, 1994. The increase in interest expense was due to the incurrence of additional indebtedness by the Company in connection with the investments consummated during 1995.

     Income tax expense was $715,000 for the year ended December 31, 1995 compared to $699,000 for the year ended December 31, 1994. The tax provision for 1994 included $335,000 of federal income taxes primarily relating to Hartwell prior to its inclusion in the Company's consolidated federal income tax return. The remaining $364,000 of income taxes in 1994 related to state and local taxes, primarily relating to Hartwell. The 1995 provision for taxes included $270,000 in federal income taxes including $210,000 in deferred taxes relating to timing differences in connection with the recognition of deductions for intangible assets.

     Net loss was $3.0 million for the year ended December 31, 1995 compared to $0.2 million for the year ended December 31, 1994. The change occurred as a result of higher goodwill amortization and interest expense and was partially offset by higher EBITDA Contribution from Affiliates.

     Cash net income increased by $775,000 to $1.4 million for the year ended December 31, 1995 from $587,000 for the year ended December 31, 1994 as a result of factors affecting net income as described above before non-cash charges such as goodwill amortization, depreciation and extraordinary items of $4.3 million for the year ended December 31, 1995 and $760,000 for the year ended December 31, 1994 as well as the inclusion of Affiliates for the whole period which were acquired during the previous year.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has met its cash requirements primarily through cash generated by its operating activities, bank borrowings, and the issuance by the Company of equity securities in private placement transactions. See "Certain Transactions". The Company's principal uses of cash have been to make investments in Affiliates, and to support the Company's and its Affiliates' operating activities.

     Net cash flow from operating activities was $6.2 million, $1.3 million and $817,000 for the years ended December 31, 1996, 1995 and 1994, respectively, and $8.7 million and $912,000 for the six months ended June 30, 1997 and 1996, respectively.

     Net cash flow used in investing activities was $29.2, $37.8 and $6.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. Of these amounts, $25.6 million, $38.0 million and $6.5 million, respectively, were used to make investments in Affiliates. Net cash flow used in investing activities was $11.8 million and $28.6 million for the six months ended June 30, 1997 and 1996, respectively. Of these amounts, $10.9 million and $25.5 million, respectively, were used to make investments in Affiliates.

     The Company completed its investments in Tweedy, Browne and GeoCapital which required approximately $314.7 million in cash, of which approximately $300.3 million (including transaction costs) was related to the Tweedy, Browne Investment. See "Unaudited Pro Forma Consolidated Financial Statements".

     The Company obtained the financing for the Subsequent Investments pursuant to (i) borrowings under the Credit Facility (the "Senior Debt"), (ii) $60 million face amount of Subordinated Bridge Notes (the "Subordinated Debt") and
(iii) $30 million from the issuance of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock (clauses (i) - (iii) collectively, the "Recent Financing"). The Credit Facility includes $200 million in revolving credit, $50 million of 7-year Tranche A and $50 million of 8-year Tranche B term loans. Interest on the $200 million revolving credit and the Tranche A term loan are based on LIBOR plus up to 2.5% based upon the Company's ratio of Senior Debt to EBITDA (adjusted for certain items). Interest on the Tranche B Senior Debt is based upon LIBOR plus a margin of 3%. Upon completion of the Offerings and the application of the net proceeds therefrom, an aggregate
$               will be available to the Company under the Credit Facility for future investments and working capital needs.

     The Subordinated Debt bears interest initially at LIBOR plus 7.25% which margin increases by 1/2 of 1% every quarter to a maximum cash paying rate of 15% and a maximum total interest rate of 17%. Interest accruing above 15% will be added to the face amount of the Subordinated Debt.

     Management intends to retire the Subordinated Debt and portions of the Senior Debt with the net proceeds of the Offerings. The Tranche A and Tranche B term loans can be prepaid without penalty at any time and the Subordinated Debt can be prepaid without penalty within six months of its issuance out of proceeds from an initial public offering.

     The Company's Credit Facility prohibits the payment of dividends and other distributions to stockholders of the Company and restricts the Company, the Affiliates and the Company's other subsidiaries from incurring indebtedness, incurring liens, disposing of assets, and engaging in certain extraordinary transactions. Among other things, the Company would not be permitted to dispose of any ownership interest in any majority-owned Affiliate if as a result, the Company's interest would fall below 50%, or engage in a merger or change of control (defined as the acquisition of more than 50% of the Company's capital stock by any person or group). The Credit Agreement also requires the Company to maintain certain financial ratios on an ongoing basis. The Company's ability to borrow under the Credit Agreement is conditioned on its compliance with the requirements of that agreement, and any non-compliance with those requirements could give rise to a default entitling the lenders to accelerate all outstanding borrowings under that agreement.

     As part of the Recent Financing, the Company also issued to Chase Capital 5,333 shares of Series C-1 Voting Convertible Preferred Stock and warrants to purchase at nominal cost 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock for an aggregate cash consideration of $30 million. As partial consideration in the GeoCapital investment, the Company issued 10,667 shares of Class D Convertible Preferred Stock valued at $9.6 million. See "Certain Transactions".

     Net cash flow from financing activities was $15.6 million, $46.4 million, and $9.5 million in 1996, 1995 and 1994, respectively, and was $9.6 million and $19.4 million for the six months ended June 30, 1997 and 1996, respectively. The principal sources of cash from financing activities has been from borrowings under senior credit facilities and private placements of the Company's equity securities.

     The uses of cash from financing activities were for the repayment of bank debt, repayment of notes issued as purchase price consideration and for payment of debt issuance costs.

     The Company's cash flows from equity issuances were $2.5 million, $30.0 million and $10.0 million for the years ended December 31, 1996, 1995 and 1994, respectively, and $2.5 million for the six months ended June 30, 1996. The 1996 cash flows from equity issuances were from the issuance and sale of 3,703 shares of Series B-1 Voting Convertible Preferred Stock in an exempt offering under Rule 701(c) of the Securities Act of 1933, as amended (the "Securities Act"), to officers, employees and consultants of Affiliates. The 1995 cash flows from equity issuances were from 19,403 shares of Series B-2 Non-Voting Convertible Preferred Stock sold to NationsBank for $13.0 million, 10,448 shares of Series B-1 Voting Convertible Preferred Stock sold primarily to The Hartford and TA Associates for an aggregate of $7.0 million, and 40,000 shares of Class A Convertible Preferred Stock sold primarily to TA Associates for $10.0 million. The 1994 cash flows from equity issuances were from 40,000 shares of Class A Convertible Preferred Stock sold primarily to TA Associates.

     In March 1996, the Company replaced its then-existing $50 million credit facility with a $125 million credit facility (the "1996 Credit Facility"). The 1996 Credit Facility provided for borrowings to finance the Company's investment activities and for limited amounts of working capital. The indebtedness under the 1996 Credit Facility had a stated maturity of March 6, 2001, and accrued interest at fluctuating rates based on the prime rate or LIBOR, plus a margin ranging from 1.00% to 2.25% depending on the Company's Senior Debt to EBITDA (adjusted for certain items), as selected by the Company in connection with each borrowing under the 1996 Credit Facility. The 1996 Credit Facility was replaced by the Credit Facility as part of the Recent Financing described above.

     The Company estimates that it will have approximately $     million in
outstanding indebtedness under the Credit Facility following the completion of the Offerings and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds". The Company expects that its principal use of funds for the foreseeable future will be for investments in additional investment management firms, repayments of debt, distributions of Free Cash Flow to owners of Affiliates other than AMG, additional investments in existing Affiliates upon the exercise of Puts (as defined herein) and working capital purposes.

     In order to provide the funds necessary for the Company to continue to acquire interests in investment management firms including its Affiliates upon the exercise of Puts, it will be necessary for the Company to incur, from time to time, additional long-term bank debt, and/or issue equity or debt securities, depending on market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company.

RECENT ACCOUNTING DEVELOPMENTS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. In June 1997, the FASB issued Statement of Financial Standards No. 130, Reporting Comprehensive Income ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. FAS 128 and FAS 130 are effective for fiscal years beginning after December 15, 1997. Early application is permitted for FAS 130 but not for FAS 128. If comparative financial statements are presented for earlier periods, those statements must be restated to reflect the application of FAS 128 and FAS 130. The Company intends to comply with the disclosure requirements of these pronouncements in 1998.

ECONOMIC AND OTHER FACTORS

     Except for capital required to pursue AMG's investment strategy, the Company's business is not capital intensive. The Company does not believe that inflation or changing prices have had a material impact on its results of operations.

     The Company's business is affected by factors such as the general economy and changes in interest rates by their effects on client decisions to add or withdraw assets to be managed, investment performance and increases or decreases in interest expense on outstanding borrowings.

     The Company seeks to offset its exposure under its debt financing arrangements to changing interest rates by entering into interest-rate protection agreements. As of June 30, 1997, the Company is a party to $35 million notional amount of such interest-rate protection agreements and intends to obtain interest-rate protection agreements for the Recent Financing. There can be no assurance that the Company will be successful in securing such interest-rate protection agreements in the future or that such agreements will meet their objectives.

                                    BUSINESS

OVERVIEW AND HISTORY

  OVERVIEW

     AMG is a leading asset management holding company which acquires majority interests in mid-sized investment management firms. The Company's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms. With the completion of its investment in Tweedy, Browne, the Company's most recent and largest investment to date, AMG has grown since its founding in December 1993 to ten investment management firms with over $40 billion in assets under management.

     AMG has developed an innovative transaction structure which it believes is a superior succession planning alternative for growing mid-sized investment management firms. The Company believes that the AMG Structure appeals to target firms for both financial and operational reasons:

     - The AMG Structure allows owners of mid-sized investment management firms to sell a portion of their interest, while ongoing management retains a significant ownership interest, with the opportunity to realize value for that interest in the future.

     - The AMG Structure provides management of each Affiliate with autonomy over the day-to-day operations of their firm, and includes a revenue sharing arrangement which provides that a specified percentage of revenues are retained to pay operating expenses at the discretion of the Affiliate's management.

     The Company believes that the AMG Structure distinguishes AMG from other acquirors of investment management firms which generally seek to own 100% of their target firms and, in many cases, seek to participate in the day-to-day management of such firms. AMG believes that the opportunity for managers of each Affiliate to realize the value of their retained equity interest makes the AMG Structure particularly appealing to managers of firms who anticipate strong future growth and provides those managers with an ongoing incentive to continue to grow their firm.

     AMG's Affiliates have achieved substantial internal growth in assets under management. For the six months ended June 30, 1997, the Affiliates increased their assets under management 49%. Tweedy, Browne, AMG's largest Affiliate (based on EBITDA Contribution), achieved growth of 34% in assets under management for the same period. The Affiliates manage assets across a diverse range of investment styles, asset classes and client types with significant participation in fast-growing segments such as equities, global investments and mutual funds. For the six months ended June 30, 1997, investments in equity securities represented 83% of EBITDA Contribution, while global investments represented 36% of EBITDA Contribution. For the same period, mutual fund assets represented 29% of EBITDA Contribution. The three largest Affiliate mutual funds, Tweedy, Browne American Value, Tweedy, Browne Global Value and Skyline Special Equities, are rated "five," "four" and "five" stars, respectively, by Morningstar, Inc., and these funds' assets increased 70%, 43% and 58%, respectively, for the six months ended June 30, 1997.

     The following table provides the pro forma composition of the Company's assets under management and relative EBITDA Contribution of the Affiliates for the six months ended June 30, 1997.

           PRO FORMA ASSETS UNDER MANAGEMENT AND EBITDA CONTRIBUTION

                                                      SIX MONTHS ENDED JUNE 30, 1997
                                      ---------------------------------------------------------------
                                      ASSETS UNDER   PERCENTAGE               EBITDA       PERCENTAGE
                                       MANAGEMENT     OF TOTAL             CONTRIBUTION     OF TOTAL
                                      ------------   ----------           --------------   ----------
                                    (IN MILLIONS)                         (IN THOUSANDS)

CLIENT TYPE:
Institutional........................   $ 33,156          80%                $ 12,541           49%
Mutual fund..........................      2,802           7                    7,458           29
High net worth.......................      4,667          12                    3,753           15
Other................................        567           1                    1,679            7
                                        --------         ---                 --------          ---
     Total...........................   $ 41,192         100%                $ 25,431          100%
                                        ========         ===                 ========          ===
ASSET CLASS:
Equity...............................   $ 21,282          52%                $ 21,201           83%
Fixed income.........................      2,741           7                    1,172            5
Tactical asset allocation............     17,169          41                    3,058           12
                                        --------         ---                 --------          ---
     Total...........................   $ 41,192         100%                $ 25,431          100%
                                        ========         ===                 ========          ===
GEOGRAPHY:
Domestic investments.................   $ 22,704          55%                $ 16,186           64%
Global investments...................     18,488          45                    9,245           36
                                        --------         ---                 --------          ---
     Total...........................   $ 41,192         100%                $ 25,431          100%
                                        ========         ===                 ========          ===

     AMG believes that significant opportunities exist for future growth through acquisitions of equity interests in additional mid-sized investment management firms. The Company estimates that there are approximately 1,200 firms in the United States, Canada, and the United Kingdom in this category (which the Company generally defines as firms with assets under management of between $500 million and $10 billion). AMG believes that, in the coming years, a substantial number of investment opportunities will arise as founders of such firms approach retirement age and begin to plan for succession. The Company also anticipates that there will be significant additional investment opportunities among firms which are currently wholly-owned by larger entities. AMG believes that it is well positioned to take advantage of these investment opportunities because it has a management team with substantial industry experience and expertise in structuring and negotiating transactions, as well as a highly organized process for identifying and contacting investment prospects.

  HISTORY

     The Company was founded in December 1993 by William J. Nutt, the Company's President and Chief Executive Officer and TA Associates, a Boston-based private equity investment firm. Mr. Nutt has extensive previous experience in the money management industry, including as President of The Boston Company, a leading institutional asset manager, administrator and adviser of mutual funds, and private banking institution. Since its founding in December 1993, the Company has obtained significant equity investments initially from TA Associates, followed by NationsBank and The Hartford and, most recently and in connection with the financing of the Tweedy, Browne Investment, by Chase Capital. In addition, certain members of AMG's senior management and members of senior management of certain of the Affiliates have made equity investments in AMG.

     AMG was established to address the succession and transition issues facing the founders and principal owners of many mid-sized investment management firms. Before AMG, succession planning alternatives for mid-sized firms were typically limited to (i) internal transfers to firm employees (at prices generally below fair market value), or (ii) the sale of 100% of the firm's equity, which often failed to provide adequate incentives for succeeding management to grow the firm. The

Company believes that the AMG Structure offers a superior approach to succession planning by providing fair value for the interest AMG acquires while preserving equity incentives for management.

THE INDUSTRY

  ASSETS UNDER MANAGEMENT

     The investment management sector is one of the fastest growing sectors in the financial services industry. According to U.S. Federal Reserve "Flow of Funds Account" data, from 1986-1996, mutual fund assets under management grew at a compound annual growth rate of approximately 25.3%, while the aggregate assets managed on behalf of pension funds increased at a compound annual growth rate of approximately 11.9%. These assets, which totaled over $8.6 trillion in 1996, represent only a portion of the funds available for investment management. In addition, substantial assets are managed on behalf of individuals in separate accounts, for foundations and endowments, as a portion of certain insurance contracts such as variable annuity plans and on behalf of corporations and other financial intermediaries. The Company believes that demographic trends and the ongoing disintermediation of bank deposits and life insurance reserves will result in continued growth of the investment management industry.

  INVESTMENT ADVISERS

     The growth in industry assets under management has resulted in a significant increase in the number of investment management firms within AMG's principal targeted size range of $500 million to $10 billion of assets under management. Within this size range, the Company has identified over 1,000 investment management firms in the United States, and over 200 additional investment management firms in Canada, the United Kingdom and in other European and Asian countries.

HOLDING COMPANY OPERATIONS

     AMG's management performs two primary functions: (i) implementing the Company's strategy of growth through acquisitions of interests in prospective affiliates; and (ii) supporting, enhancing, and monitoring the activities of the existing Affiliates.

  ACQUISITION OF INTERESTS IN PROSPECTIVE AFFILIATES

     The acquisition of interests in new affiliates is a primary element of AMG's growth strategy. AMG management is responsible for each step in the new investment process, including identification and contact of potential affiliates, and the valuation, structuring and negotiation of transactions. In general, the Company seeks to initiate its contacts with potential affiliates on an exclusive basis and does not actively seek to participate in competitive auction processes or employ investment bankers or finders. Of the Company's ten Affiliates, three were represented by investment bankers while the remaining seven were transactions initiated by AMG management.

     AMG's management identifies and develops relationships with promising potential affiliates based on a thorough understanding of its principal target universe, mid-sized investment management firms. Using its proprietary database -- comprised of data from third party vendors, public and industry sources, and AMG research -- AMG screens and prioritizes prospects within its target universe. AMG also utilizes the database to monitor the level and frequency of interaction with potential affiliates. AMG's database and contact management system enhances the Company's ability to identify promising potential affiliates and to develop and maintain relationships with these firms.

     AMG's management seeks to increase awareness of AMG's approach to investing by sending periodic mailings to 5,000 individuals involved in the industry and by actively participating in conferences and seminars related to succession planning for investment management firms. Such activities lead to a substantial number of unsolicited calls to AMG by firms which are considering succession planning issues. In addition, AMG management maintains an active calling program in order to develop relationships with prospective affiliates. In the past two years, AMG management has had discussions with over 400 firms, including visits to over 300 of these firms. The Company believes that it has established ongoing relationships with a substantial number of firms which will be considering succession planning alternatives in the future.

     Once discussions with a target firm lead to transaction negotiations, AMG's management team performs all of the functions related to the valuation, structuring, and negotiation of the transaction. The Company's management team includes professionals with substantial experience in mergers and acquisitions of investment management firms.

     Upon the negotiation and execution of definitive agreements, the firm contacts its clients to notify them and seek their consent to the transaction (which constitutes an assignment of the firm's investment advisory contracts) as required by the Investment Advisers Act and, with respect to mutual fund clients, seeks new contracts (as required by the Investment Company Act) through a proxy process.

  AFFILIATE SUPPORT

     In addition to its new investment efforts, AMG seeks to support and enhance the growth and operations of its Affiliates. AMG believes that the management of each Affiliate is in the best position to assess its firm's needs and opportunities, and that the autonomy and culture of each Affiliate should be preserved. However, when requested by Affiliate management, AMG provides strategic, marketing, and operational assistance. The Company believes that these support services are attractive to the Affiliates because such services otherwise may not be as accessible or as affordable to mid-sized investment management firms.

     In addition to the diverse industry experience and knowledge of AMG's senior management, AMG maintains relationships with numerous consultants whose specific expertise enhances AMG's ability to offer a wide range of assistance. Specific Affiliate support initiatives have included: new product development, marketing material development, institutional sales assistance, recruiting, compensation evaluation, regulatory compliance audits, client satisfaction surveys, and evaluation of acquisitions of other firms by Affiliates. The Company also endeavors to negotiate discounted pricing on products and services useful to the operations of the Affiliates. For example, AMG has arranged discounts on services such as sales training seminars, sponsored conferences, public relations services, audit and tax services, insurance, and retirement benefits.

     Where appropriate, AMG may assist Affiliates by facilitating access to the various resources and distribution channels of AMG's institutional investors, TA Associates, NationsBank, The Hartford, and Chase Capital. For example, one of Skyline's mutual funds is made available through the NationsBanc Investments, Inc. no-load mutual fund program. Similarly, The Hartford has provided initial "seed capital" for new products at Systematic and Skyline, as well as made certain fund products available for sale to clients of its retirement planning programs. In addition, TA Associates, which in the past has introduced opportunities for new affiliate investments to the Company, has also introduced certain of the Affiliates to a number of large pension plans and endowments which are limited partners of various private equity funds sponsored by TA Associates.

AMG STRUCTURE AND RELATIONSHIP WITH AFFILIATES

     As part of AMG's investment structure, each of AMG's Affiliates is (and the Company believes that each future affiliate will be) organized as a separate and largely autonomous limited liability company or partnership. Each Affiliate operates under its own limited liability company agreement or partnership agreement (such Affiliate's "organizational document"), which includes provisions regarding the use of the Affiliate's revenues and the management of the Affiliate. The organizational document of each Affiliate also gives management owners the ability to realize the value of their retained equity interests in the future.

  OPERATIONAL AUTONOMY OF AFFILIATES

     The management provisions in each organizational document are jointly developed by AMG and the Affiliate's senior management at the time AMG makes its investment. These provisions, while varying among Affiliates, provide for delegation to the Affiliate's management team of the power and authority to carry on the day-to-day operation and management of the Affiliate, including matters relating to personnel, investment management policies and fee structures, product development, client relationships and employee compensation programs. AMG does, however, retain the authority to prevent certain specified types of actions which AMG believes could adversely affect cash distributions to AMG. For instance, none of the Affiliates may incur material indebtedness without the consent of AMG. AMG itself does not manage investments for clients, does not provide any investment management services and is not registered as an investment adviser under federal or state law.

  ALLOCATION OF AFFILIATE REVENUES AND CASH FLOWS

     Each Affiliate's organizational document contains provisions regarding the allocation of that Affiliate's revenues into two categories: Operating Cash Flow and Free Cash Flow. Operating Cash Flow is that portion of revenues which the Affiliate retains and uses at its management's discretion to pay compensation and day-to-day operating and overhead expenses. Free Cash Flow, the other portion of revenues, is allocated to AMG and each Affiliate's management owners based on their respective ownership interests in each firm (provided, however, that AMG's distributions have priority). The annual allocation of revenues to Operating Cash Flow and Free Cash Flow is based on fixed percentages typically agreed to at the time of AMG's investment in each Affiliate. To the extent that an Affiliate's actual operating expenses are less than the percentage of revenues allocated to Operating Cash Flow, management may spend the Excess Operating Cash Flow at their own discretion, including for cash bonuses. Since management owners also receive meaningful annual Free Cash Flow distributions (in addition to retaining material equity value in their firm), AMG believes that the management owners' economic incentives are aligned with AMG's.

     The following diagram depicts the allocation of the Affiliates' revenues.


                                                                                             Salary and Bonuses
                                                                                                to Employees;
                                                                                               Other Operating
                                                                                                   Expenses

                                          Operating
                                            Cash
                                            Flow


                                                                   Excess Operating
                                                                    Cash Flow


| Affiliate |     | Revenue Sharing |                                                         |   Affiliate    |
                  |    Agreement    |                                                         |   Management   |
                                                                                              | Equity Holders |


                                                                   Free Cash Flow
                                                                     Allocation
                                      Free Cash Flow to
                                      Affiliate Equity
                                            Holders


                                                                   Free Cash Flow
                                                                     Allocation


                                                                                              |   AMG   |

     The EBITDA Contribution of an Affiliate represents the Free Cash Flow of that Affiliate allocated to AMG before interest, taxes, depreciation and amortization of that Affiliate.

     The percentage of revenues which is allocated to Operating Cash Flow generally ranges from 51% to 70% and, conversely, the percentage of revenues which is allocated to Free Cash Flow generally ranges from 30% to 49%. AMG typically owns 51% to 70% of the Free Cash Flow of an Affiliate, with the remainder being allocated among the Affiliate's management owners. As a result of this structure, an Affiliate's EBITDA Contribution generally will increase or decrease directly in proportion to a rise or fall in revenues. By contrast, while the Free Cash Flow allocation to an Affiliate's management will increase or decrease in the same manner, in the event that higher revenues or lower expenses produce additional Excess Operating Cash Flow, this benefit will accrue entirely to the Affiliate's management in the form of additional compensation. Although AMG does not share in this benefit, it is protected in the event that revenues decline or expenses rise because the organizational documents of each Affiliate provide that any expenses in excess of Operating Cash Flow first reduce the Affiliate's management owners' Free Cash Flow, until it is eliminated and only then reduce the Affiliate's EBITDA Contribution.

  CAPITALIZATION OF RETAINED INTEREST

     The incentive effect of retained equity is an integral part of the AMG Structure. In order to maximize this incentive effect, the organizational documents of each Affiliate include various provisions for the management owners of that Affiliate to periodically realize the equity value they have created, by requiring the Company to purchase portions of their interests in the Affiliate ("Puts"). In addition, the organizational documents of certain of the Affiliates provide AMG with the ability to require the management owners to sell portions of their interests in the Affiliate to AMG ("Calls"). Finally, the organizational documents of each Affiliate include provisions obligating each management owner to sell his or her remaining interests after the termination of his or her employment with the Affiliate. Underlying all of these provisions is AMG's basic philosophy that the Company should maintain an ownership level in each Affiliate (and, conversely, the ownership level of management of that Affiliate) within a range that the Company believes offers the management of that Affiliate sufficient incentives to grow and improve their business to create equity value for themselves.

     The Puts are designed to let the management owners of an Affiliate realize portions of the equity value they have created prior to their retirement. In addition, as an alternative to simply purchasing all of a management owner's interest in the Affiliate following the termination of his or her employment, the Puts enable AMG to purchase additional interests in the Affiliates at a more gradual rate. The Company believes that a more gradual purchase of interests in Affiliates will make it easier for AMG to keep its ownership of each Affiliate within a desired range, by transferring purchased interests in the Affiliate to more junior members of that Affiliate's management. In most cases, the Puts do not become exercisable for a period of several years from the date of AMG's investment in an Affiliate, and once exercisable, are generally limited in the aggregate to a percentage of a given management owner's ownership interests. The most common formulation among all the Affiliates is that a management owner's Puts (i) do not commence for five years from the date of AMG's investment (or, if later, the date he or she purchased his or her interest in the Affiliate),
(ii) are limited, in the aggregate, to fifty percent of the interests he or she holds in the Affiliate, and (iii) are limited, in any twelve-month period, to ten percent of the greatest interest he or she held in the Affiliate. In addition, the organizational documents of most Affiliates contain a limitation on the maximum aggregate amount that management of any Affiliate may require AMG to purchase pursuant to their Puts in any given twelve-month period. The purchase price for Puts is based on a multiple of Free Cash Flow of the Affiliate at the time the Put is exercised, with the multiple having been determined at the time AMG made its initial investment (the "Fair Value Purchase Price").

     The Calls are designed to provide the Company and management members of the Affiliates with the assurance that a mechanism exists for AMG to facilitate a certain degree of transition within the senior management team after an agreed-upon period of time. While the Calls vary in each specific instance, in all cases, the timing, mechanism and price are agreed upon when AMG makes its investment, with the price generally being the Fair Value Purchase Price.

     The organizational documents of each Affiliate provide that the management owners will realize the remaining equity value they have created upon the termination of their employment with the Affiliate. In general, upon a management owner's retirement after an agreed-upon number of years, or upon his or her earlier death, permanent incapacity or termination without cause (but with AMG's consent), that management owner is required to sell to AMG (and AMG is required to purchase from the management owner) his or her remaining interests for the Fair Value Purchase Price. In general, if a management owner quits early or is terminated for cause, his or her interests will be purchased by AMG at a reduced multiple which represents a substantial discount to the Fair Value Purchase Price, and if he or she quits or is terminated for cause within the first several years following AMG's investment (or, if later, the date he or she purchased his or her interest in the Affiliate) he or she generally receives nothing for his or her retained interest.

     To the extent of the proceeds of any key-man life insurance or lump-sum disability insurance which are collected by an Affiliate upon the death or permanent incapacity of a management owner, the Affiliate, rather than AMG, would purchase that management owner's interests. A purchase by an Affiliate would have the effect of ratably increasing the ownership percentage of AMG and each of the remaining management owners, whereas the purchase by AMG only increases AMG's ownership percentage. The organizational documents of most of the Affiliates provide for the purchase of such insurance, to the extent requested by AMG, with the premiums to be paid by all owners (including AMG and management) as a deduction to Free Cash Flow of the Affiliate.

     In general, the organizational documents of each Affiliate provide the management owners with the opportunity to receive the purchase price for Puts, or sales upon termination of employment, in cash or in shares of Common Stock of AMG. The most common formulation of the right to receive the purchase price in shares of Common Stock of AMG is as follows: AMG will exchange a number of shares of Common Stock as is equal in value to seventy-five percent of the Free Cash Flow purchased in the transaction, multiplied by the multiple of EBITDA at which AMG Common Stock is then trading in the public market.

     The Company believes that its investment structure, which permits management of each Affiliate to receive ownership interests in the Affiliate and to have AMG purchase such interests in accordance with a predetermined pricing formula, provides each Affiliate with an important incentive and recruiting tool. The Company also believes that the AMG Structure, which allows individuals to determine, within agreed upon limits, when to sell their interests and which permits additional issuances to future generations of management of each Affiliate, will enable the Affiliates to continue to grow as successive generations of management assume control of their firm. In addition, since the organizational document of each Affiliate generally prohibits AMG from transferring its interest in an Affiliate without the consent of the management owners, the Affiliate and the management owners are provided a stable environment in which they can grow their business.

THE AFFILIATES

     In general, the Affiliates derive revenues by charging fees to their clients which are typically based on the market value of assets under management. In some instances, however, the Affiliates may derive revenues from fees based on investment performance.

     AMG's Affiliates are listed below in alphabetical order. Unless otherwise indicated, AMG holds a majority ownership interest in each such Affiliate.

                                                                                   ASSETS UNDER
                                                                                    MANAGEMENT
                                           PRINCIPAL               DATE OF          AS OF JUNE
             AFFILIATE                    LOCATION(S)            INVESTMENT          30, 1997
-----------------------------------  ---------------------  ---------------------  ------------
                                                                                  (IN MILLIONS)
Burridge...........................  Chicago                December 1996            $  1,342
First Quadrant.....................  Pasadena, CA;          March 1996                 24,397(1)
                                     London
GeoCapital.........................  New York                      1997                 2,140
Gofen and Glossberg................  Chicago                May 1997                    3,481
Hartwell...........................  New York               May 1994                      403
Paradigm(2)........................  New York               May 1995                    1,627
Renaissance........................  Cincinnati             November 1995               1,387
Skyline............................  Chicago                August 1995                   977
Systematic.........................  Fort Lee, NJ           May 1995                      854
Tweedy, Browne.....................  New York;                     1997                 4,584
                                     London
                                                                                     --------
     Total.........................                                                  $ 41,192
                                                                                     ========

---------------

(1) Includes assets directly managed as well as assets underlying overlay strategies which employ futures, options or other derivative securities to achieve a particular investment objective.

(2) AMG owns less than 50% of Paradigm.

  BURRIDGE

     Burridge, founded in 1986, is a Chicago-based firm which specializes in the management of mid-capitalization growth equity portfolios. Burridge's clients include corporate, Taft-Hartley, and public pension plans, as well as foundations, endowments and individuals. The firm applies its investment strategy through a combination of separate accounts, regional and national wrap-fee programs, and a recently introduced mutual fund. Burridge's management team is led by Chairman, Richard M. Burridge, President and Chief Executive Officer, John H. Streur, Jr., and Vice-Chairman, Kenneth M. Arenberg.

     Burridge utilizes proven valuation disciplines to invest in mid-capitalization stocks with superior projected earnings growth based upon fundamental company analysis. Burridge concentrates its analysis on companies which fit the following criteria: (i) a focus on one business line; (ii) an increasing market share; (iii) a strong balance sheet; (iv) superior projected earnings growth; and (v) a proven, shareholder-oriented management team. Burridge constructs a fully invested portfolio of the 35 most attractive of such companies prioritized on anticipated earnings growth relative to their price/earnings ratios. On average, these securities are held for approximately three years, resulting in a low turnover ratio.

  FIRST QUADRANT

     First Quadrant, one of the largest quantitative investment managers in the world, specializes in asset allocation and style management on a global basis. First Quadrant, L.P. is headed by Robert D. Arnott, its Chief Executive Officer, a recognized leader in the field of quantitative investing, and its sister company, First Quadrant Limited, is led by William A. R. Goodsall. First Quadrant employs a highly disciplined quantitative methodology to guide its investment strategy. First Quadrant seeks to add value by assessing relative valuations across major segments of the portfolio: among asset classes, across global markets, between equity styles, and in currency allocation.

     First Quadrant's management pioneered the application of style management strategies to the U.S. and major international equity markets. The firm has also pioneered a global approach to tactical asset allocation, and the Company believes it maintains a leading market share in these two products. First Quadrant offers various tailored approaches in each of the following product areas: U.S. tactical asset allocation; global tactical asset allocation (developed and/or emerging markets); U.S. equity style management; global equity style management (multi- or specific country strategies); currency management strategies; and policy allocation control strategies.

     With an emphasis on research and publishing, the firm applies advanced information technology and artificial intelligence techniques to leverage traditional econometric methods in building quantitative investment systems. First Quadrant is also committed to continued innovation and product development in applying these techniques to new markets and products. Coupled with First Quadrant's management's focus on providing superior service to their large institutional clients, this innovation and performance has led to significant growth in First Quadrant's business. First Quadrant provides its services to large domestic and international corporate and public entities and pension plans. First Quadrant, L.P. has offices in Pasadena and Boston, while First Quadrant Ltd. is based in London. First Quadrant also maintains joint ventures with firms in Toronto, Tokyo and Paris.

  GEOCAPITAL

     Founded in 1979, GeoCapital invests in domestic small-capitalization equities on behalf of corporations, retirement programs, foundations, high net worth individuals and private partnerships. With principal offices in New York, NY, the firm is led by its Chairman and Chief Investment Officer, Irwin Lieber, and its President, Barry K. Fingerhut.

     GeoCapital's investment approach is to manage fully invested portfolios which blend two kinds of stocks: "growth companies" that create, commercialize, and market new technologies and services, and "special situation" companies with undervalued or unrecognized assets or earnings. GeoCapital believes that the combination of these two types of investments in a single portfolio can lessen the market risks, while providing the superior returns of investing in small companies. Utilizing their own independent fundamental analysis, GeoCapital's management studies a company from the bottom up beginning with its strategic, financial, and management strengths. Above all, GeoCapital evaluates and monitors a company's management, both before and after an investment is made. A typical investment is held for three to five years, to give either the growth or special situation stock time to realize its inherent value.

  GOFEN AND GLOSSBERG

     Gofen and Glossberg is one of the oldest and most respected investment counseling firms in the United States. Founded in 1932, the firm has a long history of managing assets for prominent individuals, families, retirement plans, foundations and endowments. Based in Chicago, the firm is led by its President, William H. Gofen, and Executive Vice President, Joseph B. Glossberg.

     Gofen and Glossberg custom tailors portfolios to meet the specific financial goals of each client. With the perspective that comes from managing client portfolios through numerous market cycles, Gofen and Glossberg takes a longer term approach to portfolio management (typically three to five year growth targets) in order to preserve capital while encouraging growth. Portfolio managers at Gofen and Glossberg build investment portfolios around a solid nucleus of common stocks and/or fixed income securities. The firm invests in quality companies that have strong management, a dominant market share or proprietary products and services, and growing income or cash flow.

  HARTWELL

     Founded in 1961, Hartwell is a New York-based growth stock manager, whose clients include high net worth individuals, an offshore hedge fund and several large private foundations. The management team is led by William C. Miller, IV.

     Hartwell applies a fundamental, bottom-up approach to investing in stocks of growth companies. The firm uses a disciplined stock selection process to identify stocks of companies with strong fundamental characteristics and exposure to longer term secular trends, which the portfolio managers believe can lead to sales and earnings growth in excess of 20% per year.

     Hartwell's investment professionals tailor portfolio construction to meet specific client needs. On a standardized basis, Hartwell offers three products, small-capitalization growth, medium-to large-capitalization growth and balanced accounts.

  PARADIGM

     Paradigm is a leader in equity style management, with an investment approach that combines passive management technology with active management insights. Paradigm's sophisticated investment process typically begins by identifying several portfolio management styles from a prototypical set of active managers who exemplify certain risk and return characteristics of the chosen styles. The process then takes the aggregate portfolios and, using a sophisticated optimization model, arrives at a smaller portfolio of stocks with risk and return characteristics that match the larger group. Paradigm offers six styles which employ this investment process: large-capitalization growth; large-capitalization value; mid-capitalization growth; mid-capitalization value; small-capitalization growth; and small-capitalization value.

     Based in New York, Paradigm is led by James E. Francis, President and Chief Executive Officer. Paradigm has a diversified client list of public and private endowments and Taft-Hartley plans. AMG holds less than a 50% ownership interest in Paradigm, which is a minority-owned business.

  RENAISSANCE

     Based in Cincinnati, Renaissance provides quantitatively-based investment management strategies to a variety of institutional and individual clients. The firm is led by managing directors Michael A. Schroer, Donald W. Kennedy and Paul
A. Radomski.

     Renaissance employs a quantitative approach to its equity, fixed income, and tactical allocation decisions. The stock selection decision is characterized by companies that have a demonstrated ability in sustaining above-average levels of profitability and below-average levels of debt. Valuation standards are further applied to determine stock-price momentum and trends in a company's earnings. Balanced and tactical asset allocation begins with a series of asset allocation models which measure and consistently monitor the relative attractiveness of cash, bonds, and equities.

The models then assign an expected capital return period for each asset class which is the final measure of investment value.

     Renaissance offers large-capitalization and small-capitalization growth and American depositary receipt equity products in addition to balanced, tactical asset allocation and fixed income strategies. The firm's dynamic and flexible process allows the investment manager to customize portfolios to include client-specific needs.

  SKYLINE

     Skyline is a Chicago-based firm which specializes in small-capitalization and mid-capitalization value equities. Skyline manages assets for institutional clients, as well as two no-load mutual funds, Skyline Special Equities and Skyline Special Equities II. The firm is led by its President, William Dutton, who was named Morningstar Portfolio Manager of the Year in 1992.

     Skyline manages equities in three value-driven portfolio styles: Small Cap Value, Small Cap Value II, and Skyline Select. The Small Cap Value approach holds stocks of small-capitalization companies ($100 million to $700 million in market capitalization). The Small Cap Value II approach holds stocks of small-capitalization to mid-capitalization companies ($400 million to $2 billion in market capitalization). The Skyline Select portfolios combines select holdings of both the Small Cap Value and Small Cap Value II series ($100 million to $2 billion in market capitalization). Each of these three strategies leads to selections of stocks which have a low price/trailing earnings multiple relative to the market, attractive earnings prospects (typically in the 10% to 20% per year range) as estimated by fundamental, in-house research, and are under-followed by the broader marketplace.

  SYSTEMATIC

     Located in Fort Lee, New Jersey, Systematic manages assets on behalf of a variety of corporations, jointly-trusteed and public pension funds as well as for high net worth individuals, principally through wrap programs. Systematic is led by its President, Charles J. Mohr, and Chief Investment Officer Gyanendra
(Joe) Joshi. Systematic offers three products: core value equity, small-capitalization value equity, and free cash flow value equity.

     Systematic's core value equity investment approach begins with a disciplined strategy of selecting large-capitalization, low price/earnings stocks that have reported earnings in excess of consensus expectations. A quantitative screen is applied and overlayed with intensive fundamental analysis to create an equally weighted portfolio of approximately 50 to 60 stocks.

     Systematic's small-capitalization value and free cash flow value equity products quantify a firm's true free cash flow and then identify stocks that are trading at a discount to the median market multiple of free cash flow. Fundamental analysis is applied to a focused list of approximately 125 stocks for the free cash flow product and 100 stocks for the small-capitalization value product from which the portfolio managers select a portfolio of approximately 40-50 stocks.

  TWEEDY, BROWNE

     Tweedy, Browne is recognized as a leading practitioner of the value-oriented investment approach first advocated by Benjamin Graham. Tweedy, Browne manages domestic, international and global equity portfolios for institutions, individuals, partnerships, and mutual funds. The firm, which is the successor to Tweedy & Co., a brokerage firm founded in 1920, is led by Christopher H. Browne, William H. Browne and John D. Spears. Based in New York, the firm also maintains a research office in London.

     Tweedy, Browne's investment philosophy is to invest in companies at a substantial discount to their true business value. The firm does not attempt to time markets or focus on particular market sectors, but rather emphasizes a long-term, low turnover strategy grounded in individual stock selection.

     Tweedy, Browne applies its value-oriented investment strategy to international, as well as domestic equities, with global assets representing approximately 43% of total assets under management. The firm established its two no-load mutual funds, Tweedy, Browne American Value, and Tweedy, Browne Global Value, in 1993. The funds, which are rated "five" and "four" stars, respectively, by Morningstar, Inc., represent approximately 44% of Tweedy, Browne's total assets under management.

COMPETITION

     The Company competes with many purchasers of investment management firms, including other investment management holding companies, insurance companies, broker-dealers, banks and private equity firms. Many of these companies, both privately and publicly held, have longer operating histories and greater resources than the Company, which may make them more attractive to the owners of firms in which AMG is considering an investment and may enable them to offer greater consideration to such owners. Certain of the Company's principal stockholders also pursue investments in, and acquisitions of, investment management firms, and the Company may, from time to time, encounter competition from such principal stockholders with respect to certain investments. The Company believes that important factors affecting its ability to compete for future investments are (i) the degree to which target firms view the AMG Structure as preferable, financially and operationally, to acquisition or investment arrangements offered by other potential purchasers, (ii) the market value of AMG's Common Stock, which may be a form of consideration in acquisitions, and (iii) the reputation and performance of the existing Affiliates and future affiliates, by which target firms will judge AMG and its future prospects.

     The Affiliates compete with a large number of domestic and foreign investment management firms, including public companies, subsidiaries of commercial banks, and insurance companies. Many of these firms have greater resources and assets under management than any of the Affiliates, and offer a broader array of investment products and services than any of the Affiliates. From time to time, Affiliates may also compete with the other Affiliates for clients. In addition, there are relatively few barriers to entry by new investment management firms, especially in the institutional managed accounts business. AMG believes that the most important factors affecting its Affiliates' ability to compete for clients are (i) the products offered, (ii) the abilities, performance records and reputation of its Affiliates and their management teams,
(iii) the management fees charged, (iv) the level of client service offered, and
(v) the development of new investment strategies and marketing. The importance of these factors can vary depending on the type of investment management service involved. Client service is also an important factor. Each Affiliate's ability to retain and increase assets under management would be adversely affected if client accounts underperform in comparison to relevant benchmarks, or if key management or employees leave the Affiliate. The ability of each Affiliate to compete with other investment management firms is also dependent, in part, on the relative attractiveness of their respective investment philosophies and methods under then prevailing market conditions.

GOVERNMENT REGULATION

     Virtually all aspects of the investment management businesses of the Affiliates are subject to various federal and state laws and regulations. Each Affiliate (other than First Quadrant Limited) is registered with the Commission under the Investment Advisers Act, and each Affiliate and its employees are also registered under applicable state securities laws. The Investment Advisers Act imposes numerous obligations on registered investment advisors including fiduciary, record keeping, operational and disclosure obligations. First Quadrant Limited is a member of the Investment Management Regulatory Organisation in the United Kingdom. Each of the mutual funds for which Tweedy, Browne, Skyline, and Burridge are advisors, and Renaissance and Systematic are subadvisors, is registered with the Commission under the Investment Company Act, shares of each such fund are registered with the Commission under the Securities Act, and the shares of each such fund are qualified for sale (or exempt from such qualification) under the laws of each state and the

District of Columbia to the extent such shares are sold in any of such jurisdictions. Each of First Quadrant, L.P. and Renaissance are also registered with the Commodity Futures Trading Commission as a Commodity Trading Advisor and each is a member of the National Futures Association. Tweedy, Browne is registered as a broker-dealer under the Exchange Act and is subject to regulation by the Commission, the National Association of Securities Dealers, Inc. and other federal and state agencies. As a registered broker-dealer, Tweedy, Browne is subject to the Commission's net capital rules. Under certain circumstances, these rules may limit the ability of Tweedy, Browne to make distributions to the Company.

     Under applicable law, every investment advisory contract between a registered investment adviser and its clients must provide that it may not be assigned by the investment adviser without the consent of the client. In addition, under the Investment Company Act, each contract with a registered investment company must provide that it terminates upon its assignment. Under both the Investment Advisers Act and the Investment Company Act, an investment advisory contract is deemed to have been assigned in the case of a direct "assignment" of the contract as well as in the case of a sale, directly or indirectly, of a "controlling block" of the adviser's voting securities. Such an assignment may be deemed to take place when a firm is acquired by AMG. Prior to AMG's investment, each Affiliate sought to obtain the consent of its clients to the assignment of the advisory contracts which results from the acquisition (and, in the case of mutual fund clients, sought to obtain new advisory contracts on substantially the same terms). Each investment consummated thus far has been, and the Company expects that each future investment will be, conditioned on the obtaining of such consents (and, to the extent applicable, new contracts) from substantially all of the clients of the acquired firm. The change of control provisions may limit the ability of AMG to issue Common Stock or to be acquired by a third party.

     Most of the Affiliates are subject to ERISA, and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to certain of their clients.

     The foregoing laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict any of the Affiliates from conducting their business in the event that they fail to comply with such laws and regulations. Possible sanctions that may be imposed in the event of such noncompliance include the suspension of individual employees, limitations on the Affiliate's business activities for specified periods of time, revocation of the Affiliate's registration as an investment adviser, commodity trading adviser and/or other registrations, and other censures and fines. Changes in these laws or regulations could have a material adverse impact on the profitability and mode of operations of the Company and each of its Affiliates.

     The officers, directors and employees of AMG and each of the Affiliates may, from time to time, own securities which are also owned by one or more of the Affiliate's clients. Each Affiliate and AMG has internal policies with respect to individual investments and requires reports of securities transactions and restricts certain transactions so as to minimize possible conflicts of interest.

PROPERTIES

     AMG's executive offices are located at Two International Place, 23rd Floor, Boston, Massachusetts 02110. In Boston, AMG occupies 4,413 square feet under a lease which expires in July 2000. Each of the Affiliates also leases office space in the cities in which they conduct business.

LEGAL PROCEEDINGS

     From time to time, the Company and its Affiliates may be parties to various claims, suits and complaints. Currently, there are no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on the Company's financial position, liquidity or results of operations.

CORPORATE LIABILITY AND INSURANCE

     The businesses of the Affiliates entail the inherent risk of liability related to litigation from clients and actions taken by regulatory agencies. In addition, the Company faces liability both directly as a control person, and indirectly as a direct or indirect general partner of certain of the Affiliates. To protect its overall operations from such potential liabilities, the Company and each of its Affiliates maintains errors and omissions and general liability insurance in amounts which the Company and its Affiliates' management consider appropriate. There can be no assurance, however, that a claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide coverage, or that such coverage will continue to be available with sufficient limits or at a reasonable cost. A judgment against one of the Affiliates or the Company in excess of available coverage could have a material adverse effect on the Company. See "Risk Factors -- Exposure to Liability".

TRADEMARKS

     The Company has filed an application for a trademark for "Affiliated Managers Group, Inc." with the U.S. Patent and Trademark Office. The Company anticipates that federal registration of such mark will be granted. "Skyline Fund", the Skyline logo, Skyline Special Equities Portfolio and Skyline Special Equities II are all registered marks of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The names, ages and positions of each of the executive officers of the Company, as well as a description of their business experience and past employment are as set forth below:

             NAME                AGE                       POSITION
------------------------------   ---    -----------------------------------------------
William J. Nutt...............   52     President, Chief Executive Officer and Chairman
                                        of the Board of Directors
Sean M. Healey................   36     Executive Vice President
Levon Chertavian, Jr. ........   38     Senior Vice President, Affiliate Support
Nathaniel Dalton..............   31     Senior Vice President, General Counsel and
                                        Assistant Secretary
Brian J. Girvan...............   41     Senior Vice President, Chief Financial Officer
                                        and Treasurer
Seth W. Brennan...............   27     Vice President
Jeffrey S. Murphy.............   31     Vice President

     William J. Nutt founded the Company in December 1993 and has served as its President and Chief Executive Officer since that time. Mr. Nutt began his career at the law firm of Ballard, Spahr, Andrews & Ingersoll in Philadelphia, where he was a Partner until he joined The Boston Company in 1982. As Senior Executive Vice President of that firm, Mr. Nutt built The Boston Company's mutual fund administration, distribution and custody business serving over 45 fund sponsors with assets of $119 billion. In 1989, he became President, assuming overall responsibility for The Boston Company's $36 billion institutional money management business, its $190 billion master trustee and custodian business, and the personal banking and trust business of the Boston Safe Deposit and Trust Company. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College. From 1991 to 1994, Mr. Nutt served on the Executive Committee of the Board of Governors of the Investment Company Institute.

     Sean M. Healey joined the Company as its Executive Vice President in 1995. Prior to joining AMG, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. In eight years at Goldman Sachs, Mr. Healey had substantial experience advising clients and executing transactions in the investment management and related industries. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

     Levon Chertavian, Jr. joined the Company as a Senior Vice President of Affiliate Support in 1995. Mr. Chertavian was formerly President of USAffinity Advisers, the mutual fund operation of TransNational Group. Prior to Trans National Group, Mr. Chertavian held positions with Bain & Company, Fidelity Investments, Bankers Trust Company and Equitable Life. Mr. Chertavian received an M.B.A. from the Harvard Business School and a B.A. from Bowdoin College.

     Nathaniel Dalton joined the Company as a Senior Vice President and General Counsel in 1996. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin, Procter & Hoar LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

     Brian J. Girvan joined the Company as a Senior Vice President and Chief Financial Officer in 1997. Mr. Girvan possesses twenty years of experience in senior roles within leading asset management firms. Most recently he was Chief Financial Officer of Fidelity Investments Institutional

Services. Prior to that, Mr. Girvan served in various roles including Chief Financial Officer at PIMCO Advisors L.P. and Thomson Advisory Group, L.P. Before joining Thomson Advisory Group, Mr. Girvan was a Vice President at Thomson McKinnon Securities and was an auditor with Coopers & Lybrand. Mr. Girvan received a B.S. (B.B.A.) from Manhattan College and is a member of the American Institute of Certified Public Accountants.

     Seth W. Brennan joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Brennan was a Financial Analyst in the Global Insurance Investment Banking Group at Morgan Stanley & Co. Incorporated. Before joining Morgan Stanley, Mr. Brennan was a Financial Analyst in the Financial Institutions Group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.

     Jeffrey S. Murphy joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Murphy was a Financial Analyst at United Asset Management Corporation, and prior to that, Mr. Murphy was the Assistant Controller of TA Associates, Inc. Mr. Murphy received a B.S. in Business Administration from Northeastern University.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the cash compensation awarded to the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

                        1996 SUMMARY COMPENSATION TABLE

                                                             1996 ANNUAL
                                                             COMPENSATION
                                                         --------------------       ALL OTHER
             NAME AND PRINCIPAL POSITION                  SALARY      BONUS      COMPENSATION(1)
------------------------------------------------------   --------    --------    ----------------
William J. Nutt, Chairman, President and Chief
  Executive Officer...................................   $354,350    $315,000        $ 26,750
Sean M. Healey, Executive Vice President..............    270,460     277,500          26,750
Levon Chertavian, Jr., Senior Vice President..........    159,227     116,667          24,813
Nathaniel Dalton, Senior Vice President (2)...........     98,498     100,000          17,068
Seth W. Brennan, Vice President.......................     56,277      55,000          15,806

---------------

(1) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,500 on behalf of each of Messrs. Nutt, Healey and Chertavian, $14,755 on behalf of Mr. Dalton and $14,375 on behalf of Mr. Brennan; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,250 on behalf of Messrs. Nutt and Healey, $2,313 on behalf of Messrs. Chertavian and Dalton and $1,431 on behalf of Mr. Brennan.

(2) Mr. Dalton's employment with the Company commenced in May 1996.

DIRECTORS

     The names, ages and a description of the business experience, principal occupation and past employment during at least the last five years of each of the directors of the Company are set forth below.

                                         NAME                                    AGE
        ----------------------------------------------------------------------   ---
        William J. Nutt.......................................................   52
        Richard E. Floor......................................................   57
        Roger B. Kafker(1)....................................................   35
        P. Andrews McLane(1)..................................................   50
        John M. B. O'Connor(1)................................................   43
        W. W. Walker, Jr.(1)..................................................   50

---------------

(1) Messrs. McLane, Kafker, Walker and O'Connor were elected as directors in accordance with the terms of a certain Amended and Restated Stockholders'
    Agreement dated as of                  , 1997 (the "Stockholders'
    Agreement") among the Company and certain of the Company's stockholders, including TA Associates, NationsBank, The Hartford and Chase Capital entered into in connection with the recent equity investments in the Company. These provisions of the Stockholders' Agreement will be terminated upon consummation of the Offerings.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     For Mr. Nutt's biographical information, see information under "--Executive Officers".

     Richard E. Floor has been a director of the Company since its formation. A professional corporation of which Mr. Floor is the sole stockholder is and has been a senior partner at the law firm of Goodwin, Procter & Hoar LLP or its predecessor since 1975. Mr. Floor is also a director of Town & Country Corporation, a jewelry manufacturer, and New America High Income Fund, a closed-end investment company.

     Roger B. Kafker has been a director of the Company since its formation. Mr. Kafker has been associated with TA Associates, Inc. or its predecessor since 1989 and became a Principal of that firm in 1994 and a Managing Director in 1995. Mr. Kafker is also a director of ANSYS Inc., a software company, and Monarch Dental Corporation, a dental practice management company.

     P. Andrews McLane has been a director of the Company since its formation. He has been at TA Associates, Inc. or its predecessors since 1979, where he is a Managing Director and a member of the firm's Executive Committee. Mr. McLane leads TA Associates' investment activities in the asset management industry.

     John M. B. O'Connor has been a director of the Company since
               , 1997. Mr. O'Connor is a General Partner of Chase Capital Partners which he joined in May of 1995. Mr. O'Connor has been employed by Chase Manhattan Corporation or its predecessors since 1987 in a variety of senior investment banking positions including management of Corporate Securities Sales, Trading and Research. Mr. O'Connor is also a director of United States Corrections Corporation, a correctional services company, and Hamilton Services (Bermuda) Ltd., a property casualty catastrophe reinsurance company.

     W. W. Walker, Jr. has been a director of the Company since April, 1997. Since 1972, Mr. Walker has been employed by NationsBank, N.A. or its predecessor, where he has held positions in various departments including corporate banking, private placements, syndications and project finance. Mr. Walker founded NationsBanc Capital Investors in 1993 and is presently a Managing Director of that group.

     The number of members of the Board of Directors of the Company is currently fixed at six. After consummation of the Offerings, the Company and the Board of Directors may expand the Board of Directors and elect additional Directors who may or may not be officers or employees of the Company.

     The Company's Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results, considers the adequacy of internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee will consist, upon consummation
of the Offerings, of Messrs.             and             . The Compensation
Committee, which will consist, upon consummation of the Offerings, of Messrs.
            , and , reviews and recommends the compensation arrangements for all directors and officers, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with the compensation and incentive plans of the Company, including the 1997 Stock Plan. In administering the 1997 Stock Plan, the Compensation Committee determines the options or stock to be issued to eligible persons under the 1997 Stock Plan and prescribes the terms and provisions of such options or stock. In addition, the Compensation Committee construes and interprets the 1997 Stock Plan and issuances thereunder, and establishes, amends and revokes rules and regulations for administration of the 1995 Plan.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors
("Independent Directors") receive a fee of $          per year for their service
as directors. In addition, such directors receive a fee of $          for
personal attendance (or attendance by telephone conference) at any meetings of
the Board of Directors, and a fee of $          for each committee meeting
attended in person or by telephone conference. Also, each Independent Director
is entitled to receive an annual grant of options to purchase             shares
of Common Stock and will receive an option to receive             shares of
Common Stock at an exercise price equal to the initial public offering price upon consummation of the Offerings. See "-- The 1997 Stock Plan".

     All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

COMPENSATION, BENEFIT AND RETIREMENT PLANS

     The Company currently has in place the following stock plans: The Affiliated Managers Group, Inc. 1994 Incentive Stock Plan, The Affiliated Managers Group, Inc. 1995 Incentive Stock Plan, The Affiliated Managers Group, Inc. 1995 Stock Purchase Plan, The Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan, and The Affiliated Managers Group, Inc. 1997 Employee Stock Purchase Plan (collectively, the "Plans"). Upon consummation of the Offerings, under the Plans, the Company will have (i) awarded options to
purchase up to           shares of Common Stock, or approximately   % of the
outstanding Common Stock of the Company, to members of senior management, (ii)
issued           shares of restricted Common Stock, or approximately   % of the
outstanding Common Stock of the Company, to members of senior management, (iii)
issued for sale           shares of Common Stock or approximately   % of the
outstanding Common Stock of the Company, to certain officers, managers of Affiliates and consultants and advisors of the Company, and (iv) reserved
          shares, or approximately   % of the outstanding Common Stock of the
Company, for issuance under the Plans. Overall, members of the Company's senior
management own an aggregate           shares of Common Stock (on a fully diluted
basis and
giving effect to the Recapitalization and including shares of stock purchased
outside of the Plans), or approximately   % of the outstanding Common Stock of
the Company. The following is a brief summary of each of the Plans.

  THE 1994 PLAN

     On March 31, 1994, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Affiliated Managers Group, Inc. 1994 Incentive Stock Plan. On November 7, 1995, the Board of Directors adopted, and the stockholders of the Company approved, an amendment and restatement of the 1994 Incentive Stock Plan (as so amended and restated, the "1994 Plan") pursuant to which the number of shares of Common Stock, including the previously authorized shares, were authorized and reserved for
issuance was reduced to           .

     The 1994 Plan permits (i) the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") ("Incentive Options"),
(ii) the grant of options that do not so qualify ("Non-Qualified Options"), and
(iii) the issuance of stock which may be subject to certain restrictions ("Restricted Stock"). The 1994 Plan was designed and intended as a performance incentive for officers, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success and progress of the Company. As of June 30,
1997, no options had been awarded under the 1994 Plan and           shares of
Restricted Stock had been issued under the 1994 Plan. The Company does not intend to make any grants under the 1994 Plan after the consummation of the Offerings.

  THE 1995 PLAN

     On November 7, 1995, the Board of Directors adopted, and the stockholders subsequently approved, the Affiliated Managers Group, Inc. 1995 Incentive Stock
Plan, under which           shares of Common Stock were authorized and reserved
for issuance. In May 1997, the Board of Directors voted to amend and restate, and the stockholders of the Company subsequently approved the amendment and restatement of, the 1995 Incentive Stock Plan (as so amended and restated, the
"1995 Plan"). Under the 1995 Plan, a total of           shares of Common Stock
(or shares of stock convertible into shares of Common Stock, which includes shares of Class A Voting Convertible Preferred Stock) are authorized and reserved for issuance. On June 11, 1997, the Company granted options to purchase
up to an aggregate of           shares of Class A Voting Convertible Preferred
Stock (convertible into up to an aggregate           shares of Common Stock) to
certain members of the Company's senior management.

     The 1995 Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, and (iii) the issuance of Restricted Stock. Like the 1994 Plan, the 1995 Plan was designed and intended as a performance incentive for officers, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success and progress of the Company. As of June 30, 1997,
options to purchase up to           shares of Class A Voting Convertible
Preferred Stock (convertible into up to           shares of Common Stock) had
been awarded under the 1995 Plan,           shares of Restricted Stock had been
issued under the 1995 Plan, and           shares of Common Stock (and shares of
stock convertible into shares of Common Stock) remained available for issuance under the 1995 Plan. The Company does not intend to make any grants under the 1995 Plan after consummation of the Offerings.

  THE 1997 STOCK PLAN

     The 1997 Stock Option and Incentive Plan (the "1997 Stock Plan") was
adopted by the Board of Directors in           , 1997 and was subsequently
approved by the Company's stockholders. The 1997 Stock Plan permits (i) the grant of Incentive Options, (ii) the grant of Non-Qualified Options, (iii) the grant of stock appreciation rights, (iv) the issuance or sale of Common Stock with vesting or other restrictions, (v) the issuance or sale of Common Stock without restrictions, (vi) the grant of the right to receive Common Stock in the future with or without vesting or other restrictions, (vii) the grant of Common Stock upon the attainment of specified performance goals and (viii) the grant of the right to receive cash dividends with the holders of the Common Stock as if the recipient held a specified number of shares of the Common Stock. These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. The 1997 Stock Plan
provides for the issuance of shares of Common Stock of which           shares
were subject to outstanding options with a weighted average exercise price of
$          per share (assuming an initial public offering price of $
per share). On and after the date the 1997 Stock Plan becomes subject to Section 162(m) of the Code, options or stock appreciation rights with respect to no more
than           shares of Common Stock may be granted to any one individual in any calendar year.

     The 1997 Stock Plan is administered by the Board of Directors or the Compensation Committee (the "Committee"). All members of the Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Commission. On and after the date the 1997 Stock Plan becomes subject to
Section 162(m) of the Code, all members of the Committee must be "outside directors" as defined in Section 162(m) of the Code and the regulations promulgated thereunder.

     The Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan. The Committee may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Committee may permit dividend or deemed dividends to be credited to the amount of deferrals.

     Persons eligible to participate in the 1997 Stock Plan will be those officers, employees and other key persons, such as consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee. Independent Directors will also be eligible for certain awards under the 1997 Stock Plan.

  1997 EMPLOYEE STOCK PURCHASE PLAN

     The Affiliated Managers Group, Inc. 1997 Employee Stock Purchase Plan (the
"1997 Purchase Plan") was adopted by the Board of Directors on             ,
1997 and was subsequently approved by the Company's stockholders, to become
effective upon the completion of the Offerings. Up to           shares of Common
Stock may be issued under the Purchase Plan. The Purchase Plan is administered by the Compensation Committee.

     The first offering under the Purchase Plan will begin on January 1, 1998 and end on June 30, 1998. Subsequent offerings will commence on each January 1 and July 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Purchase Plan. Any employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of stock of the Company may not participate in the Purchase Plan.

     During each offering, an employee may purchase shares under the Purchase Plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited
to           shares (as adjusted by the Compensation Committee from time to time). Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of Common Stock in any calendar year. No shares of Common Stock have been issued to date under the Purchase Plan.

  1995 STOCK PURCHASE PLAN

     On November 28, 1995, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Affiliated Managers Group, Inc. 1995
Stock Purchase Plan (the "1995 Purchase Plan"), under which           shares of
Series B-1 Voting Convertible Preferred Stock (which are convertible, in the
aggregate, into           shares of Common Stock immediately prior to the
Offerings) of the Company were authorized for issuance. The 1995 Purchase Plan was designed to provide certain employees, directors, general partners, officers, consultants and advisors with the opportunity to purchase shares of capital stock of the Company. In June 1996, the Company issued an aggregate shares of Series B-1 Voting Convertible Preferred Stock (which are convertible,
in the aggregate, into           shares of Common Stock immediately prior to the
Offerings), or approximately   % of the outstanding Common Stock of the Company,
to certain members of management and advisors of the Company, as well as managers of certain Affiliates, for an aggregate consideration of approximately $2.3 million (the "1996 Offering"). In connection with the 1996 Offering, each of the purchasers executed a stock purchase and restriction agreement pursuant to which the shares purchased by each such purchaser are subject to certain
restrictions on transfer. There are currently           shares available for
issuance and sale under the 1995 Purchase Plan. The Company does not intend to issue any additional shares of stock under the 1995 Purchase Plan.

KEY EXECUTIVE LIFE INSURANCE

     The Company currently maintains, and is the sole beneficiary of, a $10,000,000 life insurance policy on William J. Nutt and a $2,000,000 life insurance policy on Sean M. Healey. In addition, the Company and the Affiliates carry life insurance policies on the lives of certain key members of management of the Affiliates who have interests in that Affiliate in amounts which the Company considers sufficient to repurchase such individuals' direct or indirect interest in such Affiliate. The Company also currently maintains, and is the sole beneficiary of, additional life insurance policies on the lives of certain key members of management of the Affiliates. These key executive life insurance
policies range from $100,000 to $       . See "Business -- AMG Structure and
Relationship with Affiliates -- Capitalization of Retained Interest" and "Risk Factors -- Dependence on Key Management".

PENSION AND PROFIT SHARING PLANS

     The Company currently maintains the Affiliated Managers Group, Inc. 401(k) Profit Sharing Plan (the "Profit Sharing Plan"). Under the Profit Sharing Plan, qualifying employees of the Company and the participating Affiliates are able to both accumulate savings by means of a salary reduction, as well as participate in the profits of their participating employer (either the Company or the applicable Affiliate). Any contributions by the Company under the Profit Sharing Plan are determined annually by the Compensation Committee, while contributions by participating Affiliates are determined by their respective management teams and funded out of such respective Affiliate's Operating Cash Flow.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Since January 1, 1996, the Company's executive compensation decisions have been made by the Compensation Committee of the Board of Directors, consisting of Messrs. McLane and Floor, neither of whom is an employee of the Company. Upon consummation of the Offerings, the Company's Compensation Committee will consist
of Messrs.             and           , neither of whom is an employee of the
Company.

                              CERTAIN TRANSACTIONS

     In August 1997, the Company completed a series of transactions in connection with the Tweedy, Browne Investment, including:

          (i) entering into a Preferred Stock and Warrant Purchase Agreement (the "Preferred Stock Purchase Agreement") with Chase Capital, whereby on
                 , 1997, Chase Capital invested $30 million and acquired 5,333 shares of Series C-1 Voting Convertible Preferred Stock of the Company and warrants to purchase up to an additional 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock of the Company; and

          (ii) entering into a Securities Purchase Agreement (the "Securities
     Purchase Agreement") with Chase Capital, whereby on             , 1997
     Chase Capital invested $60 million and acquired senior subordinated notes (the "Subordinated Notes"). In addition, warrants to purchase Class B Common Stock (the "Class B Warrants") of the Company were issued into an escrow, to be issued to the holders of the Subordinated Notes, if such
     Subordinated Notes were not paid on or prior to             , 1998.

     In connection with these transactions, on                , 1997, the
Company entered into an Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") with TA Associates, NationsBank, The Hartford, Chase Capital and certain members of senior management and their transferees (collectively, the "Investors").

     Pursuant to the terms of the Stockholders' Agreement, (i) each Investor and the holders of shares of Class B Common Stock after exercise of the Class B Warrants (the "Warrant Shareholders") received from the Investors holding shares of Class A Preferred Stock of the Company (the "Class A Investors"), and the Class A Investors granted to the other Investors and the Warrant Shareholders, rights (the "Class A Co-Sale Rights") to participate on a pro rata basis in certain resales of shares of Class A Preferred Stock (or Common Stock issuable upon conversion thereof), (ii) the Investors holding shares of Class B Preferred Stock of the Company (the "Class B Investors") and the Investors holding shares of Class C Preferred Stock of the Company (the "Class C Investors") agreed to certain restrictions on transfers of shares, (iii) each Class B Investor and each Class C Investor granted to the Warrant Shareholders rights (the "Warrant Shareholder Co-Sale Rights") to participate on a pro-rata basis in certain resales of shares of capital stock, (iv) each Investor agreed to sell such Investor's shares of capital stock in the Company in certain circumstances if a majority-in-interest of the stockholders negotiated such a sale with an unaffiliated third party, (v) Chase Capital granted to NationsBank a right (the "Right of First Offer") to purchase its shares of capital stock and Class B Warrants in certain circumstances, (vi) each Investor and Warrant Shareholder received "piggy-back" registration rights, (vii) each Investor and Warrant Shareholder received demand registration rights, (viii) each Investor and Warrant Shareholder was granted participation rights with respect to certain future issuances of securities by the Company, and (ix) each Investor agreed to elect one individual nominated by the Class C Investors, one individual nominated by NationsBank and The Hartford, and two individuals nominated by TA Associates to the Board of Directors. Messrs. O'Connor, Walker, Kafker and McLane have been elected as directors of the Company pursuant to the Stockholders' Agreement. Each of the rights of the Warrant Shareholders under the Stockholders' Agreement are of no force or effect unless or until the Class B Warrants become eligible to be released from escrow. The Class B Warrants will terminate unexercised in connection with the repayment of the Subordinated Debt.

     Effective upon and subject to the consummation of the Offerings, provisions of the Stockholders' Agreement relating to the participation rights, the Class A Co-Sale Rights, the Warrant Shareholder Co- Sale Rights, the Right of First Offer, the restrictions on transfer of shares, and the election of the directors will terminate in accordance with their terms.

     In connection with these transactions, the Company agreed to pay certain
fees to Chase Capital Partners, including (i) a facility fee of $          ,
(ii) a commitment fee of $          and (iii) a take down fee of $          .

     In             , 1997, the Company entered into the Credit Facility. In
connection with entering into the Credit Facility, the Company agreed to pay The
Chase Manhattan Bank an underwriting fee of $          . In addition, in
connection with the Credit Facility, the Company agreed to pay Chase Securities,
Inc. an annual administrative agency fee of $          , and made the first such
payment on  ________ , 1997. The Company also paid The Chase Manhattan Bank a
commitment fee of $          for the period             , 1997 through
            , 1997.

     In June 1996, a retirement plan for the benefit of Mr. Chertavian, an
executive officer of the Company, invested $100,500 to purchase           shares
of the Company's Series B-1 Voting Convertible Preferred Stock pursuant to an offering under the Company's 1995 Stock Purchase Plan.

     In August 1995, the Skyline Fund, for which Skyline provides investment advisory services, retained Funds Distributor, Inc., as a distributor of shares in the Skyline Fund. Mr. Nutt is Chairman of Funds Distributor, Inc., and the Chairman and Chief Executive Officer and majority stockholder of its parent, Boston Institutional Group, Inc. Since January 1996, the Skyline Fund has paid
Funds Distributor, Inc. $       .

     In December 1996, the Burridge Capital Development Fund, for which Burridge provides investment advisory services, retained Funds Distributor, Inc., as a distributor of shares in the Burridge Capital Development Fund. Since this time,
the Burridge Capital Development Fund has paid Funds Distributor, Inc. $   .

     Since January 1996, the Company has paid an aggregate of $          to
Goodwin, Procter & Hoar LLP (and its predecessor Goodwin, Procter & Hoar) for certain legal services. Richard E. Floor, a director of the Company, is the sole shareholder of Richard E. Floor, P.C., which is a partner in Goodwin, Procter & Hoar LLP and was a partner in its predecessor.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock in the Offerings certain information regarding the beneficial ownership of Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to beneficially own more than 5% of the Common Stock, (ii) each Named Executive Officer, (iii) each director of the Company and (iv) all directors and executive officers as a group (12 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

                                                     SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                       OWNED PRIOR TO               OWNED AFTER
                                                        OFFERINGS(2)               OFFERINGS(2)
                                                    ---------------------      ---------------------
           NAME OF BENEFICIAL OWNER(1)               NUMBER       PERCENT       NUMBER       PERCENT
-------------------------------------------------   ---------     -------      ---------     -------
TA Associates Group (3)..........................                      %                          %
NationsBanc Investment Corporation...............
Chase Equity Associates, L.P.....................
William J. Nutt (4)..............................
Hartford Accident and Indemnity Company..........
Chestnut Group (5)...............................
Sean M. Healey (6)...............................
Levon Chertavian, Jr. (7)........................
Nathaniel Dalton (8).............................
Brian J. Girvan (9)..............................
Seth W. Brennan (10).............................
Jeffrey S. Murphy (11)...........................
Richard E. Floor.................................
Roger B. Kafker (12).............................
P. Andrews McLane (13)...........................
W. W. Walker, Jr. (14)...........................
John M. B. O'Connor (15).........................
All directors and executive officers
  as a group (12 persons) (16)...................                      %                          %

---------------
     *  Less than 1%

 (1) The address of the TA Associates Group and Messrs. Kafker and McLane is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, Massachusetts 02110-2720. The address of Chase Equity Associates, L.P. and Mr. O'Connor is 380 Madison Avenue, 12th Floor, New York, New York 10017. The address of NationsBanc Investment Corporation and Mr. Walker is c/o NationsBank Capital Investors, NationsBank Corporate Center, 10th Floor, 100 North Tryon Street, Charlotte, North Carolina 28255. The address of Hartford Accident and Indemnity Company is 200 Hopmeadow Street, P.O. Box 2999, Simsbury, Connecticut 06104. The address of each of the stockholders in the Chestnut Group is c/o MVP Ventures, 45 Milk Street, Boston, Massachusetts 02109. The address of Mr. Floor is c/o Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109. The address of all other listed stockholders is c/o Affiliated Managers Group, Inc., Two International Place, 23rd Floor, Boston, Massachusetts 02110.

 (2) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of the date of this Prospectus are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of the date of this Prospectus are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other
     person. As of             , 1997, a total of           shares of Common
     Stock were either outstanding or subject to options, warrants or other convertible securities that are exercisable or that will become exercisable within 60 days of the estimated effectiveness of the Offerings.

 (3) Includes (i)           shares of Common Stock owned by Advent VII L.P.,
     (ii)           shares of Common Stock owned by Advent Atlantic and Pacific
     II L.P., (iii)           shares of Common Stock owned by Advent Industrial
     II L.P., (iv)           shares of Common Stock owned by Advent New York
     L.P. and (v)           shares of Common Stock owned by TA Venture Investors
     Limited Partnership. The foregoing partnerships are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of each of Advent Industrial II L.P. and Advent New York L.P. is TA Associates VI L.P. The general partner of Advent Atlantic and Pacific II L.P. is TA Associates AAP II Partners L.P. The general partner of each of TA Associates VII L.P., TA Associates VI L.P. and TA Associates AAP II Partners L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all the shares of Common Stock held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors Limited Partnership; individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Messrs. Kafker and McLane, directors of the Company) comprise the general partners of TA Venture Investors Limited Partnership. In such capacity, Messrs. Kafker and McLane may be deemed to share voting and
     investment power with respect to the           shares of Common Stock held
     of record by TA Venture Investors Limited Partnership. Messrs. Kafker and McLane disclaim beneficial ownership of such shares, except in the case of
     Mr. Kafker to the extent of           shares as to which he holds a
     pecuniary interest and in the case of Mr. McLane to the extent of shares as to which he holds a pecuniary interest.

 (4) Includes (i)           shares of restricted Common Stock,           of
     which have vested,           of which will vest in equal quarterly
     installments through , and           of which will vest on January 1, 1998,
     (ii)           shares of Common Stock subject to currently exercisable
     options, and (iii)           shares of restricted Common Stock held by each
     of The William J. Nutt 1995 Trust for Caroline D. Nutt, The William J. Nutt 1995 Trust for Alexander J. Nutt, and the William J. Nutt 1995 Trust for
     William M. Nutt (collectively, the "Trusts"),           of which have
     vested,           of which will vest in equal quarterly installments
     through           , and of which will vest on January 1, 1998. Mr. Nutt
     disclaims beneficial ownership with respect to the shares held by the Trusts. Excludes shares subject to unvested options.

 (5) Includes           shares of Common Stock held by Chestnut III Limited
     Partnership and           shares of Common Stock held by Chestnut Capital
     International III L.P. Messrs. Jonathan J. Fleming, Michael F. Schiavo, Peter A. Schober and John G. Turner are the general partners of Chestnut III Management Limited Partnership and MVP Capital Limited Partnership. Chestnut III Management Limited Partnership has voting and investment power to act for Chestnut III Limited Partnership. MVP Capital Limited Partnership has voting and investment power to act for Chestnut Capital International III L.P.

 (6) Includes (i)          shares of restricted Common Stock,           of which
     have vested,           of which will vest in equal quarterly installments
     through , and           of which will vest in equal annual installments
     through           , and (ii)           shares of Common Stock subject to
     currently exercisable options. Excludes           shares subject to
     unvested options.

 (7) Includes (i)          shares of restricted Common Stock,           of which
     have vested and           of which will vest in equal annual installments
     through , and (ii)           shares of

     Common Stock subject to currently exercisable options. Excludes shares subject to unvested options.

 (8) Includes (i)          shares of restricted Common Stock,           of which
     have vested and           of which will vest in equal annual installments
     through , and (ii)           shares of Common Stock subject to currently
     exercisable options. Excludes           shares subject to unvested options.

 (9) Includes           shares of restricted Common Stock,           of which
     have vested and           of which will vest in equal annual installments
     through           .

(10) Includes (i)          shares of restricted Common Stock,           of which
     have vested and           of which will vest in equal annual installments
     through , and (ii)           shares of Common Stock subject to currently
     exercisable options. Excludes           shares subject to unvested options.

(11) Includes (i)          shares of restricted Common Stock,           of which
     have vested and           of which will vest in equal annual installments
     through , and (ii)           shares of Common Stock subject to currently
     exercisable options. Excludes           shares subject to unvested options.

(12) Includes           shares beneficially owned by Mr. Kafker through TA
     Venture Investors Limited Partnership, all of which shares are included in
     the           shares described in footnote (3) above. Does not include any shares owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent Industrial II L.P. or Advent New York L.P., of which shares Mr. Kafker disclaims beneficial ownership.

(13) Includes           shares of Common Stock beneficially owned by Mr. McLane
     through TA Venture Investors Limited Partnership, all of which shares are
     included in the           shares described in footnote (3) above. Does not
     include any shares owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent Industrial II L.P. or Advent New York L.P., of which shares Mr. McLane disclaims beneficial ownership.

(14) Includes           shares beneficially owned by NationsBanc Investment
     Corporation, of which Mr. Walker disclaims beneficial ownership.

(15) Includes           shares beneficially owned by Chase Equity Associates,
     L.P., of which Mr. O'Connor disclaims beneficial ownership.

(16) Includes           shares of Common Stock held by executive officers and
     directors which are subject to vesting and repurchase in certain circumstances.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Immediately prior to consummation of the Offerings, the Company will file and cause to become effective an Amended and Restated Certificate of Incorporation (the "Certificate"), which has been adopted by the Board of Directors and approved by the stockholders of the Company. Pursuant to the
Certificate, the Company is authorized to issue (i)           shares of Common
Stock, (ii)           shares of Class B Common Stock, and (iii)           shares
of undesignated preferred stock, par value $.01 per share (the "Preferred
Stock"). Upon consummation of the Offerings, approximately           shares of
Common Stock will be issued and outstanding,           shares of Class B Common
Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate and the Company's Amended and Restated By-laws (the "By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

     The holders of Common Stock and Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Common Stock and each share of Class B Common Stock sharing equally in such dividends. If dividends are declared which are payable in shares of Common Stock or shares of Class B Common Stock, dividends shall be declared which are payable at the same rate in both classes of stock and the dividends payable in shares of Common Stock shall be payable to the holders of shares of Common Stock, and the dividends payable in shares of Class B Common Stock shall be payable to the holders of shares of Class B Common Stock. See "Dividend Policy". The possible issuance of Preferred Stock with a preference over Common Stock and Class B Common Stock as to dividends could impact the dividend rights of holders of Common Stock and Class B Common Stock. All outstanding shares of Common Stock and Class B Common Stock, including the shares offered by this Prospectus, are, or will be upon consummation of the Offerings, fully paid and non-assessable.

     The By-laws provide, subject to the rights of the holders of the Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of Preferred Stock, if and when issued, are divided into three classes, as nearly equal in number as possible, with each class serving staggered three-year terms. Subject to any rights of the holders of Preferred Stock, if and when issued, to elect directors, and to remove any director whom the holders of any such Preferred Stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

  CLASS B COMMON STOCK

     Holders of Class B Common Stock generally have the same rights and privileges as holders of Common Stock, except that holders of Class B Common Stock do not have any voting rights other than those which may be provided by applicable law. Each share of Class B Common Stock is convertible, at the option of the holder thereof, into one share of Common Stock (subject to adjustment to reflect any dividend in Common Stock or Class B Common Stock) if such share of Class B Common Stock is to be distributed, disposed of or sold by the holder thereof in connection with any sale; provided, that such conversion is not inconsistent with any regulation, rule or other requirement of any governmental authority applicable to such holder at such time.

  UNDESIGNATED PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action
of the stockholders of the Company, to issue up to           shares of Preferred
Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  GENERAL

     A number of provisions of the Company's Certificate and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, including those which grant the Board of Directors the ability to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the Board of Directors to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect".

  MEETINGS OF STOCKHOLDERS

     The By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  INDEMNIFICATION AND LIMITATION OF LIABILITY

     The By-laws of the Company provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws of the Company also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

  AMENDMENT OF THE CERTIFICATE

     The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter must be approved by the holders of a majority of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal.

  AMENDMENT OF BY-LAWS

     The Certificate provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the Offerings, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (A) the owner of 15% or more of the outstanding voting stock of the corporation or (B) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that, with certain limited exceptions, such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-laws contains any such exclusion.

REGISTRATION RIGHTS

     Pursuant to the terms of the Stockholders' Agreement, holders of shares of Common Stock, including TA Associates, NationsBank, The Hartford, Chase Capital and certain members of senior management of the Company, have the right in certain circumstances to require the Company to register shares of Common Stock under the Securities Act for resale to the public. The
Stockholders' Agreement also provides that holders of           shares of Common
Stock have the right to include their shares of Common Stock in a registration statement filed by the Company. See "Certain Transactions". In addition, a number of managers of the Affiliates have registration rights under the transaction documents pursuant to which AMG made its investment in each such Affiliate. These registration rights relate to shares of Common Stock which such managers acquire upon the exchange of certain of their interests in the respective Affiliates. See "Business -- AMG Structure and Relationship with Affiliates". Each of such manager's rights are subject to the right of an underwriter participating in the offering to limit the number of shares included in the registration. All expenses relating to the filing of such registration statements, excluding underwriting discounts and selling expenses, will be paid by the Company. The foregoing rights will be waived in connection with the Offerings but will remain in effect following the Offerings.

TRANSFER AGENT AND REGISTRAR

     The Company has selected                as the transfer agent and registrar
for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have a total of shares of Common Stock outstanding. Of these shares, the
shares sold in the Offerings will be freely transferable without restriction or registration under the Securities Act, except for any shares held by "affiliates" of the Company, as that term is used under the Securities Act and the regulations promulgated thereunder, and except to the extent such shares are subject to the agreements with the Underwriters described below. The remaining shares will be held by officers, directors, employees and other stockholders of the Company and its Affiliates, were sold by the Company in private transactions in reliance on exemptions from the registration requirements of the Securities Act and will be "restricted securities" within the meaning of Rule 144 ("Rule 144") adopted under the Securities Act (the
"Restricted Shares"). Of these Restricted Shares,           shares of Common
Stock will be subject to the registration rights of certain stockholders. See "Description of Capital Stock -- Registration Rights".

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned Restricted Shares for at least one year (as computed under Rule 144) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common
Stock then outstanding (approximately           shares after giving effect to
the Offerings), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner of sale and notice requirements, and to the availability of current public information about the Company. In addition, under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (as computed under Rule 144), will be entitled to sell such shares under Rule 144(k) without regard to the volume requirements described above. Rule 144 also provides that affiliates that are selling shares of Common Stock that are not Restricted Shares must nonetheless comply with the provisions of Rule 144 other than the holding period requirement.

     Beginning 180 days after the date of this Prospectus, upon the expiration of certain agreements entered into between the Underwriters and certain of the Company's officers, directors, stockholders and holders of outstanding options or warrants (the "Lock-up Agreements"), the Company believes that approximately of the Restricted Shares will be eligible for sale in the public
market pursuant to Rule 144(k) and approximately        Restricted Shares will
be eligible for sale in the public market subject to the provisions of Rule 144
referred to above. Of these        Restricted Shares, the Company estimates that
approximately        shares will become eligible for sale pursuant to Rule
144(k) beginning in 1998.

     Under the 1995 Plan and the 1997 Stock Plan, there are an aggregate of shares of Common Stock reserved for issuance. As of the Effective
Date, options to purchase           shares have been granted pursuant to the
1995 Plan and the 1997 Stock Plan, and all of such options remain outstanding. Beginning 180 days after the date of this Prospectus, upon the expiration of the
Lock-up Agreements,           shares of Common Stock will be eligible for sale
in accordance with the requirements of Rule 701. Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired pursuant to the exercise of options outstanding prior to the Offerings or the grant of Common Stock prior to the Offerings pursuant to written compensation plans or contracts may be resold by persons other than affiliates beginning 90 days after the date of the Offerings, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of the Offerings, subject to all provisions of Rule 144 except its one-year minimum holding period requirement.
Of the shares of Common Stock described above,           shares of Common Stock
are held by affiliates of the Company.

     As soon as practicable following the Offerings, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock reserved for issuance under the 1995 Plan and the 1997 Stock Plan. If the Company files one or more registration statements on Form S-8, non-affiliate holders of shares registered under the Form S-8 that are issuable upon exercise of stock options granted pursuant to the 1995 Plan and the 1997 Stock Plan will be eligible to sell such shares in the public market without regard to the restrictions of Rule 144. Affiliates will continue to be subject to certain limitations on sale, including the volume restrictions described above, as well as the Lock-up Agreements.

     The Lock-up Agreements provide that certain of the Company's officers,
directors, and stockholders holding           shares of Common Stock will not,
without the prior written consent of the Underwriters, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock beneficially owned or otherwise held or any securities convertible into, derivative of or exercisable or exchangeable for such Common Stock during the 180-day period commencing on the Effective Date.

     Prior to the Offerings, there has been no public market for the Company's Common Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock into the public market or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock into the public market after the restrictions described above lapse could adversely affect the prevailing market price and the ability of the Company to obtain equity capital in the future. See "Risk Factors -- Shares Eligible for Future Sale".

                             VALIDITY OF SECURITIES

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, and for the Underwriters by Sullivan & Cromwell, New York, New York. Partners (or, in the case of partners which are professional corporations, the sole stockholders of such corporations) of Goodwin, Procter & Hoar LLP own an
aggregate of           shares of Common Stock.

                                    EXPERTS

     The financial statements included in this Prospectus listed on page F-1 for Affiliated Managers Group, Inc., Gofen and Glossberg, Inc., The Burridge Group Inc., GeoCapital Corporation and Tweedy, Browne Company L.P. have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The combined statements of income of First Quadrant Institutional and First Quadrant Limited for the period from January 1, 1996 to March 25, 1996 and for the year ended December 31, 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public referrals section of the Commission at its Washington address upon payment of the prescribed fees. The Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System. The electronically filed documents, which also include reports, proxy statements and other information, are maintained by the Commission and may be found at the World Wide Web site http://www.sec.gov. Application will be made for the listing of the Common Stock on the NYSE. Certain reports, proxy statements and other information of listed companies can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                 AFFILIATED MANAGERS GROUP, INC. AND AFFILIATES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                            ----
THE COMPANY
AFFILIATED MANAGERS GROUP, INC.
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997...........   F-3
  Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December
    31, 1996 and for the Six Months Ended June 30, 1997..................................   F-4
  Notes to Unaudited Pro Forma Consolidated Financial Statements.........................   F-6
  Report of Independent Accountants......................................................   F-10
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
    (Unaudited)..........................................................................   F-11
  Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and
    1996 and for the Six Months Ended June 30, 1996 and 1997 (Unaudited).................   F-12
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and
    1996 and for the Six Months Ended June 30, 1996 and 1997 (Unaudited).................   F-13
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December
    31, 1994, 1995 and 1996 and for the Six Months Ended June 30, 1997 (Unaudited).......   F-14
  Notes to Consolidated Financial Statements.............................................   F-15
PRIOR INVESTMENTS
GOFEN AND GLOSSBERG, INC.
  Report of Independent Accountants......................................................   F-27
  Statements of Financial Condition as of December 31, 1996 and 1995.....................   F-28
  Statements of Operations for the Years Ended December 31, 1996 and 1995................   F-29
  Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1996 and
    1995.................................................................................   F-30
  Statements of Cash Flows for the Years Ended December 31, 1996 and 1995................   F-31
  Notes to Financial Statements..........................................................   F-32
THE BURRIDGE GROUP INC.
  Report of Independent Accountants......................................................   F-35
  Statements of Operations for the Period January 1, 1996 to December 30, 1996 and for
    the Years Ended December 31, 1995 and 1994...........................................   F-36
  Statements of Changes in Shareholders' Equity for the Period January 1, 1996 to
    December 30, 1996 and for the Years Ended December 31, 1995 and 1994.................   F-37
  Statements of Cash Flows for the Period January 1, 1996 to December 30, 1996 and for
    the Years Ended December 31, 1995 and 1994...........................................   F-38
  Notes to Financial Statements..........................................................   F-39
FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED
  Independent Auditors' Report...........................................................   F-42
  Combined Statements of Income for the Period January 1, 1996 to March 25, 1996 and for
    the Year Ended December 31, 1995.....................................................   F-43
  Notes to Combined Statements of Income.................................................   F-44
SUBSEQUENT INVESTMENTS
GEOCAPITAL CORPORATION
  Report of Independent Accountants......................................................   F-48
  Balance Sheets as of September 30, 1996 and 1995.......................................   F-49
  Statements of Income and Retained Earnings for the Years Ended September 30, 1996, 1995
    and 1994.............................................................................   F-50
  Statements of Cash Flow for the Years Ended September 30, 1996, 1995 and 1994..........   F-51
  Notes to Financial Statements..........................................................   F-52
TWEEDY, BROWNE COMPANY L.P.
  Report of Independent Accountants......................................................   F-56
  Balance Sheets as of September 30, 1996 and 1995.......................................   F-57
  Statements of Operations for the Years Ended September 30, 1996, 1995 and 1994.........   F-58
  Statements of Changes in Partners' Capital for the Years Ended September 30, 1996 and
    1995.................................................................................   F-59
  Statements of Cash Flows for the Years Ended September 30, 1996, 1995 and 1994.........   F-60
  Notes to Financial Statements..........................................................   F-61

                        AFFILIATED MANAGERS GROUP, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth the unaudited pro forma consolidated statements of operations for the Company for the year ended December 31, 1996 and the six months ended June 30, 1997, and the unaudited pro forma consolidated balance sheet of the Company as of June 30, 1997, after giving effect to: (i) the investments made during the year ended December 31, 1996 and the six months ended June 30, 1997 (the "Prior Investments"); (ii) the recent investments in Tweedy, Browne and GeoCapital, including the issuance of $9.6 million of Class D Convertible Preferred Stock in connection with the investment in GeoCapital (the "Subsequent Investments"), which occurred subsequent to June 30, 1997; (iii) the Company's Recent Financing (as defined below), which was entered into in
connection with the Subsequent Investments; (iv) a   for 1 stock split of the
Common Stock effected in the form of a stock dividend as of the date of this Prospectus, the exercise of all warrants to purchase Shares of the Company's convertible preferred stock (the "Convertible Preferred Stock") and the conversion of all outstanding shares of the Convertible Preferred Stock into shares of Common Stock upon consummation of the Offerings and the issuance of shares of Common Stock to shareholders of an Affiliate (the "Recapitalization"); and (v) the sale of Common Stock offered in the Offerings and the application of the net proceeds therefrom. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 assume that each of the transactions occurred on January 1, 1996. The unaudited pro forma consolidated balance sheet assumes that each of these transactions occurred on June 30, 1997.

     The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. The Prior Investments and the Subsequent Investments are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based upon estimates of fair value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Prior Investments were primarily funded with cash received from borrowings under the Company's revolving credit facility and from issuances of the Company's Convertible Preferred Stock. The Subsequent Investments have been funded by: (i) cash received from borrowings ("Senior Debt") under the Credit Facility, (ii) cash received from the issuance of $60 million face amount of subordinated debt (the "Subordinated Debt"), (iii) cash received from the issuance of $30 million of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock (clauses (i) - (iii) collectively, the "Recent Financing") and (iv) the issuance of 10,667 shares of Class D Convertible Preferred Stock valued at $9.6 million as partial consideration for the investment in GeoCapital (which is reflected as part of the Subsequent Investments). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

     The unaudited pro forma consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company (including the unaudited information as of and for the six months ended June 30, 1997) and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma consolidated financial information is based on the historical data with respect to the Company and the acquired businesses comprising the Prior Investments and the Subsequent Investments, and is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results.

                        AFFILIATED MANAGERS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                               SUBSEQUENT                                                     PRO FORMA
                                 HISTORICAL    INVESTMENTS     FINANCING        PRO FORMA     OFFERING       AS ADJUSTED
                                    (A)            (B)        ADJUSTMENTS       COMBINED     ADJUSTMENTS    JUNE 30, 1997
                                 ----------    -----------    -----------       ---------    -----------    -------------
            ASSETS
Cash and cash equivalents.....    $ 13,297      $     275                       $ 13,572      $               $
Investment advisory fees
  receivable..................      12,158          4,550                         16,708
Prepaid expenses and other
  current assets..............         572            360      $   2,475(D)        3,407               (F)
                                  --------       --------       --------        --------       --------        --------
      Total current assets....      26,027          5,185          2,475          33,687
Fixed assets, net.............       3,856          1,009                          4,865
Secured demand notes
  receivable..................          --            800                            800
Equity investment in
  Affiliate...................       1,170             --                          1,170
Intangible assets, net of
  accumulated amortization....      79,060        319,269(C)                     398,329
Receivable from related
  parties.....................          --          1,200                          1,200
Other assets..................       3,897            217          8,900(E)       13,014
                                  --------       --------       --------        --------       --------        --------
      Total assets............    $114,010      $ 327,680      $  11,375        $453,065      $               $
                                  ========       ========       ========        ========       ========        ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Accounts payable and accrued
  liabilities.................    $ 13,117      $   2,280                       $ 15,397      $               $
Senior debt -- current
  portion.....................          --          5,625                          5,625               (G)
                                  --------       --------       --------        --------       --------        --------
      Total current
        liabilities...........      13,117          7,905                         21,022
Senior debt...................      48,900        219,375      $  11,375(D)(E)   279,650               (G)
Other long-term liabilities...       4,027             --                          4,027
Subordinated debt.............          --         59,600                         59,600               (G)
                                  --------       --------       --------        --------       --------        --------
      Total liabilities.......      66,044        286,880         11,375         364,299
                                  --------       --------       --------        --------
Minority interest.............       8,545             --                          8,545
Stockholders' equity:
  Preferred stock.............      43,976         40,800                         84,776               (G)
  Common stock................          15             --                             15               (G)
  Foreign translation
    adjustment................           7             --                              7
                                  --------       --------       --------        --------       --------        --------
  Accumulated deficit.........      (4,577)            --                         (4,577)
                                  --------       --------       --------        --------       --------        --------
      Total stockholders'
        equity................      39,421         40,800             --          80,221
                                  --------       --------       --------        --------       --------        --------
      Total liabilities and
        stockholders'
        equity................    $114,010      $ 327,680      $  11,375        $453,065      $               $
                                  ========       ========       ========        ========       ========        ========

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
       (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED AND PER SHARE DATA)

                                           SUBSEQUENT
                                           INVESTMENTS
                                       -------------------
                             PRIOR                 TWEEDY,    ADJUSTMENTS                                               PRO FORMA
                          INVESTMENTS  GEOCAPITAL  BROWNE         FOR          FINANCING                   OFFERING        AS
              HISTORICAL      (H)         (I)        (I)      INVESTMENTS      ADJUSTMENTS     PRO FORMA  ADJUSTMENTS   ADJUSTED
              ----------  -----------  ----------  -------    -----------      ----------      ---------  ----------    ---------
Revenues.....  $ 50,384     $17,793     $ 12,204   $36,942     $   3,676(J)     $     --       $120,999    $             $
Operating
 expenses:
 Compensation
   and
   related
  expenses...    21,113      12,194        9,300    5,402         (9,997)(J)                     38,012
 Amortization
   of
   intangible
   assets....     7,943          --           --       --         11,695(K)                      19,638
 Depreciation
   and other
   amortization...       932       280        28      328             --           1,360(M)       2,928            (N)
 Other
   operating
   expenses..    13,114       4,741        2,512    5,623             --                         25,990
                 ------      ------       ------   ------       --------         -------        -------     -------      -------
   Total
    operating
  expenses...    43,102      17,215       11,840   11,353          1,698           1,360         86,568
                 ------      ------       ------   ------       --------         -------        -------     -------      -------
Operating
 income
 (loss)......     7,282         578          364   25,589          1,978         (1,360)         34,431
Non-operating
 (income) and
 expenses:
 Investment
   and other
   income....      (336)        (88)          (5)      (1)            --              --           (430)
 Interest
   expense...     2,747          --           --       48             --          28,499(M)      31,294            (N)
                 ------      ------       ------   ------       --------         -------        -------     -------      -------
                  2,411         (88)          (5)      47             --          28,499         30,864
                 ------      ------       ------   ------       --------         -------        -------     -------      -------
Income (loss)
 before
 minority
 interest and
 income
 taxes.......     4,871         666          369   25,542          1,978         (29,859)         3,567
Minority
 interest....    (5,969)         --           --       --        (10,257)(J)                    (16,226)
                 ------      ------       ------   ------       --------         -------        -------     -------      -------
Income (loss)
 before
 income
 taxes.......    (1,098)        666          369   25,542         (8,279)       (29,859)        (12,659)
Income
 taxes.......       181         345          259      938           (604)(L)                      1,119            (O)
                 ------      ------       ------   ------       --------         -------        -------     -------      -------
Net income
 (loss)......  $ (1,279)    $   321     $    110   $24,604     $  (7,675)       $(29,859)      $(13,778)   $             $
                 ======      ======       ======   ======       ========         =======        =======     =======      =======
Net income
 (loss) per
 share.......  $                                                                               $        (P)              $      (P)
                 ======                                                                         =======                  =======
Number of
 shares used
 in net
 income
 (loss) per
 share.......                                                                                           (P)                     (P)

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
       (DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED AND PER SHARE DATA)

                                               SUBSEQUENT
                                               INVESTMENTS
                                          ---------------------
                               PRIOR                    TWEEDY,    ADJUSTMENTS                                          PRO FORMA
                            INVESTMENTS   GEOCAPITAL    BROWNE         FOR        FINANCING                OFFERING        AS
               HISTORICAL       (H)          (I)          (I)      INVESTMENTS   ADJUSTMENTS   PRO FORMA  ADJUSTMENTS   ADJUSTED
               ----------   -----------   ----------    -------    -----------   -----------   ---------  -----------   ---------
Revenues......  $ 32,870      $ 2,972       $5,456      $22,051      $ 2,213(J)   $      --     $65,562     $            $
Operating
 expenses:
 Compensation
   and related
   expenses...    11,222        2,972        3,613       2,863        (1,411)(J)         --      19,259
 Amortization
   of
   intangible
   assets.....     1,962           --           --          --         5,534(K)          --       7,496
 Depreciation
   and other
   amortization      671           --           18         172            --            670(M)    1,531            (N)
 Other
   operating
   expenses...    13,232           --          708       2,921            --             --      16,861
                --------      -------       ------      -------      -------      ---------     -------     -------      -------
   Total
     operating
   expenses...    27,087        2,972        4,339       5,956         4,123            670      45,147
                --------      -------       ------      -------      -------      ---------     -------     -------      -------
Operating
 income
 (loss).......     5,783           --        1,117      16,095        (1,910)          (670)     20,415
Non-operating
 (income) and
 expenses:
 Investment
   and other
   income.....      (438)          --           (4)         --            --             --        (442)
 Interest
   expense....     1,707           --           --          24            --         13,916(M)   15,647            (N)
                --------      -------       ------      -------      -------      ---------     -------     -------      -------
                   1,269           --           (4)         24            --         13,916      15,205
                --------      -------       ------      -------      -------      ---------     -------     -------      -------
Income (loss)
 before
 minority
 interest and
 income
 taxes........     4,514           --        1,121      16,071        (1,910)       (14,586)      5,210
Minority
 interest.....    (3,632)          --           --          --        (4,931)(J)         --      (8,563)
                --------      -------       ------      -------      -------      ---------     -------     -------      -------
Income (loss)
 before income
 taxes........       882           --        1,121      16,071        (6,841)       (14,586)     (3,353)
Income
 taxes........        95           --            4         599            (4)(L)         --         694            (O)
                --------      -------       ------      -------      -------      ---------     -------     -------      -------
Net income
 (loss).......  $    787      $    --       $1,117      $15,472      $(6,837)     $ (14,586)    $(4,047)
                ========      =======       ======      =======      =======      =========     =======     =======      =======
Net income
 (loss) per
 share........  $                                                                               $      (P)               $      (P)
                ========                                                                        =======                  =======
Number of
 shares used
 in net income
 (loss) per
 share........                                                                                         (P)                      (P)

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA CONSOLIDATED BALANCE SHEET

     The accompanying pro forma consolidated balance sheet as of June 30, 1997 gives effect to the Subsequent Investments and the adjustments as a result of the Offerings. The estimated fair market values reflected below are based on the assumption that the Subsequent Investments had occurred on June 30, 1997 after giving effect to the new cost basis, including goodwill, in the net assets acquired and to the minimum amounts of cash, net working capital and net worth contractually required to remain in the businesses acquired. The estimated fair market values reflected below use estimates and make assumptions about purchase price allocation for the Subsequent Investments and are subject to revision but, in management's opinion, such revisions are not expected to be material.

     (A) Represents the historical unaudited consolidated condensed balance sheet of the Company at June 30, 1997.

     (B) Reflects the Subsequent Investments as if such investments had occurred on June 30, 1997. The consideration paid for the Subsequent Investments, net of cash acquired and including transaction costs, consisted of $314.7 million in cash, and 10,667 shares of Class D Convertible Preferred Stock valued at $9.6 million. In conjunction with each of the Subsequent Investments, certain senior employees have entered into long-term employment and non-compete agreements with their respective Affiliates and the Company.

     The estimated fair market value of the assets and liabilities of the Subsequent Investments is as follows:

                              NET ASSETS ACQUIRED

                      DESCRIPTION                         TWEEDY, BROWNE    GEOCAPITAL     TOTAL
-------------------------------------------------------   --------------    ----------    --------
                                                                       (IN THOUSANDS)
Accounts receivable....................................      $  1,550        $  3,000     $  4,550
Other current assets...................................           132             228          360
Fixed assets, net......................................           880             129        1,009
Secured demand note receivables........................           800                          800
Intangible assets......................................       298,778          20,491      319,269
Receivable from related parties........................                         1,200        1,200
Other assets...........................................                           217          217
Accounts payable and accrued liabilities...............        (1,015)         (1,265)      (2,280)
Subordinated debt......................................          (800)                        (800)
                                                             --------         -------     --------
     Total.............................................      $300,325        $ 24,000     $324,325
                                                             ========         =======     ========

     Net assets acquired are as shown net of $275,000 of cash acquired and includes capitalized transaction costs (see note C below).

     In determining the carrying value and associated amortization periods of intangible assets, the Company considers the attributes of each of the businesses in which it invests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                        AFFILIATED MANAGERS GROUP, INC.

     The consideration paid for the Subsequent Investments net of cash acquired and including estimated transaction costs was as follows:

                               CONSIDERATION PAID

                      DESCRIPTION                         TWEEDY, BROWNE    GEOCAPITAL     TOTAL
-------------------------------------------------------   --------------    ----------    --------
                                                                       (IN THOUSANDS)
Cash...................................................      $300,325        $ 14,400     $314,725
Class D Convertible Preferred Stock....................            --           9,600        9,600
                                                             --------         -------     --------
     Total.............................................      $300,325        $ 24,000     $324,325
                                                             ========         =======     ========

     The Company financed the cash portion of the purchase price of the Subsequent Investments as follows (see "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources").

                     FINANCING FOR CASH CONSIDERATION PAID

                                 DESCRIPTION                                         TOTAL
------------------------------------------------------------------------------   --------------
                                                                                 (IN THOUSANDS)
Senior debt...................................................................      $225,000
Subordinated debt.............................................................        58,800
Class C Convertible Preferred Stock and warrants..............................        31,200
Cash acquired.................................................................          (275)
                                                                                    --------
     Total....................................................................      $314,725
                                                                                    ========

     (C) Includes $600,000 of estimated capitalized transaction costs in connection with the Subsequent Investments.

     (D) Includes $75,000 of Senior Debt fees and $2.4 million of refundable debt issuance costs borrowed in connection with the $60 million Subordinated Debt which has been partially repaid to the Company upon completion of the Offerings. See Offerings adjustment note [G].

     (E) Includes $8.9 million of estimated capitalized debt issuance costs borrowed in connection with the Senior Debt and the Subordinated Debt.

     (F) Reflects the receipt of $          out of $          in refundable debt
issuance costs, the amortization of $          in debt discount in connection
with the Subordinated Debt, the write-off of $          of capitalized debt
issuance costs related to certain of the Company's existing outstanding Senior Debt, to be retired with the proceeds from the Recent Financing, and the
write-off of $          of capitalized debt issuance costs related to Senior
Debt and Subordinated Debt incurred in connection with the Subsequent Investments which is expected to be retired with the application of the net proceeds of the Offerings.

     (G) Reflects the issuance of                shares of the Company's Common
Stock, par value $.01 per share, at an estimated price of $       per share in
the Offerings, resulting in a combined net increase of $          to Common
Stock and Additional Paid-In Capital on Common Stock. Gross proceeds to the
Company are expected to be $          and transaction costs are expected to be
$          . Also reflects the application of the net proceeds of the proposed
Offerings to retire $          of current portion of Senior Debt, $          of
long-term portion of Senior Debt and $          face amount of Subordinated Debt
after amortization of $          of debt discount.

     Also reflects the conversion of the Company's Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock into Common Stock immediately prior to the Offerings. Upon the closing of the Offerings,
$          million of Convertible Preferred Stock will be

                        AFFILIATED MANAGERS GROUP, INC.

converted at the specified conversion prices into Common Stock which would
represent an increase of $          thousand to Common Stock and $
million to Additional Paid-In Capital on Common Stock.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 are presented as if each of the following transactions and events had occurred on January 1, 1996: (i) the Prior Investments and the Subsequent Investments, (ii) the Recent Financing and (iii) the proposed Offerings and application of proceeds therefrom. The Unaudited Pro Forma Consolidated Statements of Operations reflect the historical operations of each acquired entity, as adjusted to reflect certain pro forma adjustments primarily relating to: (i) increases in revenues from significant investment advisory contracts with managed funds, previously managed directly by certain key employees, which were entered into in connection with the Subsequent Investments, (ii) reductions in expenses from discretionary compensation plans and arrangements to give effect to the contractually agreed upon cash flow distribution obligations of the Affiliate, (iii) amortization of intangible assets arising in connection with the acquisitions, (iv) interest expense related to debt incurred to finance such acquisitions and (v) tax effects of the above.

     (H) Reflects the combined historical results of the Prior Investments beginning January 1, 1996 and ending on the date of investment.

     (I) Reflects the historical results of operations of the Subsequent Investments as if such investments occurred on January 1, 1996.

     (J) Reflects the pro forma increase in revenues from significant investment advisory contracts entered into by the acquired businesses on assets managed directly by certain key employees of the acquired businesses prior to AMG's investment, and the reduction in compensation expense from discretionary compensation plans and arrangements, and increases in minority interest expense to give effect to accrued cash flow distributions as determined under the organizational documents of the businesses comprising the Prior Investments and the Subsequent Investments.

     (K) Reflects adjustments for increased amortization expense of the Company's intangible assets for each of the Prior Investments and Subsequent Investments as if they had been acquired on January 1, 1996. Pro forma amortization of the intangible assets resulting from the Prior Investments and the Subsequent Investments has been determined using useful lives ranging from 25 to 30 years.

     (L) Reflects, upon AMG's investment, the elimination of income taxes based upon the pre-acquisition conversion into a limited partnership or limited liability company form from corporate form.

     (M) Reflects the additional interest expense and amortization of debt issuance costs of $28.5 million and $1.4 million, respectively, for the year ended December 31, 1996 and $13.9 million and $670,000, respectively, for the six months ended June 30, 1997, which would have been incurred by the Company assuming (i) the Prior Investments and the Subsequent Investments had occurred on January 1, 1996, (ii) the Recent Financing occurred as of January 1, 1996 and
(iii) such Recent Financing amounts and the associated interest rates had remained unchanged for the year ended December 31, 1996 and for the six months ended June 30, 1997. The borrowings made as part of the Recent Financing contain interest rate terms which vary. For each 0.125% change in interest rates, interest expense related to the Recent Financing would increase or decrease by $432,000.

                        AFFILIATED MANAGERS GROUP, INC.

     (N) Reflects the elimination of interest expense of $     million for the
year ended December 31, 1996 and $     million for the six months ended June 30,
1997 related to the application of the estimated net proceeds of the Offerings
to the retirement of $     million current portion of Senior Debt, $     million
long-term portion of Senior Debt and $     million face amount of Subordinated
Debt (after amortization of $     million of debt discount). Also reflects the
reduction of $     million and $     million for the year ended December 31,
1996 and six months ended June 30, 1996, respectively, in amortization of capitalized issuance costs upon the retirement of debt and the increase in
commitment fee of $     million and $     million for the year ended December
31, 1996 and six months ended June 30, 1996, respectively, on the remaining unused portion of the debt facility.

     (O) Reflects the provision for federal and state income taxes at an effective statutory rate of 42%. Does not recognize the benefit from the utilization of net operating loss carry forwards which may be available to offset such taxes.

     (P) Net income (loss) per share is computed on the weighted average number of shares of Common Stock and common equivalent shares for the respective period after giving effect to the issuances related to the investments made subsequent to January 1, 1996, including the Subsequent Investments, from January 1, 1996. Using Securities and Exchange Commission directives for companies contemplating an initial public offering, stock options and restricted stock issued within one year of an initial public offering have been included as outstanding shares using the treasury stock method for all periods presented. In addition, the Company's shares of Convertible Preferred Stock are considered common equivalent shares, since their respective dates of issuance, as they convert to shares of Common Stock immediately prior to the consummation of the Offerings.

                        AFFILIATED MANAGERS GROUP, INC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Affiliated Managers Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Affiliated Managers Group, Inc. and Affiliates as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Affiliated Managers Group, Inc. and Affiliates as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
  April 26, 1997, except for
  Note 15 for which the
  date is August 20, 1997

                        AFFILIATED MANAGERS GROUP, INC.

                        AFFILIATED MANAGERS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                        DECEMBER 31,
                                                ----------------------------       JUNE 30,
                                                   1995             1996             1997
                                                -----------     ------------     ------------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...................  $14,095,803     $  6,766,850     $ 13,297,199
  Investment advisory fees receivable.........    2,544,640       15,491,503       12,157,911
  Other current assets........................      206,179          805,740          572,145
                                                -----------     ------------     ------------
          Total current assets................   16,846,622       23,064,093       26,027,255
Fixed assets, net.............................    1,085,808        2,999,337        3,855,956
Equity investment in Affiliate................      975,596        1,031,648        1,170,421
Intangible assets, net of accumulated
  amortization of $4,898,116 in 1995,
  $12,841,401 in 1996 and $14,802,973 in
  1997........................................   44,535,469       71,632,341       79,059,994
Other assets..................................    1,305,208        2,767,979        3,896,655
                                                -----------     ------------     ------------
          Total assets........................  $64,748,703     $101,495,398     $114,010,281
                                                ===========     ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $   315,483     $    396,753     $  2,006,618
  Notes payable to related parties............    1,212,000        7,378,774               --
  Accrued liabilities.........................    2,592,403       15,824,761       11,110,628
                                                -----------     ------------     ------------
          Total current liabilities...........    4,119,886       23,600,288       13,117,246
Senior bank debt..............................   18,400,000       33,400,000       48,900,000
Deferred income tax liabilities...............      215,567               --               --
Accrued affiliate liability...................    3,200,000        3,200,000        3,200,000
Notes payable to related party................      693,000               --               --
Other long-term liabilities...................           --          665,000          827,077
                                                -----------     ------------     ------------
          Total liabilities...................   26,628,453       60,865,288       66,044,323
Minority interest.............................    1,211,898        3,490,030        8,545,180
Commitments and contingencies.................           --               --               --
Stockholders' equity:
  Class A Preferred Stock.....................   20,008,000       20,008,000       20,008,000
  Class B Preferred Stock:
     Series B-1 Voting Preferred stock........    7,000,160        9,467,770       10,968,398
     Series B-2 Non-voting Preferred stock....   13,000,010       13,000,010       13,000,010
  Common stock................................          165              197              207
  Additional paid-in capital on common
     stock....................................        1,485            4,703           14,693
  Foreign translation adjustment..............           --           23,098            6,465
  Accumulated deficit.........................   (3,101,468)      (5,363,698)      (4,576,995)
                                                -----------     ------------     ------------
          Total stockholders' equity..........   36,908,352       37,140,080       39,420,778
                                                -----------     ------------     ------------
          Total liabilities and stockholders'
            equity............................  $64,748,703     $101,495,398     $114,010,281
                                                ===========     ============     ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                        AFFILIATED MANAGERS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE SIX MONTHS ENDED
                                FOR THE YEARS ENDED DECEMBER 31,              JUNE 30,
                             --------------------------------------   -------------------------
                                1994         1995          1996          1996          1997
                             ----------   -----------   -----------   -----------   -----------
                                                                             (UNAUDITED)
Revenues.................... $5,374,340   $14,181,676   $50,383,873   $19,494,785   $32,869,548
Operating expenses:
  Compensation and related
     expenses...............  3,590,982     6,017,532    21,112,786     7,945,170    11,222,393
  Amortization of intangible
     assets.................    741,037     4,157,079     7,943,285     1,611,077     1,961,572
  Depreciation and other
     amortization...........     19,196       132,906       932,102       270,247       670,942
  Other operating
     expenses...............    999,502     2,567,475    13,114,346     5,692,481    13,231,915
                             ----------   -----------   -----------   -----------   -----------
                              5,350,717    12,874,992    43,102,519    15,518,975    27,086,822
                             ----------   -----------   -----------   -----------   -----------
          Operating
            income..........     23,623     1,306,684     7,281,354     3,975,810     5,782,726
Non-operating (income) and
  expenses:
  Investment and other
     income.................   (965,586)     (265,400)     (336,563)     (408,288)     (438,466)
  Interest expense..........    158,173     1,244,505     2,746,781     1,310,923     1,706,858
                             ----------   -----------   -----------   -----------   -----------
                               (807,413)      979,105     2,410,218       902,635     1,268,392
                             ----------   -----------   -----------   -----------   -----------
Income before minority
  interest, income taxes and
  extraordinary item........    831,036       327,579     4,871,136     3,073,175     4,514,334
Minority interest...........   (305,099)   (2,541,269)   (5,969,021)   (2,305,282)   (3,632,196)
                             ----------   -----------   -----------   -----------   -----------
  Income (loss) before
     income taxes and
     extraordinary item.....    525,937    (2,213,690)   (1,097,885)      767,893       882,138
Income taxes (benefit)......    699,100       714,615       181,210       (22,567)       95,435
                             ----------   -----------   -----------   -----------   -----------
Income (loss) before
  extraordinary item........   (173,163)   (2,928,305)   (1,279,095)      790,460       786,703
                             ----------   -----------   -----------   -----------   -----------
Extraordinary item..........         --            --      (983,135)     (983,135)           --
                             ----------   -----------   -----------   -----------   -----------
Net income (loss)........... $ (173,163)  $(2,928,305)  $(2,262,230)  $  (192,675)  $   786,703
                             ==========   ===========   ===========   ===========   ===========
Net income (loss) per share:
  Income (loss) per common
     and common equivalent
     share before
     extraordinary item..... $    (1.93)  $    (28.97)  $     (9.65)  $      6.09   $      5.74
  Extraordinary item........         --            --         (7.41)        (7.57)           --
                             ----------   -----------   -----------   -----------   -----------
  Net income (loss) per
     common and common
     equivalent share....... $    (1.93)  $    (28.97)  $    (17.06)  $     (1.48)  $      5.74
                             ==========   ===========   ===========   ===========   ===========
  Weighted average number of
     common and common
     equivalent shares
     outstanding............     89,543       101,074       132,593       129,818       137,028
                             ==========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                        AFFILIATED MANAGERS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEARS ENDED               FOR THE SIX MONTHS ENDED
                                                                        DECEMBER 31,                           JUNE 30,
                                                          -----------------------------------------   ---------------------------
                                                             1994           1995           1996           1996           1997
                                                          -----------   ------------   ------------   ------------   ------------
                                                                                                              (UNAUDITED)
Cash flow from operating activities:
  Net income (loss).....................................  $  (173,163)  $ (2,928,305)  $ (2,262,230)  $   (192,675)  $    786,703
  Adjustments to reconcile net income (loss) to net cash
    flow from operating activities:
    Amortization of intangible assets...................      741,037      4,157,079      7,943,285      1,611,077      1,961,572
    Equity-based compensation costs.....................           --             --        665,000        290,991        162,077
    Extraordinary item..................................           --             --        983,135        983,135             --
    Minority interest...................................       79,725        631,578      2,309,272          6,461      2,131,527
    Depreciation and other amortization.................       19,196        132,906        932,102        270,247        670,942
    Realized gain.......................................     (865,193)            --             --             --             --
                                                          -----------   ------------   ------------   ------------   ------------
        Net income (loss) plus adjustments for non-cash
          expenses......................................     (198,398)     1,993,258     10,570,564      2,969,236      5,712,821

Changes in assets and liabilities:
  (Increase) decrease in investment advisory fees
    receivable..........................................      169,931       (185,510)    (8,473,455)    (2,355,447)     3,821,080
  (Increase) decrease in other current assets...........    2,747,330       (396,513)    (1,880,861)      (499,963)      (421,747)
  Increase (decrease) in accounts payable and accrued
    expenses............................................     (426,054)      (259,423)     6,184,319        798,076       (400,696)
  Increase (decrease) in deferred income taxes..........   (1,475,000)       140,615       (215,567)            --             --
                                                          -----------   ------------   ------------   ------------   ------------
        Cash flow from operating activities.............      817,809      1,292,427      6,185,000        911,902      8,711,458
                                                          -----------   ------------   ------------   ------------   ------------

Cash flow used in investing activities:
  Purchase of fixed assets..............................      (86,988)      (286,910)      (921,797)      (626,396)    (1,024,195)
  Costs of investments, net of cash acquired............   (6,477,155)   (38,031,491)   (25,646,054)   (25,514,373)   (10,866,754)
  Sale of investment....................................           --             --        641,897             --             --
  Distribution received.................................           --             --        274,755             --             --
  Increase (decrease) in other assets...................      (55,260)       215,639     (3,638,820)    (2,504,982)        93,986
  Proceeds from sale of business........................      463,833             --             --             --             --
  Repayment on notes recorded in sale of business.......           --        321,088         80,272         80,272             --
                                                          -----------   ------------   ------------   ------------   ------------
        Cash flow used in investing activities..........   (6,155,570)   (37,781,674)   (29,209,747)   (28,565,479)   (11,796,963)
                                                          -----------   ------------   ------------   ------------   ------------

Cash flow from financing activities:
  Borrowings of senior bank debt........................           --     28,400,000     21,000,000     21,000,000     17,500,000
  Repayments of senior bank debt........................           --    (10,000,000)    (6,000,000)    (3,000,000)    (2,000,000)
  Repayments of notes payable...........................     (500,000)      (962,000)    (1,212,000)      (462,000)    (5,878,146)
  Issuances of equity securities........................   10,009,100     20,000,720      2,484,260      2,484,260         10,000
  Repayment of subscription receivable..................           --     10,000,000             --             --             --
  Repurchase of preferred stock.........................           --             --        (13,400)            --             --
  Debt issuance costs...................................           --     (1,025,009)      (609,412)      (578,583)            --
                                                          -----------   ------------   ------------   ------------   ------------
        Cash flow from financing activities.............    9,509,100     46,413,711     15,649,448     19,443,677      9,631,854

Effect of foreign exchange rate changes on cash flow....           --             --         46,346        (62,375)       (16,000)
Net increase (decrease) in cash and cash equivalents....    4,171,339      9,924,464     (7,328,953)    (8,272,275)     6,530,349
Cash and cash equivalents at beginning of year..........           --      4,171,339     14,095,803     14,095,803      6,766,850
                                                          -----------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of year................  $ 4,171,339   $ 14,095,803   $  6,766,850   $  5,823,528   $ 13,297,199
                                                          ===========   ============   ============   ============   ============

Supplemental disclosure of cash flow information:
  Interest paid.........................................  $   104,013   $  1,005,228   $  2,905,159   $  1,576,019   $  1,246,381
  Income taxes paid.....................................      192,041        695,599        436,288        480,552        114,261
Supplemental disclosure of non-cash investing
  activities:
  Notes received in sale of business....................      401,360             --             --             --             --
  Increase in long-term liabilities related to
    acquisitions........................................           --      3,200,000             --             --             --
Supplemental disclosure of non-cash financing
  activities:
  Preferred stock issued in repayment of notes
    payable.............................................           --             --             --             --      1,500,628
  Notes issued in acquisitions..........................    3,367,000             --      6,685,774             --             --
  Equity securities subscribed..........................   10,000,000

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                        AFFILIATED MANAGERS GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                        ADDITIONAL      FOREIGN                       TOTAL
                          PREFERRED   COMMON     PREFERRED    COMMON     PAID-IN      TRANSLATION   ACCUMULATED   STOCKHOLDERS'
                           SHARES     SHARES       STOCK      STOCK      CAPITAL      ADJUSTMENTS     DEFICIT        EQUITY
                          ---------   -------   -----------   ------   ------------   -----------   -----------   -------------
Balance, January 1,
  1994...................    --         --      $   --        $--      $    --         $  --        $   --        $    --
Issuance of common
  stock..................    --       91,000        --          910      20,008,190       --            --          20,009,100
Subscription
  receivable.............    --         --          --         --       (10,000,000)      --            --         (10,000,000)
Exchange of common stock
  for preferred stock....   40,000    (40,000)   10,004,000    (400)    (10,003,600)      --            --             --
Net loss.................    --         --          --         --           --            --          (173,163)       (173,163)
                           -------    -------   -----------   -----    ------------     --------    -----------   ------------
Balance, December 31,
  1994...................   40,000    51,000     10,004,000     510           4,590       --          (173,163)      9,835,937
Issuance of common
  stock..................    --        5,500        --           55             495       --            --                 550
Payment of subscription
  receivable.............    --         --          --         --        10,000,000       --            --          10,000,000
Exchange of common stock
  for preferred stock....   40,000    (40,000)   10,004,000    (400)    (10,003,600)      --            --             --
Issuance of preferred
  stock..................   29,851      --       20,000,170    --           --            --            --          20,000,170
Net loss.................    --         --          --         --           --            --        (2,928,305)     (2,928,305)
                           -------    -------   -----------   -----    ------------     --------    -----------   ------------
Balance, December 31,
  1995...................  109,851    16,500     40,008,170     165           1,485       --        (3,101,468)     36,908,352
Issuance of common
  stock..................    --        3,250        --           32           3,218       --            --               3,250
Issuance of preferred
  stock..................    3,703      --        2,481,010    --           --            --            --           2,481,010
Repurchase of preferred
  stock..................      (20)     --          (13,400)   --           --            --            --             (13,400)
Net loss.................    --         --          --         --           --            --        (2,262,230)     (2,262,230)
Foreign translation
  adjustment.............    --         --          --         --           --            23,098        --              23,098
                           -------    -------   -----------   -----    ------------     --------    -----------   ------------
Balance, December 31,
  1996...................  113,534    19,750     42,475,780     197           4,703       23,098    (5,363,698)     37,140,080
Issuance of common
  stock..................    --        1,000        --           10           9,990       --            --              10,000
Issuance of preferred
  stock..................    1,715      --        1,500,628    --           --            --            --           1,500,628
Net income...............    --         --          --         --           --            --           786,703         786,703
Foreign translation
  adjustment.............    --         --          --         --           --           (16,633)       --             (16,633)
                           -------    -------   -----------   -----    ------------     --------    -----------   ------------
Balance, June 30, 1997
  (unaudited)............  115,249    20,750    $43,976,408   $ 207    $     14,693    $   6,465    $(4,576,995)  $ 39,420,778
                           =======    =======   ===========   =====    ============     ========    ===========   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        AFFILIATED MANAGERS GROUP, INC.

                        AFFILIATED MANAGERS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Nature of Operations

     The principal business activity of Affiliated Managers Group, Inc. ("AMG" or the "Company") is the acquisition of equity interests in investment management firms ("Affiliates"). AMG's Affiliates operate in one industry segment, that of providing investment management services, primarily in the United States and Europe, to mutual funds, partnerships and institutional and individual clients.

     Affiliates are either organized as limited partnerships, general partnerships or limited liability companies. AMG has contractual revenue sharing arrangements with each Affiliate whereby a portion of revenues is used to fund Affiliate operating expenses, including compensation determined at the discretion of each Affiliate's management, while the remaining portion of revenues (Free Cash Flow) is shared among AMG and the other partners or members with a priority to AMG. Affiliate revenues and expenses are consolidated in these financial statements. The portion of Free Cash Flow earned by owners other than AMG is included in minority interest in the statement of operations. Minority interest on the consolidated balance sheets includes undistributed Free Cash Flow and capital owned by owners other than AMG.

  Unaudited Interim Financial Statements

     The unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of interim results of operations (consisting only of normal recurring accruals and adjustments) have been made to the interim financial statements. Results of operations for interim periods are not necessarily indicative of results of operations for the respective full year.

  Consolidation

     These consolidated financial statements include the accounts of AMG and each Affiliate in which AMG is deemed to have a controlling interest. Investments where AMG does not hold a controlling interest are accounted for under the equity method and AMG's portion of net income is included in investment and other income. All intercompany balances and transactions have been eliminated.

  Revenue Recognition

     The Company's consolidated revenues represent advisory fees billed quarterly and annually by Affiliates for managing the assets of clients. Asset-based advisory fees are recognized monthly as services are rendered and are based upon a percentage of the market value of client assets managed. Any fees collected in advance are deferred and recognized as income over the period earned. Performance-based advisory fees are recognized when earned based upon either the positive difference between the investment returns on a client's portfolio compared to a benchmark index or indices, or an absolute percentage of gain in the client's account, and are accrued in amounts expected to be realized.

                        AFFILIATED MANAGERS GROUP, INC.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost which approximates market value due to the short-term maturity of these investments.

  Fixed Assets

     Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease.

  Intangible Assets

     The excess of purchase price for the acquisition of interests in Affiliates over the fair value of net assets acquired is classified as intangible assets. The excess purchase price is accounted for as goodwill and amortized using the straight-line method. The amortization period is assessed individually for each acquisition, with periods for existing investments ranging from 13 to 25 years. The estimated remaining value of the intangible assets is periodically re-evaluated and if experience subsequent to the acquisition indicates that there has been an impairment in value, other than temporary fluctuations, an impairment loss is recognized. Included in amortization expense for 1996 and 1995 are impairment losses of $4,628,051 and $2,500,000, respectively, relating to AMG's affiliates. No impairment loss was recorded in 1994 or for the six months ended June 30, 1997.

  Debt Issuance Costs

     Debt issuance costs incurred in securing credit facility financing are capitalized and subsequently amortized over the term of the credit facility. Debt issuance costs of $983,135 were written off as an extraordinary item in 1996 as part of the Company's replacement of its previous credit facility with a new facility.

  Interest-Rate Protection Agreements

     The Company periodically enters into interest-rate protection agreements to hedge against potential increases in interest rates on the Company's outstanding borrowings. The Company's policy is to recognize amounts received or paid under such agreements as reductions or increases in interest expense, respectively.

  Income Taxes

     The Company has adopted Statement of Financial Accounting Standards No. 109 ("FAS 109") which requires the use of the asset and liability approach for accounting for income taxes. Under FAS 109, the Company recognizes deferred tax assets and liabilities for the expected consequences of temporary differences between the financial statement amount and tax basis of the Company's assets and liabilities. A deferred tax valuation allowance is established if, in management's opinion, it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized.

  Foreign Currency Translation

     The assets and liabilities of non-U.S. based Affiliates are translated into U.S. dollars at the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at the average monthly exchange rates then in effect.

                        AFFILIATED MANAGERS GROUP, INC.

  Puts and Calls

     As further described in Note 11, the Company periodically purchases additional equity interests in Affiliates from minority interest owners (prior shareholders of acquired Affiliates). Resulting payments made to such owners are considered purchase price for such acquired interests. The estimated cost of purchases from equity holders who have been awarded equity interests in connection with their employment is accrued, net of estimated forfeitures, over the service period as equity-based compensation.

  Equity-Based Compensation Plans

     In October 1995, the Financial Accounting Standards Board ("FASB") issued FAS 123, "Accounting for Stock-Based Compensation." This standard became effective January 1, 1996. The standard encourages, but does not require, adoption of a fair value-based accounting method for stock-based compensation arrangements which includes stock option grants, sales of restricted stock and grants of equity based interests in Affiliates to certain limited partners or members. The standard supersedes the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." An entity may continue to apply APB 25 and related interpretations, provided the entity discloses its proforma net income and earnings per share as if the fair value based method had been applied in measuring compensation cost. The Company continues to apply APB 25. The pro forma fair value amount that would have been accrued under FAS 123 using the minimum value method would not have been materially different from the amount accrued under APB 25 for any of the periods presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents, short-term investments and certain off-balance-sheet financial instruments with various financial institutions. These financial institutions are located in places where AMG and its Affiliates operate. For certain Affiliates, cash deposits at a financial institution may exceed FDIC insurance limits.

     Substantially all of the Company's revenues are derived from the investment management operations of its Affiliates. For the year ended December 31, 1996, one of those Affiliates accounted for approximately 34% of AMG's share of Free Cash Flow.

                        AFFILIATED MANAGERS GROUP, INC.

3. FIXED ASSETS AND LEASE COMMITMENTS:

     Fixed assets consist of the following:

                                                                 DECEMBER 31,
                                                          --------------------------
                                                             1995           1996
                                                          ----------     -----------
        Office equipment................................  $  683,323     $ 2,614,043
        Furniture and fixtures..........................     312,476       1,677,397
        Leasehold improvements..........................      59,314         537,748
        Computer software...............................     156,310         183,964
                                                          ----------     -----------
                  Total fixed assets....................   1,211,423       5,013,152
                                                          ----------     -----------
        Accumulated depreciation........................    (125,615)     (2,013,815)
                                                          ----------     -----------
                  Fixed assets, net.....................  $1,085,808     $ 2,999,337
                                                          ==========     ===========

     The Company and its Affiliates lease computer equipment and office space for their operations. At December 31, 1996, the Company's aggregate future minimal rentals for operating leases having initial or noncancelable lease terms greater than one year are payable as follows:

                                                                   REQUIRED
                                                                   MINIMUM
                            YEAR ENDING DECEMBER 31,               PAYMENTS
                ------------------------------------------------  ----------
                1997............................................  $1,040,155
                1998............................................     744,461
                1999............................................     550,214
                2000............................................     488,166
                2001............................................     343,450
                Thereafter......................................      --

     Consolidated rent expense for 1994, 1995 and 1996 was $259,555, $493,000 and $2,359,081, respectively.

4. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following:

                                                          DECEMBER 31,     DECEMBER 31,
                                                              1995             1996
                                                          ------------     ------------
        Accrued compensation............................   $1,283,200      $  9,264,197
        Accrued rent....................................       27,066         3,509,272
        Accrued interest................................      303,957           121,049
        Accrued taxes...................................      298,050             4,137
        Deferred revenue................................        8,821           795,958
        Accrued commissions.............................      200,868           235,700
        Accrued professional services...................       66,250         1,349,785
        Other...........................................      404,191           544,663
                                                           ----------       -----------
                                                           $2,592,403      $ 15,824,761
                                                           ==========       ===========

5. RETIREMENT PLANS:

     At December 31, 1996, AMG had a defined contribution retirement plan (the "Plan") covering substantially all of its full-time employees and four of its Affiliates. Three of AMG's other Affiliates

                        AFFILIATED MANAGERS GROUP, INC.

had separate defined contribution retirement plans. Under each of the plans, AMG and each Affiliate is able to make discretionary contributions to qualified plan participants up to IRS limits. Consolidated expenses related to these plans in 1996 and 1995 were $656,005 and $222,425, respectively. The Company did not make any discretionary contributions to the Plan in 1994.

6. SENIOR BANK DEBT PAYABLE:

     In 1995, the Company negotiated a Senior Revolving Credit Agreement (the "Credit Agreement") with a syndicate of banks enabling the Company to borrow, on a revolving credit basis, up to $50 million. The Credit Agreement had a five-year term and reduced the amount available for borrowing during its term. A commitment fee of 1/2 of 1% was payable on the daily average unused portion of the $50 million commitment. Interest rates on borrowings varied according to a sliding scale with a maximum interest rate of either 1.75% over the Prime Rate or 2.75% over the London Interbank Offered Rates ("LIBOR").

     In March 1996, the Company replaced the Credit Agreement with a $125 million senior revolving credit facility, with principal repayment due on March 6, 2001. The Company pays a commitment fee of 1/2 of 1% on the daily unused portion of the facility. Interest is payable at rates up to 1.25% over the Prime Rate or 2.25% over LIBOR on amounts borrowed.

     The effective interest rates on the outstanding borrowings were 6.5% and 8.5% at December 31, 1996 and 1995, respectively. All borrowings under the agreements are collateralized by pledges of all capital stock or other equity interests in each AMG Affiliate owned or to be acquired. The agreement contains certain financial covenants which require the Company to maintain specified minimum levels of net worth and interest coverage ratios and maximum levels of indebtedness, all as defined in the agreement. The agreement also limits the Company's ability to pay dividends and incur additional indebtedness.

     At December 31, 1996, the Company was a party to two interest-rate protection agreements with a major commercial bank for a notional principal amount of debt of $35 million. The agreements, which expire on March 6, 2001, are intended to limit interest rate increases on the Company's borrowings and are linked to the three-month LIBOR. The protection agreements limit interest rates on the notional amounts to the lesser of LIBOR or 6.78%. When LIBOR is below 5.00%, the interest rate is increased to 6.78%.

7. INCOME TAXES:

     A summary of the provision for income taxes is as follows:

                                                                                SIX MONTHS
                                             YEAR ENDED DECEMBER 31,               ENDED
                                      -------------------------------------      JUNE 30,
                                        1994          1995          1996           1997
                                      ---------     ---------     ---------     -----------
                                                                                (UNAUDITED)
    Federal: Current................  $ 379,000     $  60,000
              Deferred..............    (44,000)      210,000     $(232,952)
    State:   Current................    357,100       514,000       396,777       $95,435
              Deferred..............      7,000       (69,385)       17,385            --
                                      ---------     ---------     ---------       -------
    Provision for income taxes......  $ 699,100     $ 714,615     $ 181,210       $95,435
                                      =========     =========     =========       =======

                        AFFILIATED MANAGERS GROUP, INC.

     The effective income tax rate differs from the amount computed on loss before income tax and extraordinary item by applying the U.S. federal income tax rate because of the effect of the following items:

                                                        YEARS ENDED DECEMBER         SIX MONTHS
                                                                 31,                   ENDED
                                                       -----------------------        JUNE 30,
                                                       1994      1995      1996         1997
                                                       ---       ---       ---       ----------
                                                                                     (UNAUDITED)
Tax at U.S. federal income tax rate..................   35%      (35)%     (35)%          35%
Nondeductible expenses, primarily goodwill
  amortization.......................................   53        54        21            16
State income taxes, net of federal benefit...........   45        13        25             7
Valuation allowance..................................                        5
Recognition of benefit of net operating loss
  carryforwards......................................   --        --        --           (47)
                                                       ---       ---       ---           ---
                                                       133%       32%       16%           11%
                                                       ===       ===       ===           ===

     The components of deferred tax assets and liabilities follows:

                                                                 DECEMBER 31,
                                                           -------------------------
                                                             1995           1996
                                                           ---------     -----------
        Deferred assets (liabilities):
          Net operating loss carryforward................  $ 431,000     $ 3,480,661
          Intangible amortization........................   (708,000)     (4,950,116)
          Accrued compensation...........................         --       2,004,661
          Other, net.....................................     61,433         (58,326)
                                                           ---------     -----------
                                                            (215,567)        476,880
                                                           ---------     -----------
        Valuation allowance..............................         --        (476,880)
                                                           ---------     -----------
        Net deferred income taxes........................  $(215,567)             --
                                                           =========     ===========

     At December 31, 1996, the Company has a net deferred tax asset of $476,880 principally relating to net operating loss ("NOL") carryforwards of $8,400,000 which expire beginning in the year 2010. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. At December 31, 1996, management believed it was more likely than not that the deferred tax asset would not be realized and accordingly established a full valuation allowance against the asset. As a result of the initial public offering, there may be a limitation placed on the Company's utilization of its NOL's by Section 382 of the Internal Revenue Code. The Company will review the valuation allowance at the end of each quarter and will make adjustments if it is determined that it is more likely than not that the NOL's will be realized.

8. CONTINGENCIES:

     The Company and its Affiliates are subject to claims, legal proceedings and other contingencies in the ordinary course of their business activities. Each of these matters are subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company or its Affiliates. The Company and its Affiliates establish accruals for matters that are probable and can be reasonably estimated. Management believes that any liability in excess of these accruals upon the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

                        AFFILIATED MANAGERS GROUP, INC.

9. ACQUISITIONS AND COMMITMENTS:

  1996

     During 1996, the Company acquired in purchase transactions majority interests in First Quadrant and The Burridge Group ("Burridge"). In addition, the Company acquired additional partnership interests from limited partners of two of its existing Affiliates.

     The Company issued notes in the amount of $6,685,774 to Burridge selling shareholders who remained as employees on December 31, 1996 as partial consideration in the purchase. On January 3, 1997, the notes were settled in cash for $5,185,146 and the issuance of 1,715 shares of Series B-1 Voting Convertible Preferred Stock.

     The results of operations of First Quadrant and Burridge are included in the consolidated results of operations of the Company from their respective dates of acquisition, March 28, 1996 and December 31, 1996.

  1995

     During 1995, the Company acquired in purchase transactions majority interests in Systematic Financial Management ("Systematic"), Skyline Asset Management ("Skyline") and Renaissance Investment Management ("Renaissance"). The Company also made a minority investment in Paradigm Asset Management Company ("Paradigm"). In connection with the Skyline acquisition, the Company assumed an unconditional $3,200,000 purchase obligation on the equity interests of limited partners which will be settled in either cash or the Company's stock beginning in the year 2000.

     The results of operations of Systematic, Skyline and Renaissance are included in the consolidated results of operations of the Company from their respective dates of investment, May 16, 1995, August 31, 1995, and November 9, 1995. The net income associated with the Company's minority interest in Paradigm is included in the consolidated results of operations of the Company using the equity method from May 22, 1995, the date of investment.

  1994

     In 1994, the Company acquired in a series of purchase transactions an 80% interest in JMH Management Corporation ("JMH") for $6,320,000 in cash and the issuance by JMH of promissory notes for $3,367,000. The promissory notes accrued interest at 6% per annum and were paid in installments through January 31, 1997. JMH is the general partner of J.M. Hartwell Limited Partnership ("Hartwell") and owned 68% of Hartwell in 1994 and 1995. On January 1, 1996, the Company acquired an additional 8.78% of Hartwell directly from a former limited partner.

     The results of operations of JMH and Hartwell are included in the consolidated results of operations of the Company beginning January 1, 1994.

                        AFFILIATED MANAGERS GROUP, INC.

     The total purchase price, including cash, notes and capitalized transaction costs, associated with these investments, is allocated as follows:

                                                  1994           1995            1996
                                               ----------     -----------     -----------
    Allocation of Purchase Price:
      Net tangible assets....................  $  350,000     $ 1,720,000     $ 2,198,198
      Intangible assets......................   9,633,478      39,800,107      35,040,157
      Minority investment....................          --         887,854              --
                                               ----------     -----------     -----------
              Total purchase price...........  $9,983,478     $42,407,961     $37,238,355
                                               ==========     ===========     ===========

     Unaudited pro forma data for the years ended December 31, 1995 and 1996 are set forth below, giving consideration to the acquisitions occurring in the respective two-year period, as if such transactions occurred as of the beginning of 1995, assuming revenue sharing arrangements had been in effect for the entire period and after making certain other pro forma adjustments.

                                                           YEAR ENDED DECEMBER 31,
                                                         ---------------------------
                                                            1995            1996
                                                         -----------     -----------
        Revenues.......................................  $49,760,000     $60,392,000
        Income before extraordinary item...............    2,825,000         117,000
        Net income (loss)..............................    2,825,000        (866,000)
        Primary income (loss) per share................  $     28.53     $     (6.64)
                                                         ===========     ===========

     In conjunction with certain acquisitions, the Company has entered into agreements and is contingently liable, upon achievement of specified revenue targets over a five-year period, to make additional purchase payments of up to $15,159,698, plus interest as applicable. These contingent payments, if achieved, will be settled for cash with most coming due beginning January 1, 2001 and January 1, 2002. In addition, subject to achievement of performance goals, certain key Affiliate employees have options to receive additional equity interests in their Affiliates.

     Related to the JMH investment, a former institutional shareholder is entitled to redeem a cash value warrant on or before April 30, 1999. Using the actual results of operations to date, the cash value warrant had no value and, therefore, no amounts have been accrued in these financial statements.

10. SALE OF BUSINESS:

     Hartwell, the successor to Hartwell Management Company, Inc. ("HMC"), acts as Investment Advisor to Hartwell Growth Fund, Inc. and Hartwell Emerging Growth Fund, Inc. (the Funds). Under the terms of an agreement dated November 15, 1990, HMC and Hartwell Distributors, Inc., sold the goodwill, business and assets relating to the provision of investment advice, management and underwriting services to the Funds to Hartwell Keystone Advisors, Inc. ("HKAI") in exchange for 100 Class B common shares (nonvoting) of HKAI. The shares were recorded at a value of $1.00 Keystone Custodian Funds, Inc. ("Keystone") owns all of HKAI's Class A common shares.

     Concurrent with the sale, HMC entered into a sub-advisory agreement with HKAI under which HMC would provide investment advisory services to the Funds. These investment advisory services are now provided by Hartwell. The investment advisory agreement is renewable annually by the Funds' board of directors. As compensation for its services, JMH receives a sub-advisory fee. Three years after the agreement's closing date, Keystone had the option to acquire the 100 Class B shares from HMC at a price based on the value of the Funds' shares which existed at the closing date. On March 27, 1994, Keystone exercised this option. Of the purchase price of approximately $865,000

                        AFFILIATED MANAGERS GROUP, INC.

(which is included in interest and other income in the 1994 statement of operations), $401,360 remained unpaid at December 31, 1994. This balance (which includes related accrued interest) was paid in five quarterly installments through March 1996.

11. PUTS AND CALLS:

     To ensure the availability of continued ownership participation to future key employees, the Company has options to repurchase ("Calls") certain equity interests in Affiliates owned by limited partners or members. The options are exercisable beginning in 1997 and continue through the year 2004. In addition, Affiliate management owners have options ("Puts") in Affiliate entities to require the Company to purchase certain portions of their equity interests at staged intervals. The Company is also obligated to purchase ("Purchase") such equity interests upon death, disability or termination of employment. The Put obligations begin in 1998 and continue through 2017. All of the Puts and Purchases would take place based on a multiple of the respective Affiliate's Free Cash Flow but using reduced multiples for terminations for cause or for voluntary terminations occurring prior to agreed upon dates, all as defined in the limited partnership or limited liability company agreements of the Affiliates.

     The Company's contingent obligations under the Put and Purchase arrangements at June 30, 1997 ranged from $7.8 million on the one hand, assuming all such obligations occur due to early terminations or terminations for cause, and $39.6 million on the other hand, assuming all such obligations occur due to death, disability or terminations without cause. The Company would receive approximately $7.1 million in additional Free Cash Flow annually upon satisfaction of the above.

12. STOCKHOLDERS' EQUITY:

  Common Stock

     The Company has 366,269 authorized shares of common stock with a par value of $.01 per share of which 19,750 and 16,500 shares were issued and outstanding at December 31, 1996 and 1995, respectively.

  Preferred Stock

     The Company has two classes of convertible Preferred Stock. The Company has 80,000 shares of Class A Preferred Stock authorized with a par value of $.01 per share, all of which were issued and outstanding at December 31, 1996 and 1995. The Company also has two series of Class B Preferred Stock. There are 34,328 authorized shares of Series B-1 Voting Preferred Stock with a par value of $.01 per share of which 14,131 and 10,448 shares were issued and outstanding as of December 31, 1996 and 1995, respectively. There are 19,403 authorized shares of Series B-2 Non-voting Preferred stock with a par value of $.01 per share, all of which were issued and outstanding at December 31, 1996 and 1995.

     Each share of Class A and Class B Convertible Preferred Stock is convertible into one share of common stock at the option of the holder, or upon certain automatic conversion events, primarily related to an initial public offering. Except for Series B-2 Convertible Preferred Stock which is non-voting, each share of preferred stock is entitled to voting rights equal to the equivalent number of common shares issuable upon conversion. Class A Convertible Preferred Stock is entitled to a liquidation preference of $250 per share and Class B Convertible Preferred Stock is entitled to $670 per share. Preferred stock is shown on the consolidated balance sheets at face value.

                        AFFILIATED MANAGERS GROUP, INC.

     In May 1997, the Company granted options to purchase up to 1,850 shares of Class A Convertible Preferred Stock under the 1995 Plan to management at an exercise price of $455 per share representing 110% of the estimated fair value of the underlying stock on the date of grant as approved by the Company's Board of Directors. These options vest over a three year period.

  Stock Incentive Plans

     The Company has established incentive stock plans, primarily to incent key employees, under which it is authorized to grant incentive and non-qualified stock options and to grant or sell shares of restricted stock. A total of 11,000 shares of common stock have been reserved for issuance under these plans. Through December 31, 1996, 5,750 shares of restricted stock have been sold under these plans and no option grants have been made. The plans are administered by a committee of the board of directors. Restricted stock sales were made at their then fair market value, as approved by the Board of Directors of the Company, and generally vest over three years and are subject to significant forfeiture provisions and other restrictions.

13. LOSS PER SHARE:

     Loss per share is calculated based on the weighted average number of common and common equivalent shares outstanding during the period using guidance provided by the SEC for companies contemplating an initial public offering. Loss per common and common equivalent share for the years ending December 31, 1994, 1995, and 1996 was as follows:

                                                  1994           1995            1996
                                                ---------     -----------     -----------
    Net (loss) attributable to common stock...  $(173,163)    $(2,928,305)    $(2,262,230)
                                                =========     ===========     ===========
    Weighted average common shares
      outstanding.............................     60,874          28,784          18,847
    Common equivalent shares:
      Incremental shares treasury stock
         method...............................      2,038           2,038           2,038
      Assumed conversion of preferred stock...     26,631          70,252         111,708
                                                ---------     -----------     -----------
    Total weighted average common and common
      equivalent shares outstanding...........     89,543         101,074         132,593
                                                =========     ===========     ===========
    Net (loss) per common share...............  $   (1.93)    $    (28.97)    $    (17.06)
                                                =========     ===========     ===========

     In accordance with the Commission's Staff Accounting Bulletin 83, the loss per share has been calculated assuming that all stock options granted by the Company within one year of the Company's initial public offering have been outstanding for all periods presented. The effect of such stock options has been calculated using the "treasury stock" method assuming an estimated initial public offering price and has been included in the calculation of common equivalent shares outstanding despite the fact that the effect of the assumed exercise of such options is anti-dilutive.

     If loss per share had been calculated based on the actual common and common equivalent shares outstanding, rather than utilizing the Commission's guidance for companies contemplating an initial public offering, the resulting loss per share would have been $(1.98), $(29.57) and $(17.33) for the years ended December 31, 1994, 1995 and 1996, respectively.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

     FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires the Company to disclose the estimated fair values for certain of its financial

                        AFFILIATED MANAGERS GROUP, INC.

instruments. Financial instruments include items such as loans, interest rate contracts, notes payable, and other items as defined in FAS 107.

     Fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

     Quoted market prices are used when available, otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair value presented would not necessarily be realized in an immediate sale; nor are there plans to settle liabilities prior to contractual maturity. Additionally, FAS 107 allows companies to use a wide range of valuation techniques, therefore, it may be difficult to compare the Company's fair value information to other companies' fair value information.

     The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1996:

                                                         CARRYING        ESTIMATED
                                                          VALUE          FAIR VALUE
                                                       ------------     ------------
        Financial assets:
          Cash and cash equivalents..................  $  6,766,850     $  6,766,850
        Financial liabilities:
          Notes payable to related parties...........    (7,378,774)      (7,374,042)
          Senior bank debt...........................   (33,400,000)     (33,400,000)
        Off-balance sheet financial instruments:
          Interest-rate protection agreements........       --              (763,250)

     The following table presents a comparison of the carrying value and estimated fair value of the Company's financial instruments at December 31, 1995:

                                                         CARRYING        ESTIMATED
                                                          VALUE          FAIR VALUE
                                                       ------------     ------------
        Financial assets:
          Cash and cash equivalents..................  $ 14,095,803     $ 14,095,803
        Financial liabilities:
          Notes payable to related parties...........    (1,905,000)      (1,877,539)
          Senior bank debt...........................   (18,400,000)     (18,400,000)

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

     Cash and cash equivalents: The carrying amount approximates fair value because of the short term nature of these instruments.

     Notes payable to related parties: The fair value was calculated with a discounted cash flow model using existing payment terms and the prime rate.

     Senior Bank Debt: The carrying value approximates fair value because the debt is a revolving credit facility with variable interest based on three month LIBOR rates.

     Interest rate protection agreements: The fair value of interest rate protection agreements are quoted market prices based on the estimated amount necessary to terminate the agreements.

                        AFFILIATED MANAGERS GROUP, INC.

15. EVENTS SUBSEQUENT TO DECEMBER 31, 1996:

     Subsequent to December 31, 1996, the Company has entered into agreements to purchase interests in three investment management firms. In addition, the Company entered into agreements to expand its financing sources through the issuance of new debt instruments and sale of equity securities as described below.

     New Investments

     On March 5, 1997, the Company announced the signing of a definitive agreement to purchase an interest in Gofen and Glossberg, LLC, which will succeed to the business of Gofen and Glossberg, Inc., an investment management firm based in Chicago, Illinois. The Company completed this investment on May 7, 1997.

     On August 15, 1997, the Company entered into a definitive agreement to purchase an interest in Tweedy, Browne Company LLC, which will succeed to the business of Tweedy, Browne Company L.P., an investment adviser and broker dealer in New York, New York.

     On August 15, 1997, the Company entered into a definitive agreement to purchase an interest in GeoCapital, LLC which will succeed to the business of GeoCapital Corporation, an investment management firm based in New York, New York.

     New Financing

     In August 1997, the Company entered into agreements to raise, in a series of transactions, financing totaling up to $390 million in the aggregate. The financing will contain $300 million from a senior credit facility ("Senior Debt") to replace the existing $125 million credit facility, $60 million from subordinated debt ("Subordinated Debt") and $30 million from the issuance of Class C Convertible Preferred Stock and warrants to purchase Class C Convertible Preferred Stock. The Senior Debt will comprise up to $200 million of 7-year revolving credit, $50 million of 7-year Tranche A Term Loans and $50 million of 8-year Tranche B term loans. The proceeds of the Senior Debt is to be used primarily for new investments and for general corporate purposes. The Senior Debt will contain financial covenants similar to the Company's existing Credit Agreement and will bear interest at the Prime Rate or LIBOR in each case plus a margin which will vary depending on the Company's periodic Senior debt ratio. The Subordinated Debt will accrue interest initially at LIBOR plus 7.25%. The interest rate on the Suborindated Debt will increase by 1/2 of 1% each quarter to a maximum interest rate of 17%, of which 15% is required to be paid in cash and 2% is to be added to the face amount of the notes. The Company intends to redeem the Subordinated Debt and repay a portion of the revolving Senior Loan out of the proceeds from this offering.

     The Company will issue 5,333 shares of Class C Convertible Preferred Stock and warrants to purchase 28,000 shares of Class C Convertible Preferred Stock exercisable at $.01 per share for $30 million in total consideration to an affiliate of its senior lender in connection with the recent financing described above. Each share of Class C preferred stock is convertible into one share of common stock and will have a liquidation preference of $900 per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders and Board of Directors
Gofen and Glossberg, Inc.

     We have audited the accompanying statements of financial condition of Gofen and Glossberg, Inc. as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gofen and Glossberg, Inc. as of December 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.
Chicago, Illinois
August 15, 1997

                           GOFEN AND GLOSSBERG, INC.

                       STATEMENTS OF FINANCIAL CONDITION
                        AS OF DECEMBER 31, 1996 AND 1995

                                                                       1996           1995
                                                                    ----------     ----------
                                           ASSETS
Current assets:
  Cash and cash equivalents.......................................  $  262,752     $  166,489
  Accounts receivable.............................................     524,836        394,703
  Prepaid expenses................................................      33,112         31,113
  Employee note receivable........................................         671          1,512
                                                                     ---------      ---------
          Total current assets....................................     821,371        593,817
Property, equipment and leasehold improvements (net of accumulated depreciation and amortization of $1,144,651 and $989,359,
  respectively)...................................................     529,452        565,364
                                                                     ---------      ---------
          Total assets............................................  $1,350,823     $1,159,181
                                                                     =========      =========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities........................  $   49,691     $   44,933
                                                                     ---------      ---------
          Total current liabilities...............................      49,691         44,933
  Deferred revenue................................................     645,000        529,000
  Deferred rent abatement.........................................     150,000             --
                                                                     ---------      ---------
          Total liabilities.......................................     844,691        573,933
Commitments and Contingencies (Note 4)
Shareholders' equity:
  Common stock, no par or stated value; authorized 100,000 shares;
     issued and outstanding 15,200 shares.........................      69,365         69,365
  Retained earnings...............................................     436,767        515,883
                                                                     ---------      ---------
          Total shareholders' equity..............................     506,132        585,248
                                                                     ---------      ---------
          Total liabilities and shareholders' equity..............  $1,350,823     $1,159,181
                                                                     =========      =========

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       1996           1995
                                                                    ----------     ----------
Revenue:
  Asset-based management fees.....................................  $7,784,978     $6,843,948
  Other...........................................................      49,680         45,645
                                                                    ----------     ----------
          Total revenue...........................................   7,834,658      6,889,593
Expenses:
  Salaries and benefits...........................................   6,127,763      4,488,609
  Incentive compensation and benefits.............................     256,508        239,719
  Investment and other purchased services.........................     109,293         89,802
  Occupancy.......................................................     495,419        678,436
  Depreciation and amortization...................................     155,292        134,118
  Marketing.......................................................      88,561         72,951
  Professional fees...............................................     399,884        406,686
  Telephone and postage...........................................      80,949         69,183
  Office supplies.................................................     145,811        111,432
  Settlement of litigation........................................          --        560,000
  Other...........................................................      54,294        120,154
                                                                    ----------     ----------
          Total expenses..........................................   7,913,774      6,971,090
                                                                    ----------     ----------
          Net loss................................................  $  (79,116)    $  (81,497)
                                                                    ==========     ==========

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                             COMMON     COMMON        RETAINED
                                             SHARES      STOCK        EARNINGS         TOTAL
                                             ------     -------     ------------     ---------
Balances, January 1, 1995..................  15,200     $69,365      $  597,380      $ 666,745
Net loss...................................                             (81,497)       (81,497)
                                             ------     -------       ---------      ---------
Balances, December 31, 1995................  15,200      69,365         515,883        585,248
Net loss...................................                             (79,116)       (79,116)
                                             ------     -------       ---------      ---------
Balances, December 31, 1996................  15,200     $69,365      $  436,767      $ 506,132
                                             ======     =======       =========      =========

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       1996          1995
                                                                     ---------     ---------
Cash flows from operating activities:
  Net loss.........................................................  $ (79,116)    $ (81,497)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization.................................    155,292       134,118
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable..................   (130,133)       93,481
       Decrease in employee note receivable........................        841         3,939
       (Increase) decrease in prepaid expenses.....................     (1,999)          110
       Increase (decrease) in accounts payable and accrued
        liabilities................................................      4,758       (25,518)
       Increase in deferred liabilities............................    266,000        70,000
                                                                     ---------     ---------
          Net cash provided by operating activities................    215,643       194,633
                                                                     ---------     ---------
Cash flows from investing activities:
  Purchases of property and equipment..............................   (119,380)     (138,423)
                                                                     ---------     ---------
          Net cash used in investing activities....................   (119,380)     (138,423)
                                                                     ---------     ---------
Net increase in cash and cash equivalents..........................     96,263        56,210
Cash and cash equivalents at beginning of year.....................    166,489       110,279
                                                                     ---------     ---------
Cash and cash equivalents at end of year...........................  $ 262,752     $ 166,489
                                                                     =========     =========

    The accompanying notes are an integral part of the financial statements.

                           GOFEN AND GLOSSBERG, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     Gofen and Glossberg, Inc., an Illinois corporation (the "Company"), provides asset management and investment advisory services to institutional investors and high net worth individuals located throughout the United States.

2. SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     For financial statement purposes, the Company considers interest-bearing cash and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value due to the short-term maturity of these investments.

  Property and Equipment, Depreciation and Amortization

     Property and equipment are recorded at cost and depreciated principally on accelerated methods over the estimated useful lives of the related assets, generally five to seven years. Amortization on leasehold improvements is computed on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to expense when incurred.

  Revenue Recognition

     The Company's revenues are derived primarily from asset-based investment advisory fees. These fees are generally billed in advance and on a quarterly basis based on the amount of assets under management at the beginning of each quarter. The revenue is deferred and the income is recognized as earned during the quarter.

  Income Taxes

     Provision for income taxes is made in the accompanying financial statements since the Company, as a Subchapter S Corporation, is treated as a partnership for income tax purposes whereby the Shareholders are responsible for recording their proportionate share of the Company's income in their tax returns.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           GOFEN AND GLOSSBERG, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                            1996            1995
                                                         -----------     -----------
        Office equipment...............................  $   786,744     $   672,174
        Furniture and fixtures.........................      493,661         488,851
        Leasehold improvements.........................      393,698         393,698
                                                         -----------     -----------
                                                           1,674,103       1,554,723
        Accumulated depreciation and amortization......   (1,144,651)       (989,359)
                                                         -----------     -----------
                                                         $   529,452     $   565,364
                                                         ===========     ===========

4. COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities under an operating lease that expires in 2009. During 1996, the Company extended the lease term by ten years to the 2009 date. In return for this extension rent payments were abated for the period June 1, 1996 through December 31, 1996. In addition, lease terms during the ten-year extension are more favorable than the current lease. The Company accounts for this lease and rent abatement under Statement of Financial Accounting Standards No. 13, Accounting for Leases whereby total minimum rental payments are recognized as rent expense on a straight-line basis over the term of the lease. Amounts charged to rent expense that are in excess of amounts required to be paid under the lease and rent abatement are carried on the statement of financial condition as a deferred credit. Rent expense for the years ended December 31, 1996 and 1995 was $427,604 and $623,191, including real estate taxes and maintenance.

     At December 31, 1996, future minimum rentals for the above operating lease, which is subject to an escalation clause, are payable as follows:

                                 YEAR ENDING
                                 DECEMBER 31,                       AMOUNT
                ----------------------------------------------    ----------
                     1997.....................................    $  362,570
                     1998.....................................       364,338
                     1999.....................................       321,779
                     2000.....................................       189,743
                     2001.....................................       193,555
                  Thereafter..................................     1,636,851

5. BENEFIT PLANS

     The Company had a 401(k) retirement plan covering all eligible employees. Company contributions are made for each eligible participant based upon a percentage of wages subject to certain minimum and maximum limitations, as defined. The contributions for the years ended December 31, 1996 and 1995 were $256,508 and $244,000, respectively.

     The Company had an unfunded deferred compensation plan for key employees. In the event of death, disability or retirement, it is payable in 60 monthly installments of $4,167. The Company paid $37,500 and $50,000 under the plan during 1996 and 1995, respectively. Current obligations existing under this program were $0 and $37,500 as of December 31, 1996 and 1995, respectively.

                           GOFEN AND GLOSSBERG, INC.

6. SHAREHOLDERS' EQUITY

     A shareholders' agreement provides that the Company will purchase for book value, as defined, the outstanding shares of any shareholder in the event of death, disability or termination of service from the Company.

7. SUBSEQUENT EVENT

     On March 5, 1997, the Company transferred substantially all its assets and liabilities to Gofen and Glossberg, LLC, a newly established Delaware limited liability company (the "LLC"), which will succeed to the business of the Company. This transfer was performed in conjunction with a definitive purchase agreement with an independent third-party, Affiliated Managers Group, Inc. ("AMG"), whereby AMG has purchased a majority interest in the LLC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
The Burridge Group Inc.

     We have audited the accompanying statements of operations, changes in shareholders' equity, and cash flows of The Burridge Group Inc. for the period January 1, 1996 to December 30, 1996 and the years ended December 31, 1995 and 1994. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of The Burridge Group Inc. and its cash flows for the period January 1, 1996 to December 30, 1996 and the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand L.L.P.

Chicago, Illinois
August 8, 1997

                            THE BURRIDGE GROUP INC.

                            STATEMENTS OF OPERATIONS
              FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 30, 1996
                 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                            1996         1995         1994
                                                         ----------   ----------   ----------
Revenue:
  Asset-based management fees..........................  $6,117,059   $5,002,863   $3,033,321
  Other................................................      37,719       21,054        6,566
                                                         ----------   ----------   ----------
          Total revenue................................   6,154,778    5,023,917    3,039,887
Expenses:
  Salaries and benefits................................   2,049,326    1,766,788    1,344,248
  Incentive compensation and bonuses...................   2,075,484    1,759,663      695,199
  Investment and other purchased services..............     258,300      224,590      110,313
  Occupancy............................................     294,638      200,986      161,148
  Depreciation and amortization........................     125,435       97,266       69,982
  Marketing............................................     293,150      232,161      165,776
  Professional fees....................................     454,636       57,440       69,738
  Telephone and postage................................      72,044       60,998       56,110
  Office supplies......................................      55,792       64,529       29,820
  Other................................................     441,062      455,743      252,137
                                                         ----------   ----------   ----------
          Total expenses...............................   6,119,867    4,920,164    2,954,471
                                                         ----------   ----------   ----------
Income before income taxes.............................      34,911      103,753       85,416
Income tax expense (benefit)...........................      17,200       34,375       (2,684)
                                                         ----------   ----------   ----------
          Net income...................................  $   17,711   $   69,378   $   88,100
                                                         ==========   ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                            THE BURRIDGE GROUP INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 30, 1996
                 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                    COMMON    COMMON     RETAINED
                                                    SHARES     STOCK     EARNINGS     TOTAL
                                                    ------    -------    --------    --------
Balances, January 1, 1994.........................  5,500     $64,000    $153,498    $217,498
Net income........................................     --          --      88,100      88,100
                                                    -----     -------    --------    --------
Balances, December 31, 1994.......................  5,500      64,000     241,598     305,598
Net income........................................     --          --      69,378      69,378
                                                    -----     -------    --------    --------
Balances, December 31, 1995.......................  5,500      64,000     310,976     374,976
Net income........................................     --          --      17,711      17,711
                                                    -----     -------    --------    --------
Balances, December 30, 1996.......................  5,500     $64,000    $328,687    $392,687
                                                    =====     =======    ========    ========

    The accompanying notes are an integral part of the financial statements.

                            THE BURRIDGE GROUP INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 30, 1996
                 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                         1996          1995          1994
                                                       ---------     ---------     ---------
Cash flows from operating activities:
  Net income.........................................  $  17,711     $  69,378     $  88,100
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................    125,435        97,266        69,982
     Deferred income taxes...........................     29,722       (21,797)      (37,392)
  Changes in operating assets and liabilities:
     (Increase)/Decrease in accounts receivable......    603,740      (312,848)     (241,982)
     Increase in other assets........................    (97,659)       (4,223)           --
     Increase in refundable income taxes.............    (55,925)           --            --
     Increase in prepaid expense.....................    (34,922)       (5,373)       (4,538)
     Increase/(Decrease) in accounts payable.........      2,290         3,061        (3,453)
     Increase in accrued expenses....................    262,958        13,316        20,774
     Increase in due to TBG LLC......................    274,601
     Increase/(Decrease) in income taxes payable.....    (23,200)        5,100        18,100
     Increase/(Decrease) in deferred revenue.........   (746,281)      232,046       182,866
                                                       ---------     ---------     ---------
          Net cash provided by operating
            activities...............................    358,470        75,926        92,457
                                                       ---------     ---------     ---------
Cash flows from investing activities:
  Purchases of property and equipment................   (146,185)     (107,047)     (173,442)
                                                       ---------     ---------     ---------
          Net cash used in investing activities......   (146,185)     (107,047)     (173,442)
                                                       ---------     ---------     ---------
Cash flows from financing activities:
  Proceeds from notes payable........................         --       250,000            --
  Principal payments on notes payable................   (250,000)     (100,000)           --
                                                       ---------     ---------     ---------
          Net cash provided by (used in) financing
            activities...............................   (250,000)      150,000            --
                                                       ---------     ---------     ---------
Net increase (decrease) in cash and cash
  equivalents........................................    (37,715)      118,879       (80,985)
Cash and cash equivalents at beginning of period.....    170,336        51,457       132,442
                                                       ---------     ---------     ---------
Cash and cash equivalents at end of period...........  $ 132,621     $ 170,336     $  51,457
                                                       =========     =========     =========
Supplemental disclosures of cash flow information --
  cash paid during the year for:
  Interest...........................................  $   7,469     $   8,250     $   2,525
  Income taxes.......................................     66,403        51,072        16,609

    The accompanying notes are an integral part of the financial statements.

                            THE BURRIDGE GROUP INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     The Burridge Group Inc., an Illinois corporation (the "Company"), provides investment advisory services to endowments, foundations, pension plans, profit-sharing trusts, public funds, unions, bank trust departments and individuals located throughout the United States. On October 11, 1996, Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), entered into a Stock Purchase Agreement with the Company and the holders of the Company's capital stock to purchase all the capital stock of the Company. In conjunction with the completion of the purchase at the close of business on December 30, 1996, the Company transferred substantially all of its assets and substantially all of its liabilities to The Burridge Group LLC, a newly established Delaware limited liability company (the "LLC"), for which the Company serves as the manager member and owns a majority interest. Effective at the close of business on December 30, 1996, the Company became a wholly-owned subsidiary of AMG.

2. SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     For financial statement purposes, the Company considers interest-bearing cash and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value due to the short-term maturity of these investments.

  Depreciation and Amortization

     Depreciation is computed for financial reporting purposes principally on the straight-line method over the estimated useful lives of the related assets, generally five to seven years. Amortization on leasehold improvements is computed on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Maintenance and repairs are charged to expense when incurred.

  Revenue Recognition

     The Company's revenues are derived primarily from investment advisory fees. These fees are generally billed in advance and on a quarterly basis based on the amount of assets under management at the beginning of each quarter. The revenue is deferred and the income is recognized as earned during the quarter.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be ultimately realized in the federal income tax return. The income tax provision is the current tax liability plus the change during the period in deferred tax assets and liabilities.

  Use of Estimates

     The preparation of these statements of operations, changes in shareholders' equity and cash flows in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect disclosures and amounts reported in these state-

                            THE BURRIDGE GROUP INC.

ments of operations, changes in shareholders' equity and cash flows. Actual results could differ from those estimates.

3. CONCENTRATION OF CREDIT RISK

     The Company maintains its cash accounts with a major Chicago-based commercial bank. Accounts at this bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to $100,000. At December 30, 1996 and at December 31, 1995 and 1994, the Company had $339,064, $252,348 and $61,415,
respectively, which was in excess of the FDIC insurance limit.

     During the period January 1, 1996 to December 30, 1996 and during the years ended December 31, 1995 and 1994, the Company derived approximately 10%, 11% and 13% of its revenue, respectively, from a managed account program sponsored by one national brokerage firm.

4. LEASE COMMITMENTS

     The Company entered into a lease agreement for office facilities in January, 1994. Leased office facilities are under a sublease agreement with an unrelated third party and this sublease is subordinate to a master lease agreement dated July 15, 1983. The Company's lease expires on August 31, 1998 and provides for certain base rental charges and escalation charges for real estate taxes and building maintenance costs. The Company has an option to terminate its lease after January 1, 1997. Termination can be effected upon giving eight months written notice and making a termination payment based on the unamortized balance of construction allowances, concessions or costs previously incurred. As of December 30, 1996, the termination fee was approximately $23,800.

     Minimum annual rental commitments are as follows:

                1997.............................................  $272,489
                1998.............................................   181,659

     Rental expense was $262,579, $180,891 and $144,449 for the period January 1, 1996 to December 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

5. STOCK OPTION PLAN

     The Company has a stock option plan whereby an option to purchase common shares was granted to an employee at a price determined by the Company's Board of Directors which, in the opinion of the Board of Directors, equaled or exceeded the fair market value at the date of grant. Options granted under this plan are exercisable in accordance with an employment agreement dated September 1, 1994. This agreement allows the employee to have the option to purchase 250 shares of common stock for $518 per share on September 1, 1997 or earlier if more than 50% of the outstanding shares of the Company's common stock are acquired by an outside third party. The stock options expire upon termination of employment.

     Should the option be exercised, the Company has the right of first refusal to acquire shares issued under this plan in the event of a sale by an employee. In addition, the Company has an obligation to purchase the shares of an employee in event of death at a price defined in the plan.

6. PROFIT SHARING PLAN

     The Company had a 401(k) profit sharing plan that covered all employees who met the minimum service requirements, as defined. Under the terms of the plan, participants may contribute on a tax-deferred basis up to 15% of their compensation or the maximum amount allowable by the current tax law. The Company, under the terms of the plan, may make discretionary contributions at

                            THE BURRIDGE GROUP INC.

a rate determined on a quarterly basis. The Company matching was $26,000, $19,300 and $15,000 for the period January 1, 1996 to December 30, 1996 and for the years ended December 31, 1995 and 1994, respectively.

7. INCOME TAXES

     As a corporation registered in the State of Illinois, the Company pays taxes as a stand-alone corporation at the state and federal level. A summary of the provision (benefit) for income taxes is as follows:

                                                     JANUARY 1,       YEAR ENDED DECEMBER
                                                         TO                   31,
                                                    DECEMBER 30,     ---------------------
                                                        1996           1995         1994
                                                    ------------     --------     --------
    Federal:
      Current.....................................    $(10,424)      $ 43,505     $ 25,700
      Deferred....................................      23,084        (18,109)     (28,900)
    State:
      Current.....................................      (2,098)        12,667        9,008
      Deferred....................................       6,638         (3,688)      (8,492)
                                                      --------       --------     --------
    Provision (benefit) for income taxes..........    $ 17,200       $ 34,375     $ (2,684)
                                                      ========       ========     ========

     The effective income tax rate differs from the amount computed on income before income taxes by applying the U.S. federal income tax rate because of the effect of the following items:

                                                               JANUARY 1,       YEAR ENDED
                                                                   TO          DECEMBER 31,
                                                              DECEMBER 30,     -------------
                                                                  1996         1995     1994
                                                              ------------     ----     ----
    Tax provision at U.S. federal income tax rate...........        34%         34%      34%
    Nondeductible expenses..................................        42          19      (34)
    State income taxes, net of federal income tax expense
      (benefit).............................................       (10)          8       (1)
    Rate differential for surtax exemption..................        (4)        (13)      11
    Depreciation deferral adjustment........................       (13)         --       --
    Other...................................................        --          (3)      --
                                                                   ---         ---      ---
                                                                    49%         45%      10%
                                                                   ===         ===      ===

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Quadrant Corp.:

     We have audited the accompanying combined statements of income of First Quadrant Institutional and First Quadrant Limited (a division and subsidiary, respectively, of First Quadrant Corp.) for the period from January 1, 1996 to March 25, 1996 and the year ended December 31, 1995. These combined statements of income are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements of income based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined statements of income referred to above present fairly, in all material respects, the combined results of operations of First Quadrant Institutional and First Quadrant Limited in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Los Angeles, California
July 24, 1997

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                         COMBINED STATEMENTS OF INCOME
         FOR THE PERIOD JANUARY 1, 1996 THROUGH MARCH 25, 1996 AND THE
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                           1996       1995
                                                                          ------     -------
Revenue:
  Asset based management fees...........................................  $3,891     $15,472
  Performance based management fees.....................................      --       5,210
  Other.................................................................      --          93
                                                                          ------     -------
          Total revenue.................................................   3,891      20,775
                                                                          ------     -------
Expenses:
  Salaries and benefits.................................................     853       4,451
  Incentive compensation and bonuses....................................     832       7,061
  Investment and other purchased services...............................     443       1,955
  Marketing.............................................................     312       1,505
  Professional fees.....................................................     237         401
  Occupancy.............................................................     201       1,173
  Depreciation and amortization.........................................     130         607
  Telephone and postage.................................................      61         351
  Office supplies.......................................................      19         122
  Other.................................................................      93         744
                                                                          ------     -------
          Total expenses................................................   3,181      18,370
                                                                          ------     -------
          Income before income taxes....................................     710       2,405
Income taxes............................................................     328       1,091
                                                                          ------     -------
          Net income....................................................  $  382     $ 1,314
                                                                          ======     =======

            See accompanying Notes to Combined Statements of Income.

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

                     NOTES TO COMBINED STATEMENTS OF INCOME
         FOR THE PERIOD JANUARY 1, 1996 THROUGH MARCH 25, 1996 AND THE
                          YEAR ENDED DECEMBER 31, 1995

1. GENERAL INFORMATION

     First Quadrant Institutional and First Quadrant Limited (collectively known as the "Company") were a division and wholly owned subsidiary, respectively, of First Quadrant Corp. ("FQC"). FQC was a wholly owned subsidiary of Talegen Holdings, Inc. ("Talegen"), which is wholly owned by Xerox Financial Services, Inc., a wholly owned subsidiary of Xerox Corporation ("Xerox"). On January 17, 1996 Affiliated Managers Group, Inc. ("AMG") entered into a Stock Purchase Agreement with Talegen to have First Quadrant Holdings, Inc. ("FQ Holdings") (a wholly owned subsidiary of AMG) purchase all of the capital stock of FQC from Talegen. At the close of business on March 25, 1996, FQC transferred certain investment advisory contracts and substantially all of its assets, excluding the investment in First Quadrant Limited, and substantially all liabilities to the newly established First Quadrant, L.P., for which FQC serves as the general partner. On March 28, 1996, AMG completed the purchase from Talegen.

     In conjunction with the purchase of First Quadrant Institutional described above, 100% of the stock of First Quadrant Limited previously owned by FQC was contributed to a newly formed partnership, First Quadrant U.K. L.P., for which FQC serves as the general partner. First Quadrant Institutional and First Quadrant Limited constitute the continuing operations of FQC which are now majority owned by AMG.

     FQC, which commenced operations in 1985, is a registered investment advisor under the investment Advisors Act of 1940 (the "Act"). The primary business of First Quadrant Institutional was to provide advisory, evaluation, and research services relating to the acquisition and disposition of marketable securities, including derivative financial instruments. First Quadrant Limited (formerly Barbican Capital Management, Ltd.), which was wholly owned by FQC, is a foreign investment advisory concern whose primary business is similar to that of First Quadrant Institutional.

     On August 31, 1995 FQC sold its division, First Quadrant Insurance, and its 25% ownership in Seneca, Inc., a registered investment advisor under the Act, to American Re Asset Management, Inc. All activity relating to the operations of First Quadrant Insurance and Seneca, Inc., including the gain recognized on the sale, are not reflected in the accompanying financial statements.

     An integral part of managing the Company's domestic and global tactical asset allocation and tactical currency allocation strategies for clientIs investment accounts involves the use of derivative financial instruments. These instruments are securities that provide an economic payoff contingent upon the value of other assets such as stock and bond prices or market index values. The Company directs the purchase of these instruments only on behalf of client accounts and in accordance with written guidelines established in the individual investment contracts with each client. The instruments purchased are exchange traded futures, options, and foreign currency contracts, all of which are valued at market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying statements of income have been presented on a combined basis of accounting. All transactions between First Quadrant Institutional and First Quadrant Limited have been eliminated in the combined statements of income.

  Depreciation and Amortization

     Depreciation and amortization on property is computed on a straight-line basis over the estimated useful lives of the assets (generally one to eight years). Depreciation and amortization on

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED leasehold improvements is computed on a straight-line basis over the shorter of their useful lives or the term of the lease.

  Revenue Recognition

     Asset based management fee income represents fees for managing the underlying assets of customers. Performance based management fees are earned based upon the Company's investment management returns related to a client's portfolio relative to the passive returns of a benchmark index, or composite of indices generally computed on an annual basis.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to deferred tax assets would not be realized.

  Postretirement Benefits

     The cost of postretirement benefits is recognized in the financial statements during the employee's active working career.

  Foreign Currency Translation

     First Quadrant Limited was responsible for 21% and 8% of the total revenues and 10% and 8% of the total expenses generated by the Company in the period from January 1, 1996 through March 25, 1996 and the year ended December 31, 1995.

     In accordance with SFAS No. 52, "Accounting for Foreign Currency Translation," First Quadrant Limited's assets and liabilities are translated to U.S. dollars at year-end exchange rates, revenues and expenses at average exchange rates during the year and shareholder's equity at historical exchange rates. Gains and losses resulting from translation of the financial statements are excluded from the combined statement of income and are recorded directly to a separate component of shareholder's equity.

  Use of Estimates

     Management of the Company has made certain estimates and assumptions in the preparation of these consolidated statements of income in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

3. INCENTIVE COMPENSATION AND BONUSES

     Through December 31, 1995 the Company had an incentive compensation plan that provided incentive compensation to certain employees. A portion of the incentive compensation pool was based on revenues from unaffiliated companies. The remaining amount was discretionary, although it could not exceed certain compensation levels. The incentive compensation plan was amended effective December 31, 1995 to provide for no further incentive compensation awards. All bonuses accrued during the period from January 1, 1996 through March 25, 1996 were based on earnings of First Quadrant Institutional during that period and were allocated at the discretion of management.

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED

4. INCOME TAXES

     Xerox and Talegen and in turn, Talegen and FQC, entered into a tax allocation agreement effective in 1983 which provided that Talegen and its subsidiaries, including FQC, would pay or be reimbursed by Xerox for the tax liabilities or benefits generated due to the inclusion of Talegen and its subsidiaries in the Xerox consolidated Federal income tax return. The right to reimbursement from Xerox for any tax benefits did not expire due to any statutory period of limitation under the Internal Revenue Code. The agreement generally provided that Talegen subsidiaries, including FQC, would compute their income tax liability on a separate return basis.

     The actual tax provision differs from the statutory Federal tax rate of 35% due to the following:

                                                                        1996     1995
                                                                        ----     ----
        U.S. Federal statutory income tax rate........................  35.0%    35.0%
        State income taxes, net of Federal income tax benefit.........   6.6      6.0
        Meals and entertainment.......................................   1.2      1.5
        Other.........................................................   3.4      2.9
                                                                        ----     ----
             Effective income tax rate................................  46.2%    45.4%
                                                                        ====     ====

     The treatment of incentive and deferred compensation gives rise to the significant portion of the Company's deferred tax assets. The provision (benefit) for income taxes for the period ended March 25, 1996 and the year ended December 31, 1995, consists of the following (in thousands):

                                                                 CURRENT   DEFERRED   TOTAL
                                                                 -------   --------   ------
    1996:
      Federal..................................................  $    93    $  163    $  256
      State....................................................        1        71        72
                                                                  ------     -----    ------
                                                                 $    94    $  234    $  328
                                                                  ======     =====    ======
    1995:
      Federal..................................................  $ 1,178    $ (310)   $  868
      State....................................................      311       (88)      223
                                                                  ------     -----    ------
                                                                 $ 1,489    $ (398)   $1,091
                                                                  ======     =====    ======

5. PENSIONS

     Talegen had a principal noncontributory defined benefit pension plan ("Plan") that covered substantially all employees of the Company who met eligibility requirements. The Plan provided benefits that were based on total years of service and compensation during an employee's last five years of employment. Contributions were made to the Plan in an amount deductible and in accordance with funding standards established under the Internal Revenue Code as amended by the Employee Retirement Income Security Act of 1974. Effective July 1, 1993, Talegen amended the Plan with the effect of limiting the accrual of further benefits to its participants under the terms of the Plan. Total pension costs allocated to the Company approximated $4,000 and $41,000 in 1996 and 1995, respectively.

6. OTHER POSTEMPLOYMENT BENEFITS ("OPEB")

     Talegen provided certain health care and life insurance benefits for retired employees. Prior to 1993, substantially all employees, including those employees of the Company, became eligible for these benefits if they reached normal retirement age (or age 55 under certain circumstances), with

            FIRST QUADRANT INSTITUTIONAL AND FIRST QUADRANT LIMITED a defined minimum period of service, while still working for the Company. In 1993, Talegen announced its intention to limit the retiree medical benefits to those employees who had reached age 50 on January 1, 1994 and who ultimately retired with at least 15 years of service. The total OPEB costs allocated to the Company approximated $4,000 and $6,000 in 1996 and 1995, respectively.

7. LEASES

     The Company is obligated under operating leases which expire in 2003 and 2008 for the Company's Pasadena and London offices respectively. The total rent expense under these operating leases for 1996 and 1995 amounted to approximately $153,000 and $646,000, respectively.

8. RELATED PARTY TRANSACTIONS

     In 1993, the Company entered into agreements with Apprise Corp., an affiliated entity of Talegen, pursuant to which Apprise Corp. provided data processing services (including payroll). The service fee for 1996 and 1995 amounted to approximately $53,000 and $164,000, respectively, and is included in investment and other purchased services.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
GeoCapital Corporation

     We have audited the balance sheets of GeoCapital Corporation (the "Corporation") as of September 30, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years ended September 30, 1996, 1995 and 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years ended September 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
August 15, 1997

                             GEOCAPITAL CORPORATION

                                 BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1995

                                                                       1996           1995
                                                                    ----------     ----------
                                           ASSETS:
Current assets:
  Cash and cash equivalents.......................................  $  144,566     $  176,253
  Investment advisory fees receivable.............................   3,221,314      3,553,142
  Prepaid expenses................................................     191,746        153,066
  Other...........................................................      85,054         49,212
                                                                    ----------     ----------
          Total current assets....................................   3,642,680      3,931,673
Fixed assets, net.................................................      55,738         48,877
                                                                    ----------     ----------
          Total assets............................................  $3,698,418     $3,980,550
                                                                    ==========     ==========

                            LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
  Current liabilities:
     Accounts payable and accrued expenses........................  $   40,118     $   34,732
     Investment advisory fee payable..............................     326,861        200,450
                                                                    ----------     ----------
          Total current liabilities...............................     366,979        235,182
  Deferred taxes payable..........................................     130,429        219,427
  Investment advisory fee payable.................................     682,465        481,574
                                                                    ----------     ----------
          Total other liabilities.................................     812,894        701,001
                                                                    ----------     ----------
          Total liabilities.......................................   1,179,873        936,183
                                                                    ----------     ----------
Commitments (Note 4)
Stockholders' equity:
  Common stock -- par value $1 per share, 100 shares authorized,
     issued and outstanding.......................................         100            100
  Retained earnings...............................................   2,585,112      3,110,934
                                                                    ----------     ----------
                                                                     2,585,212      3,111,034
  Less:
     Treasury stock, at cost, 20 shares...........................     (66,667)       (66,667)
                                                                    ----------     ----------
     Total stockholders' equity...................................   2,518,545      3,044,367
                                                                    ----------     ----------
          Total liabilities and stockholders' equity..............  $3,698,418     $3,980,550
                                                                    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                             GEOCAPITAL CORPORATION

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                     1996            1995            1994
                                                  -----------     -----------     -----------
Revenue:
  Asset based management fee....................  $10,567,586     $ 9,383,581     $ 9,605,446
  Performance based management fee..............    1,446,496       1,657,541       2,431,289
  Other.........................................        6,282           6,382           6,334
                                                  -----------     -----------     -----------
          Total revenue.........................   12,020,364      11,047,504      12,043,069
                                                  -----------     -----------     -----------
Expenses:
  Salaries and benefits.........................    9,449,923       9,202,551      11,041,045
  Occupancy.....................................      287,734         283,594         261,516
  Marketing.....................................      948,246         869,763       1,043,372
  Payroll and other taxes.......................      226,137         220,859         205,060
  Travel and entertainment......................       93,713         123,335         111,488
  Pension expense...............................                     (155,194)        323,619
  Telephone, postage and office expense.........       88,915          89,777          73,107
  Performance fee expense.......................      713,770         303,620         378,404
  Other.........................................      496,866         465,265         364,282
                                                  -----------     -----------     -----------
          Total expenses........................   12,305,304      11,403,570      13,801,893
                                                  -----------     -----------     -----------
          Net loss before provision for income
            taxes...............................     (284,940)       (356,066)     (1,758,824)
                                                  -----------     -----------     -----------
Income tax provision:
  Current.......................................      239,880         217,147         269,564
  Deferred......................................      (88,998)        (33,363)        (86,249)
                                                  -----------     -----------     -----------
                                                      150,882         183,784         183,315
                                                  -----------     -----------     -----------
          Net loss..............................     (435,822)       (539,850)     (1,942,139)
Retained earnings:
  Beginning of year.............................    3,110,934       3,650,784       5,592,923
  Distribution to shareholder...................      (90,000)             --              --
                                                  -----------     -----------     -----------
          End of year...........................  $ 2,585,112     $ 3,110,934     $ 3,650,784
                                                  ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                             GEOCAPITAL CORPORATION

                            STATEMENTS OF CASH FLOW
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                       1996          1995           1994
                                                     ---------     ---------     -----------
Cash flows provided by (used in) operating
  activities:
  Net loss.........................................  $(435,822)    $(539,850)    $(1,942,139)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation..................................     19,632        20,280          18,746
     Deferred taxes................................    (88,998)      (33,363)        (86,249)
  Changes in assets and liabilities:
     Decrease in accounts receivable...............    331,828       680,956       1,409,264
     (Increase)/decrease in prepaid expenses.......    (38,680)      (68,971)         45,356
     Decrease in security deposit..................     --            --                 500
     (Decrease)/increase in accounts payable and
       accrued expenses............................      5,386        (5,970)         18,847
     (Increase)/decrease in other assets...........    (35,842)      (33,982)          8,118
     (Decrease) in pension payable.................     --          (237,857)        (49,141)
     (Decrease) in corporate taxes payable.........     --            --             (79,363)
     (Decrease) in payroll taxes payable...........     --            --                (104)
     Increase in performance fee payable...........    327,302       303,620         378,404
                                                     ---------     ---------     -----------
          Net cash provided by (used in) operating
            activities.............................     84,806        84,863        (277,761)
                                                     ---------     ---------     -----------
Cash flows from investing activities:
  Purchase of equipment............................    (26,493)       (7,437)        (19,908)
  Section 444 deposit..............................     --            --              34,238
                                                     ---------     ---------     -----------
          Net cash provided by (used in) investing
            activities.............................    (26,493)       (7,437)         14,330
                                                     ---------     ---------     -----------
Cash flows from financing activities:
  Distribution to shareholder......................    (90,000)       --             --
                                                     ---------     ---------     -----------
          Net cash used in financing activities....    (90,000)       --             --
                                                     ---------     ---------     -----------
          Net increase (decrease) in cash and cash
            equivalents............................    (31,687)       77,426        (263,431)
Cash and cash equivalents:
     Beginning.....................................    176,253        98,827         362,258
                                                     ---------     ---------     -----------
     Ending........................................  $ 144,566     $ 176,253     $    98,827
                                                     =========     =========     ===========
Supplemental disclosure of cash flow information:
  Income taxes paid................................  $ 268,995     $ 281,023     $   297,711
                                                     =========     =========     ===========
  Interest paid....................................  $  --         $  13,830     $   --
                                                     =========     =========     ===========

   The accompanying notes are an integral part of these financial statements.

                             GEOCAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     GeoCapital Corporation (the "Corporation") is a Subchapter S Corporation incorporated under the laws of the State of Delaware and commenced operations on July 23, 1979.

     The Corporation's business is to provide investment advisory services to individuals, corporations, pension plans and non-profit organizations which are located nationwide. Advisory fees are based on a percentage of assets managed for all but two major clients for the year ended September 30, 1996 and three major clients for the years ended September 30, 1995 and 1994. For these major clients, the advisory fee is a performance based contract.

     A summary of the Corporation's significant accounting policies follows:

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Corporation considers cash in banks, on hand and invested in money market funds to be cash equivalents.

  Revenue Recognition

     The Corporation's revenue consists primarily of asset-based and performance-based investment advisory fees. Investment advisory fees from managed accounts are billed on a quarterly basis at the beginning of the quarter and recorded on a monthly basis over the quarter. Any fees collected in advance are deferred and recognized as income over the period earned.

  Property and Equipment

     Property and equipment is stated at cost. Property and equipment are being depreciated over its estimated useful life of 5 years using the straight-line method. Maintenance, repairs and minor renewals are expensed as incurred.

  Income Taxes

     Deferred taxes are provided on a liability method whereby deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The principal source of deferred taxes relates to the cash basis of accounting used for tax purposes.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             GEOCAPITAL CORPORATION

2. PROPERTY AND EQUIPMENT:

     Property and equipment for the years ended September 30, 1996 and 1995 is summarized as follows:

        Furniture and fixtures...............................  $149,321     $122,828
        Accumulated depreciation.............................   (93,583)     (73,951)
                                                               --------     --------
                                                               $ 55,738     $ 48,877
                                                               ========     ========

3. PENSION PLAN:

     For the period beginning October 1, 1983 through April 30, 1995, the Corporation had a defined benefit pension plan (the "Plan") covering substantially all of its employees. The benefits were based on years of service and the employee's compensation during the last year of employment. The Corporation's funding policy was to contribute annually the maximum amount that could be deducted for federal income tax purposes. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The amount contributed by the Corporation for the year ended September 30, 1994 was $237,857. Due to an over accrual of pension expense for the year ended September 30, 1994, the Corporation reduced pension expense by the amount of $155,194 for the year ended September 30, 1995. Effective April 30, 1995, the Corporation terminated its defined benefit pension plan for all employees. Upon termination of the Plan, all vested amounts were transferred into an IRA or 401(k) plan at the direction of the employees.

     In addition, all Corporation employees are eligible to participate in the 401(k) plan, effective May 1, 1996. The Corporation, at its discretion, can match a portion of the employee contributions. The Corporation did not make a 401(k) contribution for the year ended September 30, 1996.

4. COMMITMENTS AND CONTINGENCIES:

     The Corporation currently leases office space from Sandler Capital Management under a lease that provides for an annual expense of $220,000 plus additional rent for escalation charges and after hours heating and air conditioning. The lease expires on November 29, 2000. For the years ended September 30, 1994 and 1995, the Corporation had a similar lease agreement where the Corporation leased office space from Sandler Capital Management for an annual expense of $200,000. The lease expired on November 29, 1995. The following is a schedule of future minimum lease payments required under this lease:

                                                                     AS OF
                                                                 SEPTEMBER 30,
                                                                     1996
                                                                 -------------
                1997...........................................    $ 220,000
                1998...........................................      220,000
                1999...........................................      220,000
                2000...........................................      220,000
                2001...........................................       36,667
                                                                    --------
                          Total................................    $ 916,667
                                                                    ========

5. PROVISION FOR CORPORATE INCOME TAXES:

     No provision for Federal income taxes has been accrued due to the shareholders' election to be treated as an "S" Corporation for income tax purposes as of September 28, 1979. As an "S" Corporation, income or loss and credits are passed to the shareholders to be reported on their

                             GEOCAPITAL CORPORATION
individual personal income tax returns. Provision has been made for State and local taxes as follows for the years ended:

                                                                                  NET
                                                      CURRENT      DEFERRED      TAXES
                                                      --------     --------     --------
    SEPTEMBER 30, 1996
    New York State tax and surcharge................  $  4,732     $(39,420)    $(34,688)
    Minnesota State tax.............................     7,000        --           7,000
    California State tax............................     4,502        --           4,502
    New York City general corporation tax...........   223,646      (49,578)     174,068
                                                      --------     --------     --------
              Total.................................  $239,880     $(88,998)    $150,882
                                                      ========     ========     ========

    SEPTEMBER 30, 1995
    New York State tax and surcharge................  $  1,500     $(10,951)    $ (9,451)
    Minnesota State tax.............................       300        --             300
    California State tax............................       800        --             800
    New York City general corporation tax...........   214,547      (22,412)     192,135
                                                      --------     --------     --------
              Total.................................  $217,147     $(33,363)    $183,784
                                                      ========     ========     ========

    SEPTEMBER 30, 1994
    New York State tax and surcharge................  $  1,500     $(20,436)    $(18,936)
    Minnesota State tax.............................       600        --             600
    California State tax............................       800        --             800
    New York City general corporation tax...........   266,664      (65,813)     200,851
                                                      --------     --------     --------
              Total.................................  $269,564     $(86,249)    $183,315
                                                      ========     ========     ========

6. PERFORMANCE FEE PAYABLE:

     The Corporation has entered into a "performance-based" investment fee contract with the State of Minnesota through June 30, 2001. As at September 30, 1996, the account's performance did not meet the "benchmark" contracted amount. As such a payable has been recorded. It is the opinion of management that the performance fee will be recovered in future years. Based on the performance, under the contract to date, the future performance fee payable is as follows:

                Current portion.................................  $  326,861
                Non-current portion.............................     682,465
                                                                  ----------
                                                                  $1,009,326
                                                                  ==========

7. CONCENTRATION OF CREDIT RISK:

     The Corporation maintains its cash balances in one major New York City bank. The balance in this account usually exceeds the insurance limit of the Federal Deposit Insurance Corporation. Two clients comprise a significant portion of the investment advisory fee receivable balance. The receivables from these 2 clients for the years ended September 30, 1996 and 1995 are $676,168, $844,058, respectively.

8. TREASURY STOCK:

     In 1982, the Corporation repurchased 20 shares of common stock from an employee in conjunction with the termination of his employment with the Corporation.

                             GEOCAPITAL CORPORATION

9. SUBSEQUENT EVENTS:

     On August 15, 1997, Affiliated Managers Group, Inc. ("AMG"), AMG Merger Sub, Inc. (a wholly-owned subsidiary of AMG) ("Merger-Sub"), the Corporation, the stockholders of the Corporation and GeoCapital, LLC (the "LLC") entered into a definitive agreement whereby the Corporation will merge with and into Merger-Sub after the Corporation has contributed all of its assets and liabilities to the LLC, of which the Corporation is the manager member.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Tweedy, Browne Company L.P.

     We have audited the balance sheets of Tweedy, Browne Company L.P. (the "Partnership") as of September 30, 1996 and 1995, and the related statements of operations and cash flows for the years ended September 30, 1996, 1995 and 1994 and changes in partners' capital for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years ended September 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
August 15, 1997

                          TWEEDY, BROWNE COMPANY L.P.

                                 BALANCE SHEETS
                       AS OF SEPTEMBER 30, 1996 AND 1995

                                                                       1996           1995
                                                                    ----------     ----------
ASSETS:
Current assets:
  Cash and cash equivalents.......................................  $1,862,821     $1,357,325
  Investment advisory fees receivable.............................   1,959,953      1,301,965
  Receivable from clearing broker.................................     153,338         91,520
  Other current assets............................................      43,187        119,883
                                                                    ----------     ----------
          Total current assets....................................   4,019,299      2,870,693
                                                                    ----------     ----------
Fixed assets, net.................................................     963,578        672,459
Deposit with Internal Revenue Service.............................   1,537,950        982,216
Secured demand notes receivable...................................     800,000        800,000
                                                                    ----------     ----------
          Total assets............................................  $7,320,827     $5,325,368
                                                                    ==========     ==========

LIABILITIES AND PARTNERS' CAPITAL:
Liabilities:
  Current liabilities:
     Accrued compensation.........................................  $  914,154     $  746,159
     Accounts payable and accrued liabilities.....................     324,811        358,308
     Investment advisory fee payable..............................     159,628         33,437
                                                                    ----------     ----------
          Total current liabilities...............................   1,398,593      1,137,904
                                                                    ----------     ----------
Subordinated indebtedness.........................................     800,000        800,000
                                                                    ----------     ----------
          Total liabilities.......................................   2,198,593      1,937,904
                                                                    ----------     ----------
Commitments (Note 5)
Partners' capital:
  Limited partners................................................   2,824,600      1,865,905
  General partners................................................   2,297,634      1,521,559
                                                                    ----------     ----------
          Total partners' capital.................................   5,122,234      3,387,464
                                                                    ----------     ----------
          Total liabilities and partners' capital.................  $7,320,827     $5,325,368
                                                                    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                            STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                     1996            1995            1994
                                                  -----------     -----------     -----------
Revenue:
  Asset based management fees...................  $28,478,019     $21,194,915     $14,271,772
  Commissions...................................    5,129,042       3,391,933       4,514,852
  Other.........................................        3,091         508,325           3,365
                                                  -----------     -----------     -----------
          Total revenue.........................   33,610,152      25,095,173      18,789,989
                                                  -----------     -----------     -----------
Expense:
  Salaries and benefits.........................    2,321,432       2,393,499       2,146,180
  Commissions and clearing charges..............    1,586,889       1,058,802       1,350,824
  Occupancy.....................................      534,813         531,792         505,625
  Incentive compensation and bonuses............    3,289,713       2,574,213       1,838,576
  NYC unincorporated business tax...............      829,399         545,545         407,166
  Mutual fund expenses..........................      419,410         470,027         324,378
  Computer expenses.............................      530,254         350,862         269,939
  Investment and other purchased services.......      485,080         520,247         545,663
  Insurance.....................................      261,188         268,439         274,052
  Professional fees.............................      283,800         236,782         642,922
  Office supplies...............................      206,194         193,919         163,108
  Depreciation and amortization.................      330,678         154,649         115,075
  Marketing.....................................      175,460         151,266         104,463
  Telephone and postage.........................      169,978         166,167         142,767
  Other.........................................      414,858         386,236         298,143
                                                  -----------     -----------     -----------
          Total expenses........................   11,839,146      10,002,445       9,128,881
                                                  -----------     -----------     -----------
          Net income............................  $21,771,006     $15,092,728     $ 9,661,108
                                                  ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

                                                 LIMITED          GENERAL
                                                 PARTNERS         PARTNERS          TOTAL
                                               ------------     ------------     ------------
Balance, September 30, 1994..................  $  1,420,209     $  1,420,209     $  2,840,418
Transfer general partner to limited
  partner....................................       174,435         (174,435)         --
Net income for the year ended September 30,
  1995.......................................     8,338,735        6,753,993       15,092,728
Partners' drawings...........................    (8,067,474)      (6,478,208)     (14,545,682)
                                               ------------     ------------     ------------
Balance, September 30, 1995..................     1,865,905        1,521,559        3,387,464
Net income for the year ended September 30,
  1996.......................................    11,976,864        9,794,142       21,771,006
Partners' drawings...........................   (11,018,169)      (9,018,067)     (20,036,236)
                                               ------------     ------------     ------------
Balance, September 30, 1996..................  $  2,824,600     $  2,297,634     $  5,122,234
                                               ============     ============     ============

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                             1996             1995             1994
                                                         ------------     ------------     ------------
Cash flows from operating activities:
  Commissions received.................................  $  5,049,425     $  3,493,004     $  4,658,804
  Asset based management fees received.................    27,946,222       20,850,629       14,091,720
  Other income received................................           970          508,325            3,909
  Salaries, benefits, incentive compensation and
    bonuses paid.......................................    (5,443,150)      (4,913,403)      (3,443,986)
  Commissions and clearing charges paid................    (1,566,967)      (1,118,357)      (1,445,059)
  Occupancy tax paid...................................      (535,382)        (531,765)        (505,625)
  NYC unincorporated business taxes paid...............      (873,903)        (448,251)        (454,138)
  Professional fees paid...............................      (264,977)        (253,492)        (651,768)
  Other operating expenses paid........................    (2,669,671)      (2,393,562)      (2,112,150)
                                                         ------------     ------------     ------------
         Net cash provided by operating activities.....    21,642,567       15,193,128       10,141,707
                                                         ------------     ------------     ------------
Cash flows from investing activities:
  Capital expenditures.................................      (621,797)        (276,508)        (108,704)
  Deposit with the IRS.................................      (555,734)        (326,211)        (213,487)
  Decrease (increase) in other current assets..........        76,696          (78,986)           8,016
  (Decrease) increase in other current liabilities.....            --          (15,213)           8,609
                                                         ------------     ------------     ------------
         Net cash used in investing activities.........    (1,100,835)        (696,918)        (305,566)
                                                         ------------     ------------     ------------
Cash flows from financing activities:
  Cash withdrawn by partners during the year...........   (20,036,236)     (14,545,683)     (10,152,059)
                                                         ------------     ------------     ------------
Increase (decrease) in cash and cash equivalents.......       505,496          (49,473)        (315,918)
Cash and cash equivalents, beginning of year...........     1,357,325        1,406,798        1,722,716
                                                         ------------     ------------     ------------
         Cash and cash equivalents, end of year........  $  1,862,821     $  1,357,325     $  1,406,798
                                                         ============     ============     ============
Reconciliation of net income to net cash provided by
  operating activities:
  Net income...........................................  $ 21,771,006     $ 15,092,728     $  9,661,108
                                                         ------------     ------------     ------------
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization........................       330,678          154,649          115,075
  Changes in assets and liabilities:
  Increase in investment advisory fees receivable......      (657,988)        (348,933)        (178,010)
  (Increase) decrease in receivable from clearing
    broker.............................................       (61,818)          41,516           49,397
  Increase in other current assets.....................                                          (6,119)
  Increase in accounts payable, accrued liabilities and
    other current liabilities..........................       260,689          253,168          500,256
                                                         ------------     ------------     ------------
         Total adjustments.............................      (128,439)         100,400          480,599
                                                         ------------     ------------     ------------
Net cash provided by operating activities..............  $ 21,642,567     $ 15,193,128     $ 10,141,707
                                                         ============     ============     ============

   The accompanying notes are an integral part of these financial statements.

                          TWEEDY, BROWNE COMPANY L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Business

     Tweedy, Browne Company L.P. (the "Partnership" or the "Company") is a limited partnership organized in the state of Delaware, registered with the Securities and Exchange Commission as a broker-dealer and an investment advisor, and is a member of the National Association of Securities Dealers. The partnership consists of three general partners who are also limited partners and a limited partner who retired as a general partner in 1995. The Limited Partnership Agreement (the "Agreement") provides for allocation of net profits and net losses as of the end of each fiscal period, as defined, to the General Partners and the Limited Partners in proportion to their respective interests, as defined in the Agreement.

     The Partnership shall continue until July 1, 2038 unless terminated sooner as provided in the Agreement.

     In September of 1993, the Company opened a branch office in London, England to conduct securities research in connection with foreign investments. All accounts are maintained in U.S. dollars.

     A summary of the Company's significant accounting policies follows:

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Partnership considers cash in banks, on hand and invested in money market funds to be cash equivalents.

  Revenue Recognition

     The Company's revenue consists primarily of investment advisory fees and brokerage commissions. Investment advisory fees from managed accounts are billed on a quarterly basis at the beginning of the quarter and recorded on a monthly basis over the quarter. Investment advisory fees from domestic regulated investment companies are billed and recorded on a monthly basis. Brokerage commissions are recorded on a trade date basis and are remitted by the clearing broker on a monthly basis after necessary offsets for clearing charges and execution costs.

  Property and Equipment

     Property and equipment is stated at cost. Property and equipment are being depreciated over its estimated useful life ranging from 5 to 7 years using the straight-line method or an accelerated method beginning in the year it is placed in service. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives.

  Income Taxes

     New York City Unincorporated Business taxes have been provided since the Partnership is not subject to Federal or State income taxes. The Partnership maintains a deposit with the Internal Revenue Service required of partnership entities under Section 444 of the Internal Revenue Code as a condition of electing a fiscal year other than December 31.

  Receivable From Clearing Broker

     The Company is an introducing broker that clears its customer security transactions through Fleet Clearing Corporation on a fully disclosed basis. The Company pays its clearing broker a fixed

                          TWEEDY, BROWNE COMPANY L.P.

ticket charge for clearing its transactions. For the years ended September 30, 1996 and 1995, amounts of $153,338 and $91,520, respectively, are due from Fleet Clearing Corporation consisting principally of commissions due on transactions after deductions for clearing and other execution charges.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT:

     Property and equipment for the years ended September 30, 1996 and 1995 is summarized as follows:

                                                                   1996           1995
                                                                ----------     ----------
    Office equipment..........................................  $  930,584     $  410,332
    Furniture and fixtures....................................     534,547        548,107
    Leasehold improvements....................................     491,318        491,319
                                                                ----------     ----------
                                                                 1,956,449      1,449,758
      Accumulated depreciation................................    (992,871)      (777,299)
                                                                ----------     ----------
                                                                $  963,578     $  672,459
                                                                ==========     ==========

3. SUBORDINATED INDEBTEDNESS:

     On July 1, 1989, the Company entered into a subordinated loan agreement with two of its general partners. In 1995, one of the general partners retired but continues as a limited partner and remains a party to the subordinated loan agreement. The individuals each provided collateralized demand notes of $400,000 to the Company which call for interest at the rate of 6% per annum. These notes become due on September 30, 2006.

     The resulting liability for repayment of such notes is subordinated to all other claims of general creditors. The loan agreement conforms to all the requirements of Appendix D to Rule 15c3-1 and is designed to qualify the borrowings as "net capital." The subordinated notes are collateralized by marketable securities of the general partners having a market value at September 30, 1996 and 1995 in excess of $3,800,000 and $7,000,000, respectively. Interest paid on the above subordinated indebtedness amounted to $48,000 for each year.

4. PROFIT SHARING PLAN:

     Effective September 30, 1976, the Company's predecessor corporation, established a non-contributory profit sharing plan which covers all eligible employees of the corporation. This plan complies with the Employee Retirement Income Security Act of 1974 and the Internal Revenue code of 1985. The Company has adopted this plan. This plan was most recently amended on November 15, 1994 retroactive to September 30, 1989. The amounts contributed by the Partnership during 1996, 1995 and 1994 were $404,562, $385,122 and $402,949, respectively, of which $19,562 and $25,122 were due as of the years ended September 30, 1996 and 1995, respectively.

                          TWEEDY, BROWNE COMPANY L.P.

5. COMMITMENTS AND CONTINGENCIES:

     The Company currently leases office space in New York, New York and London, U.K. under lease agreements expiring April 30, 1999 and April 17, 2005, respectively. With respect to the latter either party has the right to terminate by six months written notice as of April 17, 2000. Rent expense under these leases was approximately $724,511, $727,989 and $642,015 in 1996, 1995 and 1994,
respectively. At September 30, 1996, the Company's aggregate future minimum rentals are as follows:

                  FOR THE YEAR ENDED SEPTEMBER 30              NEW YORK      LONDON
        ----------------------------------------------------  ----------     -------
        1997................................................  $  660,000     $17,500
        1998................................................     528,000      14,000
        1999................................................     176,000      14,000
        2000................................................      --           4,170
                                                              ----------     -------
                                                              $1,364,000     $49,670
                                                              ==========     =======

     These minimum rentals are subject to escalation or reduction based upon certain costs incurred by the landlord and, with respect to London, by real estate tax of approximately $10,800 per year for each year that the premise is actually occupied by the Company.

     The Company has entered into a sublease agreement wherein it leases approximately 40% of the 7th floor area to a subtenant who pays rent to the Company based upon the percentage of square footage occupied to the total of the 7th floor square footage. Rent under this sublease will continue through April 30, 1999. For the years ended September 30, 1996, 1995 and 1994, rental income amounted to $172,800, $170,965 and $163,068, respectively, and is included as a reduction of the aggregate rent paid. The Company is also subleasing a portion of its London office.

6. RELATED PARTY TRANSACTIONS:

     In addition to commissions and investment advisory fees from unrelated customers, Tweedy, Browne Company L.P. receives commission income for securities brokerage services performed for two domestic investment partnerships wherein the general partners of the Company are general partners and for four Passive Foreign Investment Companies wherein the general partners of the Company are stockholders and the Company is the investment advisor. For the years ended September 30, 1996, 1995 and 1994, such commissions and investment advisory fees amounted to $655,756, $421,349 and $656,826, respectively, of which $50,110 was owing as of the year ended September 30, 1996. There were no amounts owed as of the year ended September 30, 1995. These commissions are charged on a basis which is common in the industry and which include a discount from the previously regulated rates.

     Effective June 16, 1993, and December 8, 1993, respectively, the Company entered into distribution agreements with Tweedy, Browne Fund Inc. as the exclusive sales agent for Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund (the "Funds"), respectively. The Company is also the investment advisor for the Funds. The general partners of the Company are officers and/or directors of Tweedy, Browne Fund Inc. For the years ended September 30, 1996, 1995 and 1994, the Company earned investment advisory fees from the Funds of $13,893,043, $9,045,914 and $3,801,036, respectively, of which $1,324,801 and $926,123 were owing as of September 30, 1996 and 1995 respectively.

                          TWEEDY, BROWNE COMPANY L.P.

7. NET CAPITAL REQUIREMENT:

     As a registered broker/dealer, the Partnership is subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission. This rule prohibits a broker-dealer from engaging in securities transactions when its aggregate indebtedness exceeds 15 times its net capital as those terms are defined in the net capital rule. Rule 15c3-1 also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1. The Partnership computes its net capital under the aggregate indebtedness method permitted by the rule which requires the Partnership to maintain minimum net capital, as defined, equal to the greater of 6 2/3% of aggregate indebtedness, as defined, or $5,000. At September 30, 1996 and 1995 the Partnership had net capital of $2,701,212 and $1,996,116 which was $2,607,972 and $1,920,256 in excess of its required net capital of $93,240 and $75,860, respectively. The Partnership's net capital ratio was .5178 to 1 and
 .5701 to 1 at September 30, 1996 and 1995, respectively.

     The Partnership is exempt from the provisions of SEC Rule 15c3-3 because it does not receive any Funds or securities in connection with its activities as a broker or dealer, and does not otherwise hold funds or securities for, or owe money or securities to customers.

8. CONCENTRATION OF CREDIT RISK:

     The Company maintains its cash balances in two major New York City banks. The balances in these accounts usually exceed the insurance limits of the Federal Deposit Insurance Corporation.

     The majority of the Partnership's brokerage transactions, and consequently the concentration of its credit exposure, is with broker-dealers, and other financial institutions. In the event counterparties do not fulfill their obligations, the Partnership may be exposed to credit risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. The Partnership seeks to control credit risk by following an established credit approval process, monitoring credit limits, and by requiring collateral where appropriate.

9. SUBSEQUENT EVENTS:

     On August 15, 1997, Affiliated Managers Group, Inc. ("AMG"), the Partnership and the partners of the Partnership entered into a definitive agreement whereby AMG will purchase a majority interest in Tweedy, Browne Company LLC which will succeed to the business of the Partnership.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Alex. Brown & Sons Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                              NUMBER OF
                                                                              SHARES OF
                                                                                COMMON
                                 UNDERWRITER                                    STOCK
    ----------------------------------------------------------------------   ------------
    Goldman, Sachs & Co...................................................
    Alex. Brown & Sons Incorporated.......................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.............................................
                                                                             ------------
         Total............................................................
                                                                             ============

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of shares of Common Stock in the International Offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representative of the International Underwriters is Goldman Sachs International.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing
table, bears to the                shares of Common Stock offered hereby. The
Company has granted the International Underwriters a similar option to purchase
up to an aggregate of                additional shares of Common Stock.

     The Company has agreed, subject to certain exceptions, that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any Common Stock or any securities of the Company which are substantially similar to the Common Stock, or which are convertible into or exchangeable or exercisable for Common Stock or any such other securities, without the prior written consent of the representatives, except for (i) the shares of Common Stock offered in connection with the Offerings, (ii) pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding on the date of this Prospectus and (iii) shares of Common Stock or such other securities issued as consideration in acquisitions, provided that such securities are made subject to such 180-day restrictions.

     In connection with the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the Offerings, the U.S. Underwriters have reserved shares of Common Stock for sale at the initial public offering price to persons associated with the Company. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the U.S. Underwriters on the same basis as the other shares offered hereby.

     Application will be made to list the Common Stock on the NYSE under the
symbol "     ".

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The representatives of the Underwriters have in the past provided, and may in the future from time to time provide, investment banking services to AMG or one or more of the Affiliates, for which they may receive customary fees. Among other things, Goldman, Sachs & Co. recently acted as financial advisor to, and received a customary fee from, the partners of Tweedy, Browne in connection with the Tweedy, Browne Investment.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF
AN OFFER TO BUY ANY SECURITIES OTHER THAN THE
SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES
IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR
SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR
THAT THE INFORMATION CONTAINED HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     8
Use of Proceeds.......................    14
Dividend Policy.......................    14
Dilution..............................    15
Capitalization........................    16
Selected Pro Forma Financial Data.....    17
Selected Historical Financial Data....    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    21
Business..............................    33
Management............................    47
Certain Transactions..................    54
Principal Stockholders................    56
Description of Capital Stock..........    59
Shares Eligible for Future Sale.......    63
Validity of Securities................    65
Experts...............................    65
Additional Information................    65
Index to Financial Statements.........   F-1
Underwriting..........................   U-1

     THROUGH AND INCLUDING           , 1997
(THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION
OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

                                  ,000,000 SHARES

                                   AFFILIATED

                              MANAGERS GROUP, INC.

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

                                     [LOGO]

                            ------------------------
                              GOLDMAN, SACHS & CO.
                               ALEX. BROWN & SONS
                INCORPORATED

                              MERRILL LYNCH & CO.
                    REPRESENTATIVES OF THE U.S. UNDERWRITERS

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

     The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding underwriting discounts and commissions):

                                NATURE OF EXPENSE                                AMOUNT
    -------------------------------------------------------------------------   --------
    SEC Registration Fee.....................................................   $  3,031
                   Filing Fee................................................           *
    NASD Filing Fee..........................................................   $  1,500*
    Accounting Fees and Expenses.............................................           *
    Legal Fees and Expenses..................................................           *
    Printing Expenses........................................................           *
    Blue Sky Qualifications Fees and Expenses................................           *
    Transfer Agent's Fee.....................................................           *
    Miscellaneous............................................................
                                                                                --------
         TOTAL...............................................................   $       *

---------------

(1) The amounts set forth above, except for the SEC and fees, are in each case estimated.

  * To be completed by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VII of the Company's Third Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of the Company's Amended and Restated By-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     Under Section   of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain officers and persons who control the Company within the meaning of the Securities Act of 1933 against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof. In addition, the Company believes that the transactions described in paragraphs (4), (5) and (7) below were exempt from the registration requirements of the Securities Act, by reason of Rule 701 thereunder.

          (1) On May 11, 1995, the Company issued an aggregate of shares of the Company's Series A Convertible Preferred Stock for an aggregate purchase price of shares of the Company's Common Stock and $6 million to Advent VII L.P., Advent Atlantic and Pacific II L.P., Chestnut III Limited Partnership, Chestnut Capital International III Limited Partnership, Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors Limited Partnership, William J. Nutt, Sean M. Healey and Richard E. Floor.

          (2) On November 7, 1995, the Company issued an aggregate of shares of the Company's Series B-1 Voting Convertible
     Preferred Stock for an aggregate purchase price of $7 million to Hartford Accident and Indemnity Company, Advent VII L.P., Advent Atlantic and Pacific II L.P., Chestnut III Limited Partnership, Chestnut Capital International III Limited Partnership, Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors Limited Partnership, William J. Nutt, Sean M. Healey and Richard E. Floor.

          (3) On November 7, 1995, the Company issued an aggregate of shares of the Company's Series B-2 Non-Voting Convertible
     Preferred Stock for an aggregate purchase price of $13 million to NationsBanc Investment Corporation.

          (4) On June 27, 1996, the Company issued an aggregate of shares of the Company's Series B-1 Voting Convertible
     Preferred Stock for an aggregate purchase price of approximately $2.48 million to certain employees and advisers of the Company and its majority-owned subsidiaries, pursuant to the Company's 1995 Stock Purchase Plans.

          (5) The Company issued an aggregate of                shares of the
     Company's Common Stock for purchase prices ranging from $     per share to
     $     per share to certain key employees of the Company.

          (6) On January 2, 1997, the Company issued an aggregate shares of Series B-1 Voting Convertible Preferred Stock with a value of approximately $1.5 million as consideration for shares of capital stock of The Burridge Group Inc. in connection with the Company's investment in Burridge.

          (7) On June 11, 1997, the Company awarded options to purchase up to an
     aggregate        shares of Class A Convertible Preferred Stock to certain
     key employees at an exercise price of $       per share.

          (8) On                , 1997, the Company issued an aggregate
                    shares of Series D-1 Voting Convertible Preferred Stock with a value of approximately $9.6 million in connection with the Company's investment in GeoCapital.

          (9) On                , 1997, the Company issued an aggregate
                    shares of Series C-1 Voting Convertible Preferred Stock and
     warrants to purchase                shares of Series C-2 Non-Voting
     Convertible Preferred Stock for an aggregate purchase price of $30 million.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

    *1.1     Form of Underwriting Agreement
    *1.2     Form of International Underwriting Agreement
    *2.1     Purchase Agreement dated August 15, 1997 by and among the Registrant, Tweedy,
             Browne Company L.P. and the partners of Tweedy, Browne Company L.P. (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
    *2.2     Agreement and Plan of Reorganization dated August 15, 1997 by and among the
             Registrant, AMG Merger Sub, Inc., GeoCapital Corporation, GeoCapital, LLC and
             the stockholders of GeoCapital Corporation (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
    *2.3     Stock Purchase Agreement dated as of January 17, 1996 by and among the
             Registrant, First Quadrant Holdings, Inc., Talegen Holdings, Inc., certain employees of First Quadrant Corp. and the other parties identified therein
             (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
    *2.4     Amendment to Stock Purchase Agreement by and among the Registrant, First
             Quadrant Holdings, Inc., Talegen Holdings, Inc., certain managers of First
             Quadrant Corp. and the Management Corporations identified therein, effective as of March 28, 1996
    *2.5     Partnership Interest Purchase Agreement dated as of June 6, 1995 by and among the Registrant, Mesirow Asset Management, Inc., Mesirow Financial Holdings,
             Inc., Skyline Asset Management, L.P., certain managers of Mesirow Asset
             Management, Inc. and the Management Corporations identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
    *2.6     Amendment, made by and among Mesirow Financial Holdings, Inc. and the
             Registrant, to Partnership Interest Purchase Agreement by and among the
             Registrant, Mesirow Asset Management, Inc., Mesirow Financial Holdings, Inc.,
             Skyline Asset Management, L.P., certain managers of Mesirow Asset Management,
             Inc. and the Management Corporations identified therein, effective as of August
             30, 1995
    *3.1     Form of Amended and Restated Certificate of Incorporation
    *3.2     Form of Restated Certificate of Incorporation
    *3.3     Form of Amended and Restated By-laws
    *4.1     Specimen certificate for shares of Common Stock of the registrant
    *4.2     Credit Agreement dated as of                , 1997 by and among Chase Manhattan
             Bank and the other lenders identified therein and the Registrant (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
    *4.3     Stock Purchase Agreement dated November 7, 1995, by and among the Registrant, TA
             Associates, NationsBank, The Hartford, and the additional parties listed on the signature pages thereto (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
    *4.4     Preferred Stock and Warrant Purchase Agreement dated August 15, 1997 between the
             Registrant and Chase Capital (excluding schedules and exhibits, which the
             Registrant agrees to furnish supplementally to the Commission upon request)
    *4.5     Securities Purchase Agreement dated August 15, 1997 between the registrant and
             Chase Capital (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)

    *5.1     Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered
   *10.1     Amended and Restated Stockholders' Agreement dated                , 1997, by and
             among the Registrant and TA Associates, NationsBank, The Hartford, Chase Capital
             and the additional parties listed on the signature pages thereto
   *10.2     Tweedy, Browne Company LLC Limited Liability Company Agreement dated
                            , 1997 by and among the Registrant and the other members
             identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
   *10.3     GeoCapital, LLC Amended and Restated Limited Liability Company Agreement dated
                            , 1997 by and among the Registrant and the members identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
   *10.4     First Quadrant, L.P. Amended and Restated Limited Partnership Agreement dated
             March 28, 1996 by and among the Registrant and the partners identified therein
             (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
   *10.5     Amendment to First Quadrant, L.P. Amended and Restated Limited Partnership
             Agreement by and among the Registrant and the partners identified therein, effective as of October 1, 1996
   *10.6     Second Amendment to First Quadrant, L.P. Amended and Restated Limited
             Partnership Agreement by and among the Registrant and the partners identified therein, effective as of December 31, 1996
   *10.7     First Quadrant U.K., L.P. Limited Partnership Agreement dated March 28, 1996 by and among the Registrant and the partners identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
   *10.8     Skyline Asset Management, L.P. Amended and Restated Limited Partnership
             Agreement dated August 31, 1995 by and among the Registrant and the partners identified therein (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Commission upon request)
   *10.9     Amendment to Skyline Asset Management, L.P. Amended and Restated Limited
             Partnership Agreement by and among the Registrant and the partners identified therein, effective as of August 1, 1996
  *10.10     Second Amendment to Skyline Asset Management, L.P. Amended and Restated Limited
             Partnership Agreement by and among the Registrant and the partners identified therein, effective as of December 31, 1996
  *10.11     Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan
  *10.12     Affiliated Managers Group, Inc. 1997 Employee Stock Purchase Plan
   *11.1     Statement regarding computation of per share earnings
   *21.1     Schedule of Subsidiaries
   *23.1     Consent of Counsel (to be included in Exhibit 5.1 hereto)
    23.2     Consent of Coopers & Lybrand L.L.P. (Boston)
    23.3     Consent of Coopers & Lybrand L.L.P. (Chicago)
    23.4     Consent of Coopers & Lybrand L.L.P. (New York)
    23.5     Consent of KPMG Peat Marwick LLP
    24.1     Powers of Attorney (See Page II-6)
    27.1     Financial Data Schedule

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules filed as part of this Registration Statement are as follows:

                                                                                         PAGE
                                                                                         ----
     Report of Independent Certified Accountants on Schedule..........................   S-1
     Report of Independent Certified Accountants on Schedule..........................   S-2

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on August 29, 1997.

                                            AFFILIATED MANAGERS GROUP, INC.

                                            By: /s/ WILLIAM J. NUTT

                                              ----------------------------------
                                              WILLIAM J. NUTT
                                              PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                AND CHAIRMAN
                                              OF THE BOARD OF DIRECTORS

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of William J. Nutt, Nathaniel Dalton and Brian J. Girvan such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURES                               TITLE                        DATE
   -----------------------------------   ------------------------------------   ---------------

           /s/ WILLIAM J. NUTT           President, Chief Executive Officer
   -----------------------------------   and Chairman of the Board of
             WILLIAM J. NUTT             Directors (Principal Executive
                                         Officer)                               August 29, 1997

           /s/ BRIAN J. GIRVAN           Senior Vice President (Principal
   -----------------------------------   Financial Officer and Principal
             BRIAN J. GIRVAN             Accounting Officer)                    August 29, 1997

          /s/ RICHARD E. FLOOR
   -----------------------------------
            RICHARD E. FLOOR             Director                               August 29, 1997

           /s/ ROGER B. KAFKER
   -----------------------------------
             ROGER B. KAFKER             Director                               August 29, 1997

          /s/ P. ANDREWS MCLANE
   -----------------------------------
            P. ANDREWS MCLANE            Director                               August 29, 1997

          /s/ W. W. WALKER, JR.
   -----------------------------------
            W.W. WALKER, JR.             Director                               August 29, 1997